UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant 
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PTC Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☑ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-111.

PTC Therapeutics, Inc.

100 Corporate Court

South Plainfield, New Jersey 07080

April 28, 2022

Dear Stockholder:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders of PTC Therapeutics, Inc., on Wednesday, June 8, 2022 at 9:00 a.m., Eastern Time. Due to the continuing public health impact of the ongoing COVID-19 pandemic and to support the health and well-being of our stockholders, directors, employees and communities, the Annual Meeting will be held over the Internet in a virtual meeting format, via live webcast at www.virtualshareholdermeeting.com/PTCT2022. There will not be a physical meeting location for the Annual Meeting and stockholders will not be able to attend the Annual Meeting in person.

The attached Notice of the Annual Meeting and proxy statement provide important information about the Annual Meeting and will serve as your guide to the business to be conducted at the meeting. Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the Annual Meeting and to submit your voting instructions by proxy. Our Board of Directors recommends that you vote "for" each of the proposals listed on the attached Notice.

You may submit your proxy by Internet, by telephone or by requesting, prior to May 25, 2022, a printed or emailed copy of the proxy materials and using the enclosed proxy card. If you submit your proxy before the Annual Meeting but later decide to virtually attend the Annual Meeting, you may still vote at the Annual Meeting.

On behalf of our Board of Directors, management and all of our employees, I thank you for your continuing support and confidence.

As always, we encourage you to vote your shares prior to the Annual Meeting regardless of whether you intend to attend.

Sincerely,

Stuart W. Peltz, Ph.D.
Chief Executive Officer

PTC Therapeutics, Inc.

100 Corporate Court

South Plainfield, New Jersey 07080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 8, 2022

To the Stockholders of PTC Therapeutics, Inc.:

This proxy statement contains information about the 2022 Annual Meeting of Stockholders of PTC Therapeutics, Inc., which we refer to as the Annual Meeting. Due to the continuing public health impact of the ongoing COVID-19 pandemic and to support the health and well-being of our stockholders, directors, employees and communities, the Annual Meeting will be held on Wednesday, June 8, 2022 at 9:00 a.m., Eastern Time, over the Internet in a virtual format, via live webcast at www.virtualshareholdermeeting.com/PTCT2022. There will not be a physical meeting location for the Annual Meeting, and stockholders will not be able to attend the Annual Meeting in person.

At the Annual Meeting, stockholders will consider and act upon the following matters:

1.	To elect the four Class III director nominees nominated by our Board of Directors and named in the proxy statement, each to serve for a term ending in 2025, or until his or her successor has been duly elected and qualified;
2.	To approve the Company’s Amended and Restated 2013 Long-Term Incentive Plan;
3.	To ratify the appointment of Ernst & Young LLP, a registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
4.	To hold an advisory vote to approve named executive officer compensation;
5.	To hold an advisory vote on the frequency of the advisory vote to approve named executive officer compensation; and
6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Instead of mailing a printed copy of our proxy materials to all of our stockholders, we provide access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about April 28, 2022, we will begin mailing a Notice of Internet Availability of Proxy Materials, or Notice, to stockholders of record at the close of business on April 14, 2022, the record date for the Annual Meeting, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request, prior to May 25, 2022, to receive a printed or emailed set of our proxy materials.

We encourage you to vote in one of the following ways:

●	Virtually at the Annual Meeting, by accessing the annual meeting webcast at www.virtualshareholdermeeting.com/PTCT2022 (have your Notice or proxy card in hand when you access the website);
●	Vote over the Internet prior to the Annual Meeting, by going to www.proxyvote.com (have your Notice or proxy card in hand when you access the website);

●	Vote by Telephone, by calling the toll-free number (800) 690-6903 (have your Notice or proxy card in hand when you call); or
●	Vote by Mail, if you received (or requested and received) a printed copy of the proxy materials, by returning the enclosed proxy card (signed and dated) in the envelope provided.

If your shares are held in “street name,” meaning that they are held for your account by a broker or other nominee, you may receive additional instructions from your broker or other nominee on how to vote your shares.

Whether or not you plan to virtually attend the Annual Meeting, we urge you to take the time to vote your shares.

By Order of the Board of Directors,

Timothy Dyer
Secretary
April 28, 2022

PTC Therapeutics, Inc.

100 Corporate Court

South Plainfield, New Jersey 07080

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held on June 8, 2022

These proxy materials are being furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2022 Annual Meeting to be held on Wednesday, June 8, 2022 at 9:00 a.m., Eastern Time, via live webcast at www.virtualshareholdermeeting.com/PTCT2022, or the Annual Meeting Website, and at any adjournment or postponement thereof. Due to the continuing public health impact of the ongoing COVID-19 pandemic and to support the health and well-being of our stockholders, directors, employees and communities, the Annual Meeting will be conducted over the Internet in a virtual format. There will not be a physical meeting location for the Annual Meeting, and stockholders will not be able to attend the Annual Meeting in person.

All proxies will be voted in accordance with the instructions contained in those proxies. If no choice is specified, the proxies will be voted "for" each of the director nominees and "for" each of the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders. You may revoke your proxy at any time before it is exercised at the Annual Meeting by giving our Secretary written notice to that effect.

The Notice of Annual Meeting and proxy statement are first being mailed and/or made available to stockholders on or about April 28, 2022 in conjunction with the delivery of our 2021 Annual Report to Stockholders.

In this proxy statement, unless expressly stated otherwise or the context otherwise requires, the use of "PTC," "the Company," "our," "we" or "us" refers to PTC Therapeutics, Inc., and its subsidiaries. Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

Whether or not you expect to virtually attend the Annual Meeting, please vote as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. You may vote your shares on the Internet by visiting www.proxyvote.com or by telephone by calling 1-800-690-6903 and following the recorded instructions, by requesting, prior to May 25, 2022, a printed or emailed copy of the proxy materials and using the enclosed proxy card or by voting via the Annual Meeting Website at the Annual Meeting. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

Important Notice Regarding Availability of Proxy Materials

for the 2022 Annual Meeting of Stockholders on June 8, 2022

This proxy statement and the 2021 Annual Report to Stockholders are available for viewing, printing and downloading at: http://ir.ptcbio.com/annualmeetingmaterials

All website addresses given in this proxy statement are for information only and are not intended to be an active link or to incorporate any website information into this document.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q.	Why did I receive these proxy materials?	A.

We are providing these proxy materials to you in connection with the solicitation by our Board of Directors, or Board, of proxies to be voted at our Annual Meeting to be held via live webcast at the Annual Meeting Website on Wednesday, June 8, 2022 at 9:00 a.m., Eastern Time. At the Annual Meeting, our stockholders will consider and vote on the matters described in this proxy statement. As of the date of this proxy statement, we are not aware of any business to come before the Annual Meeting other than the matters described herein.

The Notice of Annual Meeting, proxy statement, and voting instructions, together with our 2021 Annual Report, will be made available to each stockholder entitled to vote starting on or about April 28, 2022. These materials are available for viewing, printing and downloading on the Internet at www.proxyvote.com.

Q.	Why is the Annual Meeting a virtual, online meeting?	A.

To support the health and well-being of our stockholders, employees, directors and communities in light of the ongoing COVID-19 pandemic, the Annual Meeting will be a virtual meeting where stockholders will participate by accessing the Annual Meeting Website. There will not be a physical meeting location for the Annual Meeting. In light of the continuing public health and safety concerns related to the ongoing COVID-19 pandemic, we believe that hosting a virtual meeting will facilitate stockholder attendance and participation at the Annual Meeting by enabling stockholders to safely participate remotely from any location around the world. Our virtual meeting will be governed by our Rules of Conduct, which will be made available during the virtual meeting at www.virtualshareholdermeeting.com/PTCT2022. We have designed the Annual Meeting to provide the same rights and opportunities to participate as stockholders have at an in-person meeting, including the right to vote and ask questions through the Annual Meeting Website.

Q.	How do I virtually attend the Annual Meeting?	A.

We will host the Annual Meeting live online. The webcast of the Annual Meeting will start at 9:00 a.m. Eastern Time, on June 8, 2022. Online access to the webcast will open 15 minutes prior to the start of the Annual Meeting to allow time for you to log-in and test your device’s audio system. To be admitted to the Annual Meeting, you will need to log-in at www.virtualshareholdermeeting.com/PTCT2022 using your control number found on your Notice (or your proxy card or voting instruction card).

Q.	Who can vote at the Annual Meeting?	A.	Our Board has fixed April 14, 2022 as the record date for the Annual Meeting. If you were a stockholder of record on the record date, you are entitled to vote (via the webcast or by proxy) all of the shares that you held on that date at the Annual Meeting and at any postponement or adjournment thereof.

On the record date, we had 71,360,039 shares of our common stock outstanding. Each share of common stock entitles its holder to one vote per share. Holders of common stock do not have cumulative voting rights.

Q.	How do I vote?	A.

If (i) you are a stockholder of record, meaning that your shares are registered directly in your name or (ii) your shares are held in "street name," meaning they are held for your account by a broker, bank, trust or other nominee or custodian, then you are considered the beneficial owner of those shares and you may vote:

(1)

Over the Internet prior to the Annual Meeting: Go to www.proxyvote.com. Use the vote control number printed on your Notice (or your proxy card or voting instruction card) to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m., Eastern Time, on June 7, 2022, the day before the Annual Meeting, for your proxy to be valid and your vote to count. If you choose to vote over the Internet, you do not have to return a proxy card (or voting instruction card).

(2)

By Telephone: Call 1-800-690-6903, toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You will need to have the Notice (or your proxy card or voting instruction card) in hand when you call. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., Eastern Time, on June 7, 2022, the day before the Annual Meeting, for your proxy to be valid and your vote to count. If you choose to vote by telephone, you do not have to return the proxy card (or voting instruction card).

(3)

By Mail: If you received a printed or emailed copy of the proxy materials, complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. Broadridge must receive the proxy card by June 7, 2022, the day before the Annual Meeting, for your proxy to be valid and your vote to count. If you sign and return your proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board.

(4)

Virtually at the Meeting: To virtually attend the Annual Meeting, you must access the Annual Meeting Website. To vote at the Annual Meeting via the Annual Meeting Website, use the vote control number printed on your Notice (or your proxy card or voting instruction card) to vote your shares. If you submit your proxy prior to the Annual Meeting and also virtually attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

If your shares are held in “street name,” you may receive additional instructions from your broker or other nominee on how to vote your shares.

Q.	Can I change or revoke my vote?	A.	You may revoke your proxy and change your vote at any time before the Annual Meeting. To do so, you must do one of the following:

(1)

Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 11:59 p.m., Eastern Time, on June 7, 2022.

			(2)	Sign a new proxy and submit it as instructed above. Only your latest dated proxy, received by Broadridge not later than June 7, 2022, will be counted.

(3)

Virtually attend the Annual Meeting via the Annual Meeting Website and use the vote control number printed on your Notice (or your proxy card or voting instruction card) to vote your shares. Your vote at the Annual Meeting will be the vote that is counted. Virtually attending the Annual Meeting will not revoke your Internet vote, telephone vote or proxy, as the case may be, unless you vote at the Annual Meeting.

Q.	Will my shares be voted if I do not return my proxy?	A.

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet prior to the Annual Meeting, by telephone, by returning your proxy or virtually at the Annual Meeting via the Annual Meeting Website.

If your shares are held in street name, your broker or other nominee may, under certain circumstances, vote your shares if you do not timely return your proxy.

Brokers can vote their customers’ unvoted shares on discretionary matters but cannot vote such shares on non-discretionary matters. If you do not timely return a proxy to your broker to vote your shares, your broker may, on discretionary matters, either vote your shares or leave your shares unvoted.

The ratification of the appointment of our independent registered public accounting firm (Proposal 3) is a discretionary matter.

The election of directors (Proposal 1), the vote to approve the Company’s Amended and Restated 2013 Long-Term Incentive Plan (Proposal 2), the advisory vote to approve named executive officer compensation (Proposal 4) and the advisory vote on the frequency of the advisory vote to approve named executive officer compensation (Proposal 5) are each non-discretionary matters.

If your shares are held in street name and you do not vote your shares, your broker or other nominee cannot vote your shares on Proposals 1, 2, 4 or 5. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposals 1, 2, 4 or 5 will not be counted as votes FOR or WITHHELD from any director nominee, with respect to Proposal 1, FOR or AGAINST Proposals 2 and 4 or as votes for 1 YEAR, 2 YEARS OR 3 YEARS, with respect to Proposal 5, and will be treated as "broker non-votes." Broker non-votes will have no effect on the voting on Proposals 1, 2, 3, 4 or 5.

We encourage you to provide voting instructions to your broker or other nominee by giving your proxy to them. This ensures that your shares will be voted virtually at the Annual Meeting according to your instructions.

Q.	How many shares must be present to hold the Annual Meeting?	A.

The holders of a majority in voting power of the common stock issued, outstanding and entitled to vote at the meeting must be virtually present to hold the Annual Meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as "present" any shares that are voted over the Internet prior to the Annual Meeting, by telephone, by completing and submitting a proxy or that are virtually represented at the Annual Meeting. Abstentions and broker non-votes will be counted for the purposes of establishing a quorum at the meeting. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

Q.	What vote is required to approve each proposal and how are votes counted?	A.

Proposal 1—Election of Four Class III Directors

The four director nominees receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. Proposal 1 is a non-discretionary matter. With respect to Proposal 1, you may:

• vote FOR all director nominees;

• vote FOR one or more director nominee(s) and WITHHOLD your vote from the other director nominee(s); or • WITHHOLD your vote from all director nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2—Vote to approve the Company’s Amended and Restated 2013 Long-Term Incentive Plan

To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 2 is a non-discretionary matter. If you vote to ABSTAIN on Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. Voting to ABSTAIN will have no effect on the voting on Proposal 2.

Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm

To approve Proposal 3, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 3 is a discretionary matter. If your shares are held in street name and you do not vote your shares, your broker or other nominee may vote your unvoted shares on Proposal 3. If you vote to ABSTAIN on Proposal 3, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. Voting to ABSTAIN will have no effect on the voting on Proposal 3.

Proposal 4—Advisory Vote to Approve Named Executive Officer Compensation

Proposal 4 asks for a non-binding, advisory vote, so there is no "required vote" that would constitute approval. Proposal 4 is a non-discretionary matter. We value the opinions expressed by our stockholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. If you vote to ABSTAIN on Proposal 4, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. Voting to ABSTAIN will have no effect on the voting on Proposal 4.

Proposal 5—Advisory Vote on the Frequency of the Advisory Vote to Approve Named Executive Officer Compensation

Proposal 5 also asks for a non-binding, advisory vote, so there is no "required vote" that would constitute approval. Proposal 5 is a non-discretionary matter. Our Board of Directors has recommended an annual advisory vote to approve named executive officer compensation, and we believe that stockholders will support that recommendation. However, if another frequency receives more votes, our Board of Directors will take that fact into account when making its decision on how often to hold executive compensation advisory votes. If you vote to ABSTAIN on Proposal 5, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. Voting to ABSTAIN will have no effect on the voting on Proposal 5.

Q.	Are there other matters to be voted on at the Annual Meeting?	A.

We do not know of any matters that may come before the Annual Meeting other than the matters listed in the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q.	Who may attend and ask questions at the Annual Meeting?	A.

All stockholders of record on our books at the close of business on April 14, 2022, the record date for the Annual Meeting, may attend the meeting. Stockholders may submit questions during the Annual Meeting. If you wish to submit a question, you may do so by logging into the virtual meeting platform during the Annual Meeting Website, typing your question into the “Ask a Question” field, and clicking “Submit.” We will answer questions on any matters related to the proposals to be voted on by the stockholders at the Annual Meeting before voting is closed. We do not intend to address any questions that are not in compliance with the Rules of Conduct and Procedures for the Annual Meeting, which will be made available on the Annual Meeting Website, including questions that are, among other things, irrelevant to the Company’s business, relate to material non-public information or relate to personal grievances.

Q.	What if I experience technical difficulties at the Annual Meeting?	A.

If you encounter any difficulties accessing the Annual Meeting during the check-in beginning at 8:45 a.m. Eastern Time or meeting time beginning at 9:00 a.m. Eastern Time, please call 800-586-1548 (Toll Free - US) or 303-562-9288 (International) for assistance. Technical support will be available beginning at 8:45 a.m. Eastern Time on June 8, 2022 through the conclusion of the Annual Meeting.

Q.	Where can I find the voting results?	A.	We will report the voting results in a Current Report on Form 8-K within four business days following the adjournment of the Annual Meeting.

Q.	What are the costs of soliciting these proxies?	A.	We will bear the cost of soliciting proxies. We have retained Alliance Advisors, LLC, to act as a proxy solicitor in connection with the Annual Meeting. We have agreed to pay Alliance Advisors, LLC $25,000, plus reasonable out-of-pocket expenses, for proxy solicitation services. In addition, our directors, officers and employees may solicit proxies without additional compensation. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

CORPORATE GOVERNANCE

Our Board believes that good corporate governance is important to ensure that our Company is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted to further this goal. Complete copies of the committee charters, Code of Business Conduct and Ethics and Corporate Governance Guidelines described below are available on the Corporate Governance page of the Investors section of our website, www.ptcbio.com. Alternatively, you can request a copy of any of these documents by writing to our Vice President, Corporate Communications, PTC Therapeutics, Inc., 100 Corporate Court, South Plainfield, New Jersey 07080.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics, which is a code of ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the Code of Business Conduct and Ethics on the Corporate Governance page of the Investors section of our website, www.ptcbio.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq’s listing standards concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

Corporate Responsibility

As we seek to maximize value for our stockholders, patients and other stakeholders, we do so with a concerted and constant effort to embody the PTC Expectations within our culture and every aspect of our business.

As part of the PTC Expectations, we have focused on the need to be responsible corporate citizens, including in the following areas:

●	Patient Needs – We care for our patients’ safety and well-being and seek to make decisions based on our patients’ needs. Our ongoing interactions with patient advocacy groups and support programs for individual patients helps us to understand how we can continue to better serve our patients.
●	Equality, Diversity and Inclusion – We are committed to hiring, developing and supporting a diverse and inclusive workplace, and continue to focus on extending our equality, diversity and inclusion, or ED&I, initiatives across our workforce. Our ED&I program uses awareness and education, talent development, employee resource groups and targeted focus groups with employees to present the opinions of our employees at all levels to our executive team.
●	Employee Development – We believe that investing in our employee’s professional development is important to our success and enriches our employee’s work experience. We offer individual talent assessments and related training sessions, career coaching, targeted leadership development for identified current and emerging leaders, internal and external development programs, professional assessment tools, a paid subscription to a digital on-demand career and management learning solutions platform. We also conduct employee engagement surveys from time to time to continue to build upon our culture. Our executive team routinely reviews employee turnover throughout the organization to monitor employee satisfaction.
●	Community Engagement – We believe that being involved in and giving back to our communities is vital to being a responsible corporate citizen. In particular, we seek to provide greater access for economically disadvantaged students to science, technology, engineering and math programs and opportunities.
●	COVID-19 Safety – In response to the ongoing COVID-19 pandemic and related mitigation efforts, we have maintained a COVID-19 task force, which consists of senior leaders from various departments within our organization and is responsible for the safety of our employees, consultants and contractors throughout the world and for the maintenance of our business continuity. Our COVID-19 task force continues to monitor and evaluate safety protocols and procedures to protect our workers as well as business essential operations. Our COVID-19 task force periodically provides updates to our executive team and our Board and provides timely communications to our employees. We have encouraged and, where possible, required all employees to be fully vaccinated against COVID-19.

Our Board works with our management team to ensure that our culture is conducive to a productive and healthy work setting and that the Company approaches corporate governance, environmental and social issues in a way that is consistent with our culture. Furthermore, we have historically provided equity awards to all of our employees upon commencement of employment and annually in our continuing effort to foster a culture in which every employee is responsible for our successes and is rewarded for our achievements.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of our Company and our stockholders. We have posted a current copy of the Corporate Governance Guidelines on the Corporate Governance page of the Investors section of our website, www.ptcbio.com.

The principal responsibility of the directors under the Corporate Governance Guidelines, which provides a framework for the conduct of our Board’s business, is to oversee our management and, in so doing, serve the best interests of the Company and its stockholders. This responsibility includes:

●	reviewing and approving fundamental operating, financial and other corporate plans, strategies and objectives;
●	evaluating the performance of the Company and its senior executives and taking appropriate action, including removal, when warranted;

●	evaluating the Company’s compensation programs on a regular basis and determining the compensation of its senior executives;
●	reviewing and approving senior executive succession plans;
●	evaluating whether corporate resources are used only for appropriate business purposes;
●	establishing a corporate environment that promotes timely and effective disclosure (including robust and appropriate controls, procedures and incentives), fiscal accountability, high ethical standards and compliance with all applicable laws and regulations;
●	reviewing the Company’s policies and practices with respect to risk assessment and risk management;
●	reviewing and approving material transactions and commitments not entered into in the ordinary course of business;
●	developing a corporate governance structure that allows and encourages the Board to fulfill its responsibilities;
●	providing advice and assistance to the Company’s senior executives; and
●	evaluating the overall effectiveness of the Board and its committees.

Additional principles within the Corporate Governance Guidelines provide that:

●	a majority of the members of our Board shall be independent directors;
●	the independent directors meet regularly in executive session;
●	directors have full and free access to management and, as necessary and appropriate, independent advisors;
●	new directors participate in an orientation program and all directors are encouraged to attend director education programs; and
●	at least annually, our Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Director Independence

Our Board has determined that all of our directors and director nominees, other than Dr. Peltz, our Chief Executive Officer, are independent as defined under applicable Nasdaq rules. In making such determination, our Board considered the relationships that each such person has with our Company and all other facts and circumstances that our Board deemed relevant in determining independence, including beneficial ownership of our common stock by our non-employee directors.

Director Nominations

Process

Our Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our Board, and recommending the persons to be nominated for election as directors.

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to members of our Board, search firms and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of our Nominating and Corporate Governance Committee and our Board.

Criteria and Diversity

In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, our Nominating and Corporate Governance Committee applies the criteria specified in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest with us, and ability to act in the interests of stockholders. Furthermore, the renomination of existing directors is not viewed as automatic, but is based on the continued qualification under the criteria set forth above as well as the existing directors’ participation in continuing director education and the directors’ performance and attendance on the Board and any committee. Our Nominating and Corporate Governance Committee does not assign specific weight to particular criteria and no particular criterion is a prerequisite for any prospective director nominee.

Our Board does not have a formal policy with respect to diversity, but our Corporate Governance Guidelines provide that an objective of Board composition is to bring to our Company a variety of perspectives and skills derived from high quality business and professional experience and no potential nominees may be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. Our Board recognizes its responsibility to ensure that director nominees possess appropriate qualifications and reflect a reasonable diversity of personal and professional experience, skills, backgrounds and perspectives. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to promote our strategic objectives and to fulfill its responsibilities to our stockholders. In order to achieve the appropriate mix, our Board recognizes the importance of balancing longer tenured directors, who are able to develop detailed knowledge of our business over time, with new directors, who may bring new perspectives and ideas to the Board. The following table sets forth the self-reported gender and demographic background diversity of our current Board members and director nominee.

Board Diversity Matrix (As of April 28, 2022)
Name	Male	Female

Total Number of Directors and Director Nominees	11
Part I: Gender Identity
Directors and Director Nominees	6	5
Part II: Demographic Background
African American or Black	0	1
Alaskan Native or Native American	0	1
White	6	3

The director biographies presented under "Proposal 1: Election of Directors" indicate each director nominee’s experience, qualifications, attributes and skills that led our Board to conclude that he or she should be nominated to serve as a member of our Board or, in the case of our continuing directors, that he or she is qualified to serve on our Board. Our Board believes that each of the director nominees and continuing directors has had substantial achievement in his or her professional and personal pursuits, and possesses the background, talents and experience that our Board desires and that will contribute to the best interests of our Company and to long-term stockholder value.

Stockholder Nominations

Stockholders may recommend individuals to our Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials as of the date such recommendation is made, to our Nominating and Corporate Governance Committee, c/o Secretary, PTC Therapeutics, Inc., 100 Corporate Court, South Plainfield, New Jersey 07080. Assuming that appropriate biographical and background material has been provided on a timely basis, our

Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of our Nominating and Corporate Governance Committee or our Board, by following the procedures set forth under "Stockholder Proposals and Nominations for Director."

Board Meeting and Annual Meeting Attendance

Our Board held 6 meetings during 2021.

During 2021, each of our directors attended at least 75% of the Board meetings and the meetings of the committees on which such director then served.

Our Corporate Governance Guidelines provide that our directors are expected to attend the Annual Meeting. All of our directors attended our 2021 annual meeting of stockholders.

Board Leadership Structure

The positions of Chair of the Board and Chief Executive Officer are currently separate. Mr. Schmertzler serves as our Chair of the Board and Dr. Peltz serves as our Chief Executive Officer. This leadership structure allows our Chief Executive Officer to focus on our day-to-day business and allows our Chair of the Board to lead our Board in its fundamental role of providing advice to and independent oversight of management. Our Board recognizes the time, effort and energy that our Chief Executive Officer must devote to his position, as well as the commitment required by Mr. Schmertzler to serve as our Chair of the Board, particularly as our Board’s oversight responsibilities continue to grow. Our Board also believes that this structure ensures a greater role for the independent directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board.

Our bylaws do not require the position of Chair of our Board and Chief Executive Officer to be separate. Our Board believes that its leadership structure demonstrates our commitment to good corporate governance, and is appropriate at present because it strikes an effective balance between strategy development, independent leadership and management oversight. Our Board believes its leadership structure positively affects its administration of its risk oversight function.

Board Committees

Our Board has established three standing committees: our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee. Each of these committees operates under a charter that has been approved by our Board. Each committee’s charter is posted on the Corporate Governance page of the Investors section of our website, www.ptcbio.com.

Our Board has determined that all of the members of each of its three committees are independent as defined under applicable Nasdaq rules, including, in the case of all members of our Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in the case of all members of our Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act.

Audit Committee

The members of our Audit Committee are Ms. Reeve, Mr. Southwell and Ms. Svoronos. Ms. Reeve chairs our Audit Committee. Our Audit Committee held six meetings in 2021.

Our Audit Committee’s responsibilities include:

●	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;
●	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;
●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
●	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
●	overseeing our internal audit function;
●	overseeing our risk assessment and risk management policies, including with regard to cybersecurity;
●	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
●	meeting independently with our internal auditing staff, our independent registered public accounting firm and management;
●	reviewing and approving or ratifying any related person transactions; and
●	preparing the audit committee report required by Securities and Exchange Commission, or SEC, rules.

Our Board has determined that Ms. Reeve, Mr. Southwell and Ms. Svoronos are "audit committee financial experts" as defined in applicable SEC rules.

Compensation Committee

The members of our Compensation Committee are Ms. Smith, Messrs. Schmertzler and Southwell and Dr. Steele. Mr. Schmertzler chairs our Compensation Committee. Our Compensation Committee held nine meetings in 2021.

Our Compensation Committee’s responsibilities include:

●	reviewing and approving, or making recommendations to our Board with respect to, the compensation of our Chief Executive Officer and our other executive officers;
●	overseeing an evaluation of our senior executives;
●	overseeing and administering our cash and equity incentive plans; and
●	reviewing and making recommendations to our Board with respect to director compensation.

Compensation Processes and Procedures

Our Compensation Committee makes all compensation decisions regarding our Chief Executive Officer and each of his direct reports, including salary, annual cash incentive compensation and long-term equity compensation (or, when the Compensation Committee deems it appropriate, makes recommendations concerning such matters to our Board). If the Compensation Committee deems it appropriate, it may delegate any of its responsibilities to one or more Compensation Committee members or subcommittees.

Our Compensation Committee relies on management for legal, tax, compliance, finance and human resource recommendations, data and analysis for the design and administration of the compensation and benefits programs for our executive officers. As a result, our Chief Executive Officer, our Chief Financial Officer, our Senior Vice President, Human Resources and our Executive Vice President & Chief Legal Officer generally attend Compensation Committee meetings upon the invitation of the Compensation Committee. The Compensation Committee also establishes, with input from the Chief Executive Officer and other members of the executive team, the corporate goals applicable to our annual cash incentive awards.

On an annual basis, our Chief Executive Officer meets with the executive officers to discuss the Company’s accomplishments as well as the individual officer’s performance and contributions over the year. Based on these discussions and input from others within the Company, our Chief Executive Officer, with respect to each executive officer other than himself, prepares an evaluation of the executive officer as to the level of contribution made to the management and success of our Company. In addition, our Chief Executive Officer, with the participation of other members of senior management, prepares information concerning the Company’s achievements and our performance against corporate goals during the fiscal year.

The Compensation Committee is presented with this information and the Chief Executive Officer’s recommendations with respect to each executive officer, other than himself, as to each element of compensation. The Chief Executive Officer’s recommendations, information concerning the Company’s performance over the applicable fiscal period, expectations concerning performance in the coming year, and advice and information from its independent compensation consultant are all taken into account by the Compensation Committee when it makes final determinations on executive compensation matters.

Our Chief Executive Officer’s performance and salary, annual cash incentive compensation and long-term equity compensation are discussed by the Compensation Committee in executive session, with advice and participation from the Compensation Committee’s independent compensation consultant as requested by the Compensation Committee. Our Chief Executive Officer does not participate in decisions regarding his own compensation.

For additional information concerning our executive compensation program, see Compensation Discussion and Analysis on page 49.

Our Compensation Committee has delegated to the Chief Executive Officer limited authority to make equity award grants to employees of the Company or any of its present or future subsidiaries, other than to himself, any other named executive officer, or any employee who is a voting member of the executive committee of the Company or above the level of Executive Vice President or its equivalent, without necessity for any further action by the Board, Compensation Committee or any other committee of the Board. Any such awards must be reported to our Compensation Committee at its next meeting. Our Chief Executive Officer did not make any equity award grants pursuant to this delegated authority in 2021.

Role of Independent Compensation Consultants

Our Compensation Committee may, in its sole discretion, retain or obtain the advice of one or more compensation consultants. In 2021, our Compensation Committee engaged Frederic W. Cook & Co., Inc., or FW Cook, as its independent compensation consultant, to provide comparative data on executive compensation practices in our industry, to assist the Compensation Committee in developing an appropriate list of peer companies against which to conduct compensation benchmarking, and to advise on our executive compensation program generally. The Compensation Committee also engaged FW Cook for recommendations and review of non-employee director compensation in 2021.

Although our Compensation Committee considers the advice and recommendations of independent compensation consultants as to our executive compensation program, our Compensation Committee ultimately makes its own decisions about these matters. In the future, we expect that our Compensation Committee will continue to engage independent compensation consultants to provide additional guidance on our executive compensation programs and to conduct further competitive benchmarking against a peer group of publicly traded companies.

The Compensation Committee has reviewed information regarding the independence and potential conflicts of interest of FW Cook during 2021 and 2022, taking into account, among other things, the factors set forth in the Nasdaq listing standards. Based on such reviews, the Compensation Committee concluded that the engagement of FW Cook did not raise any conflict of interest. FW Cook did not provide services to the Company outside of services provided at the request of the Compensation Committee in 2021.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Dr. Zeldis, Mr. Schmertzler and Ms. Okey. Mr. Schmertzler chairs our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee held three meetings in 2021.

Our Nominating and Corporate Governance Committee’s responsibilities include:

●	identifying individuals qualified to become members of our Board;
●	recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;
●	reviewing and making recommendations to our Board with respect to our board leadership structure;
●	reviewing and making recommendations to our Board with respect to management succession planning;
●	developing and recommending to our Board corporate governance principles; and
●	overseeing a periodic evaluation of our Board.

Risk Oversight

Risk is inherent with every business and how well a business manages risk can ultimately determine its success. We face a number of risks, including those described under "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and those described in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Our Board is actively involved in oversight of risks that could affect us.

Role of Our Board in Management of Risk

Our Board administers its risk oversight function directly and through its Audit Committee and receives regular reports from members of senior management, including our Chief Executive Officer, Chief Financial Officer and Chief Legal Officer, on areas of material risk to our Company, including operational, financial, legal and regulatory, cybersecurity, and strategic and reputational risks and has direct access to our Chief Compliance and Risk Officer, Chief Information Officer, Global Head of Information Security, Senior Vice President, Quality and our Senior Vice President, Global Regulatory Affairs. As part of its charter, our Audit Committee regularly discusses with management our major risk exposures, their potential financial impact on our Company and the steps we take to manage them. Our Board believes that full and open communication between our management and our Board is essential for effective risk management and oversight.

In addition, our Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management and risks arising from our compensation policies and programs. Our Nominating and Corporate Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance.

Communicating with our Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Chair of the Board and the Chair of our Nominating and Corporate Governance Committee, with the assistance of our Chief Legal Officer and Vice President, Corporate Communications, are primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as they consider appropriate.

Communications are forwarded to all directors if they relate to important substantive matters. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters that are duplicative communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded or redirected, as appropriate, such as business solicitations, job inquiries or advertisements, mass mailings, new product suggestions, or communications that have no rational relevance to our business or operations. In addition, material that is unduly hostile, threatening or similarly unsuitable will be excluded; however, any communication will be made available to any director upon her or his request.

Stockholders who wish to send communications on any topic to our Board should address such communications to the Board of Directors c/o PTC Therapeutics, Inc., 100 Corporate Court, South Plainfield, New Jersey 07080, Attn: Secretary.

Compensation Committee Interlocks and Insider Participation

Ms. Smith, Messrs. Schmertzler and Southwell and Dr. Steele served as members of the Compensation Committee during the last completed fiscal year.

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, an officer or employee of PTC.

Policies and Procedures for Related Person Transactions

Our Board has adopted a written related person policy, which sets forth our policies and procedures for the review of any transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a "related person," has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our Chief Legal Officer. Our related person policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. Our related person policy also permits the Chair of our Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by our Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

●	the related person’s interest in the related person transaction;
●	the approximate dollar value of the amount involved in the related person transaction;
●	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
●	whether the transaction was undertaken in the ordinary course of our business;
●	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
●	the purpose of, and the potential benefits to us of, the transaction; and
●	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

●	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction is less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and
●	a transaction that is specifically contemplated by provisions of our certificate of incorporation or our bylaws.

Our related person policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our Compensation Committee in the manner specified in its charter.

All of the transactions discussed below under the heading "Related Person Transactions" that occurred or were ongoing during 2021 were reviewed and approved by our Audit Committee or, with respect to compensation matters, our Compensation Committee, in each case in accordance with our policy.

Related Person Transactions

Since January 1, 2021, we have engaged in the following transactions in which our directors, executive officers and holders of more than 5% of our voting securities, and affiliates of our directors, executive officers and holders of more than 5% of our voting securities may have a direct or indirect material interest. We believe that all of these transactions were on terms as favorable to us as could have been obtained from unrelated third parties.

Familial Relationship

Jane (Zheng) Yang Almstead, the wife of Neil Almstead, our Chief Technical Operations Officer, is employed by us as a Senior Manager, Analytical Sciences and Ellen Welch, Ph.D., the wife of Stuart W. Peltz, our Chief Executive Officer, is employed by us as Chief Scientific Officer. For their services to the Company during fiscal 2021, these employees received compensation of $224,635 to $3,409,496, comprised of base salary and non-equity incentive compensation (paid in fiscal 2022 based on 2021 performance), equity awards in the form of stock options and restricted stock units (based on the grant-date fair value), company 401(k) matching contributions, and group term life insurance premiums paid by the Company. These amounts reflect the full grant-date fair value of equity compensation awarded in 2021 (computed in accordance with the provisions of ASC 718), and do not represent the actual value realized by the employee during the year. Each of these individuals participated in our benefit programs generally available to U.S. employees during 2021. Neither Dr. Peltz or Dr. Almstead participates in the compensation decisions regarding their family members, and we believe that the compensation paid to Ms. Almstead and Dr. Welch is fair and commensurate with what their compensation would be if they had no relationship to an executive officer of the Company.

During 2021, our IT, human resources and finance departments each engaged RSM US LLP, a provider of audit, tax and consulting services, for IT and tax services and audit services with respect to our 401(k) plan for aggregate fees of approximately $485,315. Dr. Peltz’s brother is a principal in a different business unit at RSM, and we have been advised that he does not receive a direct economic benefit from these service agreements. We have, and anticipate that we will continue to, engage RSM for these types of services during 2022. We believe that the fees paid are fair and have been unaffected by this relationship.

BioElectron Acquisition

As previously disclosed, on October 25, 2019 we completed the acquisition, or the Acquisition, of substantially all of the assets of BioElectron Technology Corporation, or BioElectron, pursuant to an Asset Purchase Agreement by and between us and BioElectron, dated October 1, 2019, or the Asset Purchase Agreement.

Upon the closing of the Acquisition, we paid to BioElectron total upfront consideration of $10.0 million, funded with cash on hand, less (i) transaction expenses incurred by BioElectron, (ii) the amount of outstanding indebtedness of BioElectron and (iii) $1.5 million to be held in an escrow account to secure potential indemnification obligations owed to us. Subject to the terms and conditions of the Asset Purchase Agreement, BioElectron may become entitled to receive contingent milestone payments of up to $200.0 million (in cash or in shares of our common stock, as determined by us) from us based on the achievement of certain regulatory and net sales milestones. Subject to the terms and conditions of the Asset Purchase Agreement, BioElectron may also become entitled to receive contingent payments of a low single digit percentage of net sales of certain products.

In April 2020, Matthew B. Klein was named our Chief Development Officer and currently serves as our Chief Operating Officer. At the time of the Acquisition, Dr. Klein was the Chief Executive Officer and director of BioElectron, and was, and remains as of the date of this proxy statement, a shareholder of BioElectron, owning approximately six percent of its outstanding shares. As a shareholder of BioElectron, Dr. Klein is entitled to receive a portion of any payments made to BioElectron pursuant to the Asset Purchase Agreement. No such payments were made to BioElectron in 2021. Dr. Klein was not a related party at the time of the Acquisition.

Indemnification Agreements

Our restated certificate of incorporation, or certificate of incorporation, provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our directors and/or executive officers.

PRINCIPAL STOCKHOLDERS

The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our common stock as of April 14, 2022, except as otherwise indicated in the table below, by each of our directors and director nominees; each of our named executive officers; all of our directors, director nominees and executive officers as a group; and each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

The column entitled "Percentage of shares beneficially owned" is based on a total of 71,360,039 shares of our common stock outstanding as of April 14, 2022.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to (i) options that are currently exercisable or exercisable within 60 days of April 14, 2022 or (ii) restricted stock units that will vest within 60 days of April 14, 2022 are considered outstanding and beneficially owned by the person holding the options or restricted stock units for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable.

Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of PTC Therapeutics Inc., 100 Corporate Court, South Plainfield, New Jersey 07080.

		Percentage of
	Shares	shares
	beneficially	beneficially
Name of Beneficial Owner	owned	owned
Named executive officers, directors and director nominees
Stuart W. Peltz, Ph.D.(1)	783,962	1.1%
Emily Hill (2)	113,401	*
Neil Almstead, Ph.D.(3)	292,017	*
Mark Boulding(4)	309,277	*
Eric Pauwels(5)	232,021	*
Allan Jacobson, Ph.D.(6)	128,481	*
Stephanie S. Okey, M.S.(7)	56,463	*
Emma Reeve(8)	56,828	*
Michael Schmertzler(9)	1,690,626	2.4%
Mary Smith(10)	17,013	*
David P. Southwell(11)	91,633	*
Glenn D. Steele, Jr., M.D., Ph.D.(12)	101,633	*
Dawn Svoronos(13)	112,888	*
Alethia Young(14)	—	*
Jerome B. Zeldis, M.D., Ph.D.(15)	113,633	*
All executive officers, directors and director nominees as a group (17 persons)(16)	4,270,111	6.0%
5% stockholders
FMR LLC(17)	10,604,685	14.9%
Wellington Management Group LLP(18)	8,155,047	11.4%
The Vanguard Group(19)	6,888,909	9.7%
BlackRock Inc.(20)	6,389,941	9.0%
RTW Investments, LP(21)	5,293,966	7.4%
Franklin Resources, Inc.(22)	4,881,214	6.8%
Janus Henderson Group plc(23)	3,901,397	5.5%

*	Less than one percent.

(1)	Consists of (a) 661,062 shares of common stock underlying options held by Dr. Peltz that are exercisable as of April 14, 2022 or will become exercisable within 60 days of such date; (b) 39,285 shares of common stock held directly by Dr. Peltz; (c) 72,897 shares of common stock underlying options held by Dr. Peltz’s spouse that are exercisable as of April 16, 2021 or will become exercisable within 60 days of such date; (d) 1,155 shares of restricted common stock held by Dr. Peltz’s spouse; (e) 1,560 restricted stock units held by Dr. Peltz’s spouse that will vest within 60 days of April 14, 2022; and (f) 8,003 shares of common stock held by Dr. Peltz’s spouse. Dr. Peltz disclaims beneficial ownership of the shares held by his spouse. As of April 14, 2022, Dr. Peltz held an aggregate of 1,098,157 vested and unvested stock options to purchase an equal number of shares of our common stock and 81,200 unvested restricted stock units.
(2)	Consists of 113,401 shares of common stock underlying options that are exercisable as of April 14, 2022 or will become exercisable within 60 days of such date.
(3)	Consists of (a) 267,392 shares of common stock underlying options held by Dr. Almstead that are exercisable as of April 14, 2022 or will become exercisable within 60 days of such date; (b) 21,703 shares of common stock held directly by Dr. Almstead; (c) 2,060 shares of common stock underlying options held by Dr. Almstead’s spouse that are exercisable as of April 14, 2022 or will become exercisable within 60 days of such date; and (d) 862 shares of common stock held by Dr. Almstead’s spouse. Dr. Almstead disclaims beneficial ownership of the shares held by his spouse.
(4)	Consists of (a) 275,317 shares of common stock underlying options that are exercisable as of April 14, 2022 or will become exercisable within 60 days of such date; and (b) 33,960 shares of common stock.
(5)	Consists of (a) 213,272 shares of common stock underlying options that are exercisable as of April 14, 2022 or will become exercisable within 60 days of such date; (b) 1,155 shares of restricted common stock; (c) 2,500 restricted stock units that will vest within 60 days of April 14, 2022; and (d) 15,094 shares of common stock;
(6)	Consists of (a) 122,000 shares of common stock underlying options that are exercisable as of April 14, 2022 or will become exercisable within 60 days of such date; (b) 1,333 restricted stock units that will vest within 60 days of April 14, 2022 and (c) 5,148 shares of common stock.
(7)	Consists of (a) 54,167 shares of common stock underlying options that are exercisable as of April 14, 2022 or will become exercisable within 60 days of such date; (b) 1,333 restricted stock units that will vest within 60 days of April 14, 2022 and (c) 963 shares of common stock.
(8)	Consists of (a) 51,167 shares of common stock underlying options that are exercisable as of April 14, 2022 or will become exercisable within 60 days of such date; (b) 1,333 restricted stock units that will vest within 60 days of April 14, 2022 and (c) 4,328 shares of common stock.
(9)	Consists of (a) 1,386,594 shares of common stock held by Section Six Partners, L.P., of which Mr. Schmertzler is a general partner and limited partner; (b) 198,000 shares of common stock underlying options held by Mr. Schmertzler that are exercisable as of April 14, 2022 or will become exercisable within 60 days after such date; (c) 2,666 restricted stock units that will vest within 60 days of April 14, 2022 and (d) 103,366 shares of common stock held directly by Mr. Schmertzler. Mr. Schmertzler disclaims beneficial ownership of the shares held by Section Six Partners, L.P., except to the extent of his pecuniary interest therein.
(10)	Consists of (a) 14,167 shares of common stock underlying options that are exercisable as of April 14, 2022 or will become exercisable within 60 days of such date; (b) 1,883 restricted stock units that will vest within 60 days of April 14, 2022 and (c) 963 shares of common stock.
(11)	Consists of (a) 87,000 shares of common stock underlying options that are exercisable as of April 14, 2022 or will become exercisable within 60 days of such date; (b) 1,333 restricted stock units that will vest within 60 days of April 14, 2022 and (c) 3,300 shares of common stock.

(12)	Consists of (a) 97,000 shares of common stock underlying options that are exercisable as of April 14, 2022 or will become exercisable within 60 days of such date; (b) 1,333 restricted stock units that will vest within 60 days of April 14, 2022 and (c) 3,300 shares of common stock.
(13)	Consists of (a) 85,000 shares of common stock underlying options that are exercisable as of April 14, 2022 or will become exercisable within 60 days of such date; (b) 1,333 restricted stock units that will vest within 60 days of April 14, 2022 and (c) 26,555 shares of common stock.
(14)	Ms. Young has been nominated by our Board, upon the recommendation of our Nominating and Corporate Governance Committee, for election at the Annual Meeting and does not beneficially own any of our common stock as of April 14, 2022.
(15)	Consists of (a) 109,000 shares of common stock underlying options that are exercisable as of April 14, 2022 or will become exercisable within 60 days of such date; (b) 1,333 restricted stock units that will vest within 60 days of April 14, 2022 and (c) 3,300 shares of common stock.
(16)	Consists of (a) 2,583,186 shares of common stock underlying options that are exercisable as of April 14, 2022 or will become exercisable within 60 days after such date; (b) 2,310 shares of restricted common stock; (c) 20,440 restricted stock units that will vest within 60 days of April 14, 2022; and (d) 1,664,175 shares of common stock. Such amounts include (x) 160,284 shares of common stock underlying options; (y) 2,500 restricted stock units that will vest within 60 days of April 14, 2022; and (z) 7,451 shares of common stock held by executive officers not listed in the table above.
(17)	The address for FMR LLC, or FMR, is 245 Summer Street, Boston, MA 02210. As of December 31, 2021, consists of 10,604,685 shares of common stock held by FMR and its affiliates. Sole voting power is held for 2,038,891 shares and sole dispositive power is held for 10,604,685 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by FMR that are contained in a Schedule 13G/A filed with the SEC on February 9, 2022.
(18)	The address for Wellington Management Group LLP, or Wellington, is 280 Congress Street, Boston, MA 02210. As of December 31, 2021, consists of 8,155,047 shares of common stock held by Wellington and its affiliates. Shared voting power is held for 7,376,403 shares and shared dispositive power is held for 8,155,047 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by Wellington that are contained in a Schedule 13G/A filed with the SEC on February 4, 2022.
(19)	The address for The Vanguard Group, or Vanguard, is 100 Vanguard Blvd., Malvern, PA 19355. As of December 31, 2021, consists of 6,888,909 shares of common stock held by Vanguard and its affiliates. Shared voting power is held for 129,560 shares, sole dispositive power is held for 6,699,716 shares and shared dispositive power is held for 189,193 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by Vanguard that are contained in a Schedule 13G/A filed with the SEC on February 10, 2022.
(20)	The address for BlackRock, Inc., or BlackRock, is 55 East 52nd Street, New York, NY 10055. As of December 31, 2021, consists of 6,389,941 shares of common stock held by BlackRock and its affiliates. Sole voting power is held over 6,235,102 shares and sole dispositive power is held over 6,389,941 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by BlackRock that are contained in a Schedule 13G/A filed with the SEC on February 3, 2022.
(21)	The address for RTW Investments, LP, or RTW, is 40 10th Avenue, Floor 7, New York, New York 10014. As of December 31, 2021, consists of 5,293,966 shares of common stock held by RTW and its affiliates. Shared voting power is held for 5,293,966 shares and shared dispositive power is held for 5,293,966 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by RTW that are contained in a Schedule 13G/A filed with the SEC on February 14, 2022.
(22)	The address for Franklin Resources, Inc., or Franklin, is One Franklin Parkway, San Mateo, CA 94403. As of December 31, 2021, consists of 4,881,214 shares of common stock held by Franklin and its affiliates. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by Franklin that are contained in a Schedule 13G/A filed with the SEC on February 7, 2022.
(23)	The address for Janus Henderson Group plc, or Janus, is 201 Bishopsgate, EC2M 3AE, United Kingdom. As of December 31, 2021, consists of 3,901,397 shares of common stock held by Janus and its affiliates. Shared voting power is held for 3,901,397 shares and shared dispositive power is held for 3,901,397 shares. The information contained in this footnote and the table above has been included solely in reliance upon, and without independent investigation of, the disclosures by Janus that are contained in a Schedule 13G filed with the SEC on February 11, 2022.

PROPOSAL 1: ELECTION OF DIRECTORS

Information Regarding Directors and Director Nominees

Board Composition

We currently have a classified board of directors consisting of three classes: Class I, Class II, and Class III. The terms of service of the three classes are staggered so that the term of one class expires each year. At each annual meeting of stockholders, directors are elected for a full term of three years to continue in office or to succeed those directors whose terms are expiring. Our directors hold office until their successors have been elected and qualified, or until the earlier of their resignation or removal.

Our certificate of incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of our Board; that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes entitled to be cast in an annual election of directors; and that any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office or at a meeting of stockholders. Our Board is authorized to have eleven directors and currently consists of ten directors, three Class I directors, four Class II directors, and three Class III directors with one vacancy, which the Board intends to fill at the Annual Meeting.

There are no family relationships between or among any of our executive officers, directors or director nominees. The principal occupation and employment during the past five years of each of our directors and director nominees was carried on, in each case except as specifically identified below, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors or director nominees and any other person or persons pursuant to which he was or is to be selected as a director or director nominee.

Director Nominees

At the Annual Meeting, stockholders will be asked to consider the election of Allan Jacobson, Ph.D., David P. Southwell, Dawn Svoronos and Alethia Young. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated Dr. Jacobson, Mr. Southwell, Ms. Svoronos and Ms. Young for election at the Annual Meeting as Class III directors, each to serve until 2025.

Each of Dr. Jacobson, Mr. Southwell, Ms. Svoronos and Ms. Young, our director nominees, has indicated his or her willingness to serve on our Board, if elected. If any director nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute director nominee designated by our Board. We do not contemplate that any of our director nominees will be unable to serve if elected.

Unless otherwise instructed in the proxy, all proxies will be voted "FOR" the election of each of the director nominees identified above to a three-year term ending in 2025, each such director nominee to hold office until his or her successor has been duly elected and qualified.

A plurality of the voting power of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each director nominee as a director. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Our Board Recommends that You Vote "FOR" the Election of Allan Jacobson, David P. Southwell, Dawn Svoronos and Alethia Young.

Biographical Information

The following table and biographical descriptions provide information as of April 14, 2022 relating to each director nominee and each director continuing in office, including age and period of service as a director of our Company; committee memberships; business experience during the past five years, including directorships at other public companies; community activities; and the other experience, qualifications, attributes or skills that led our Board to conclude that such director should serve as a director of PTC.

Class III Director nominees to be elected at the Annual Meeting (current terms expiring in 2022)

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Allan Jacobson, Ph.D. Director	76

Dr. Jacobson is a co-founder of PTC Therapeutics, Inc., and has served as a member of our Board since our inception in 1998, and previously served as Chairman of our Board from 1998 to 2004. Since 2000, Dr. Jacobson has served as Chairman of our scientific advisory board. Since 1994, Dr. Jacobson has been the Chairman of the Department of Microbiology and Physiological Systems at the University of Massachusetts Chan Medical School. In 1982, Dr. Jacobson co-founded Applied bioTechnology, Inc., a biotechnology company, and served as its Chairman until its sale in 1991. From 1987 to 1990, Dr. Jacobson served as Special Limited Partner at Euclid Partners, a venture capital firm. Dr. Jacobson received a Ph.D. from Brandeis University in 1971, has authored over 100 publications in the field of post-transcriptional control processes and is an elected member of the American Academy of Microbiology and the American Academy of Arts and Sciences. We believe that Dr. Jacobson is qualified to serve on our Board because of his service as one of our directors since our inception, his knowledge of our Company and his extensive experience as a founder and leader of new businesses in the life science industry.

David P. Southwell Audit Committee Compensation Committee	61

Mr. Southwell has served as a member of our Board since 2005. He is currently the Chief Executive Officer, and a member of the board of directors, of TScan Therapeutics, Inc., a Nasdaq-listed biotechnology company at which he has held this position since October 2018. Previously Mr. Southwell served as President and Chief Executive Officer of Inotek Pharmaceuticals, Inc., a formerly publicly listed biotechnology company from 2014 until its merger with Rocket pharmaceuticals Inc. in 2018. From March 2010 to September 2012, Mr. Southwell served as the Executive Vice President and Chief Financial Officer, and from 2008 to 2010 served as a member of the board of directors, of Human Genome Sciences, Inc., a formerly publicly listed biopharmaceutical company. Prior to joining Human Genome Sciences, he served as Executive Vice President and Chief Financial Officer of Sepracor, Inc., a research-based pharmaceutical company, from June 1994 to March 2008, and as Sepracor's Senior Vice President and Chief Financial Officer, from 1994 to 1995. From August 1988 until 1994, Mr. Southwell was associated with Lehman Brothers Inc., a securities firm, in various positions within the investment banking division. In addition to TScan, Mr. Southwell currently serves on the board of directors of Rocket Pharmaceuticals, a Nasdaq-listed biotechnology company. From 2018 to 2019, Mr. Southwell served on the board of directors of Spero Therapeutics, Inc., a Nasdaq-listed biotechnology company. During 2016, Mr. Southwell served on the board of directors of inVentive Health, Inc., a contract research organization prior to its recapitalization in late 2016. From 2007 to 2016, Mr. Southwell

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

served on the board of directors of THL Credit, Inc., a Nasdaq-listed business development company under the Investment Company Act of 1940. Mr. Southwell received a B.A. from Rice University and an M.B.A. from the Tuck School of Business at Dartmouth College. We believe that Mr. Southwell is qualified to serve on our Board because of his extensive executive leadership experience and knowledge of our industry.

Dawn Svoronos Audit Committee	68

Ms. Svoronos has served as a member of our Board since 2016. Ms. Svoronos has more than 30 years of experience in the pharmaceutical industry, including extensive commercial work with the multinational NYSE-listed pharmaceutical company Merck & Co. Inc., where she held roles of increasing seniority over 23 years of service. Prior to her retirement from Merck in 2011, Ms. Svoronos most recently served as President of Merck in Europe/Canada from 2009 to 2011, President of Merck in Canada from 2006 to 2009, and Vice-President of Merck for Asia Pacific from 2005 to 2006. Ms. Svoronos currently serves on the board of directors of the following publicly listed companies: Theratechnologies Inc., since 2013, Xenon Pharmaceuticals, Inc., since 2016, Global Blood Therapeutics, since 2018, and Adverum Biotechnologies Inc., since 2020. Previously, Ms. Svoronos served on the board of directors of Medivation, Inc., a Nasdaq-listed biopharmaceutical company, from 2013 until its acquisition in 2016, and Endocyte Inc., a Nasdaq-listed biopharmaceutical company, from May 2018 until its acquisition in December 2018. Ms. Svoronos is also a member of the board of directors of AgNovos Healthcare Company, a privately held organization. We believe that Ms. Svoronos is qualified to serve on our Board because of her extensive experience in commercialization of pharmaceutical products, including her substantial ex-U.S. commercialization expertise as well as her leadership experience and her service on the boards of directors of other public companies.

Alethia Young	43

Ms. Young has been nominated by our Board, upon recommendation of our Nominating and Corporate Governance Committee, for election at the Annual Meeting. Ms. Young has more than 20 years of experience in healthcare and biotech equity research and investing and has served as the Chief Financial Officer of Graphite Bio, Inc., a Nasdaq-listed biopharmaceutical company since March 2022. From 2018 to March 2022, Ms. Young served as senior biotech analyst and head of research at Cantor Fitzgerald, managing the equity research department covering small-cap, mid-cap and large-cap biotechnology companies. Prior to joining Cantor Fitzgerald in 2018, Ms. Young held senior biotech analyst positions at Credit Suisse from August 2015 to August 2018 and Deutsche Bank from July 2011 to July 2015. Earlier in her career, she was a research policy analyst and president at Marwood Group, providing healthcare-focused advisory services to institutional investors. She began her career at

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

J.P. Morgan in the investment banking and asset management divisions. She earned a B.A. in Economics and Spanish from Duke University. She currently serves on the board of directors for BUILD NYC. We believe that Ms. Young is qualified to serve on the Board because of her extensive experience covering the biotechnology industry and her experience as chief financial officer of a biopharmaceutical company.

Class I Directors (terms expiring in 2023)

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Stephanie S. Okey, M.S. Nominating and Corporate Governance Committee	62

Ms. Okey has served as a member of our Board since 2018. For over 25 years, from 1987 until 2015, Ms. Okey served in various positions of increasing responsibility in the biopharmaceutical industry, first at Genentech, Inc., followed by 19 years at Genyzme, a Sanofi company, or Genzyme. Ms. Okey’s management experience during her tenure at Genyzme included serving as Senior Vice President, Head of North America, Rare Diseases, and U.S. General Manager, Rare Diseases from August 2012 to July 2015 and as Vice President and General Manager, U.S. Genetic Diseases Business Unit from September 2011 to August 2012. Ms. Okey retired from Genzyme in July 2015. Ms. Okey has served as a member of the board of directors of Albireo Pharma, Inc., a Nasdaq-listed biopharmaceutical company, since June 2018, as a member of the board of directors of Crinetics Pharmaceuticals, Inc., a Nasdaq-listed biopharmaceutical company, since July 2019 and as a member of the board of directors of Orphazyme A/S, a Nasdaq-listed biopharmaceutical company, since March 2021. In addition, she previously served as a member of the board of directors of the California Life Sciences Association from October 2014 to January 2016. Ms. Okey received a B.S. degree in Zoology from The Ohio State University and a M.S. degree in Immunology and Medical Microbiology from Wright State University. We believe that Ms. Okey is qualified to serve on the Board because of her executive leadership experience and her extensive experience in the commercialization of orphan disease products.

Stuart W. Peltz, Ph.D. Chief Executive Officer and Director	62

Dr. Peltz is a co-founder of PTC Therapeutics, Inc., and has served as our Chief Executive Officer and a member of our Board since our inception in 1998. He also serves as a director of PTC Therapeutics International Limited, our international headquarters and indirect wholly-owned subsidiary, as a director of certain of our other subsidiary boards and as a director of Health Sciences Acquisitions Corporation 2, a Nasdaq-listed company. Dr. Peltz is a recognized scientific leader in RNA biology in the area of post-transcriptional control processes involving mRNA turnover and translation, with more than 30 years of research and over 100 publications in this area. Prior to founding PTC, Dr. Peltz was a

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Professor in the Department of Molecular Genetics & Microbiology at the Robert Wood Johnson Medical School, Rutgers University. Dr. Peltz serves as a member of the BioNJ Board of Trustees and previously served as its Chairman from 2014 to 2016. Dr. Peltz has received a number of business and scientific awards, including election as a Fellow of the American Academy for the Advancement of Science in 2010, recipient of the Dr. Sol J. Barer Award for Vision Innovation and Leadership in 2014 and recognition as PharmaVoice's 100 Most Inspiring People in 2009. He has served as a member of the board of directors for the Biotechnology Industry Organization (BIO) and on BIO's Emerging Companies Section Governing Board. Dr. Peltz received a Ph.D. from the McArdle Laboratory for Cancer Research at the University of Wisconsin. We believe that Dr. Peltz is qualified to serve on our Board because of his extensive executive leadership experience, many years of service as one of our directors and our Chief Executive Officer and extensive knowledge of our Company and industry.

Jerome B. Zeldis, M.D., Ph.D. Nominating and Corporate Governance Committee	72

Dr. Zeldis has served as a member of our Board since September 2012. Dr. Zeldis currently serves as the Executive Vice President and Head of Research and Development of NexImmune, Inc., a Nasdaq-listed clinical-stage biotechnology company. From August 2016 through March 2020, Dr. Zeldis served as the Chief Medical Officer of Sorrento Therapeutics, Inc., a public clinical-stage biopharmaceutical company. From August 2017 through September 2018, Dr. Zeldis served as the Chief Medical Officer of Celularity, Inc., a biotechnology company. Prior to joining Sorrento, Dr. Zeldis served as Chief Executive Officer of Celgene Global Health and the Chief Medical Officer of Celgene Corporation, a public biopharmaceutical company, where he had been employed since 1997. He previously served as Celgene's Senior Vice President of Clinical Research and Medical Affairs. Previously, Dr. Zeldis served as Assistant Professor of Medicine at Harvard Medical School, Associate Professor of Medicine at University of California, Davis, Clinical Associate Professor of Medicine at Cornell Medical School, and Professor of Clinical Medicine at the Robert Wood Johnson Medical School. Dr. Zeldis received an A.B. and M.S. from Brown University and a M.Phil., M.D. and Ph.D. in Molecular Biophysics and Biochemistry (immunochemistry) from Yale University. Dr. Zeldis has served on the board of directors of Soligenix, Inc., a Nasdaq-listed biopharmaceutical company, since 2011; and has previously served on the board of directors of several public companies including; BioSig Technologies, Inc., a Nasdaq-listed diagnostic company, from 2015 to 2017 and from 2019 to 2020; Alliqua BioMedical, Inc., a Nasdaq-listed biomedical company, from 2011 to 2017; MetaStat, Inc., a medical device company traded on the OTCQB, from 2016 to 2019; and Kalytera Therapeutics, Inc., a pharmaceutical company traded on the TSXV, from 2015 to 2017. We believe that Dr. Zeldis is qualified to serve on our Board because of his executive leadership experience, his knowledge of

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

the biopharmaceutical industry, his extensive role in drug development and clinical studies as well as his directorships in other life science companies.

Class I Directors (terms expiring in 2024)

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Emma Reeve Audit Committee	61

Ms. Reeve has served as a member of our Board since 2018. Ms. Reeve served as the Senior Vice President and Chief Financial Officer of Constellation Pharmaceuticals, Inc., a Nasdaq-listed biopharmaceutical company, from October 2017 to July 2021, its Treasurer from December 2017 to July 2021 and its Secretary from December 2017 to September 2018. Ms. Reeve served as the Corporate Controller of Parexel International, a life sciences consulting firm and contract research organization, from September 2014 to October 2017 and as interim Chief Financial Officer and corporate controller of Paraxel from July 2016 to May 2017. Previously, Ms. Reeve served as Head of Finance and Administration at Novartis Pharma Schweiz, a pharmaceutical company, from May 2012 to August 2014 and as Vice President, Global Head Business Planning and Analysis for Novartis Vaccines and Diagnostics, a division of Novartis, from January 2008 to April 2012. Prior to that, she served as the Chief Financial Officer of Inotek Pharmaceuticals, Inc., and of Aton Pharma, Inc., and in operational and finance roles at Merck Research Laboratories and Bristol Myers Squibb Company. Ms. Reeve has served as a Trustee for Tufts Medical Center since February 2021 and has served on the board of directors of Editas Medicine, Inc. and Aadi Bioscience, Inc., both Nasdaq-listed biopharmaceutical companies, since September 2021. Ms. Reeve received a B.Sc. degree in computer science from Imperial College, University of London and is an associate of the Institute of Chartered Accountants in England & Wales. We believe that Ms. Reeve is qualified to serve on the Board because of her extensive executive leadership experience, including her experience as chief financial officer and within the finance department for various companies in our industry.

Michael Schmertzler Chair of the Board Compensation Committee Nominating and Corporate Governance Committee	70

Mr. Schmertzler has served as a member of our Board since 2001 and as Chair of our Board since 2004. Mr. Schmertzler served as a director of our UK subsidiary until February 2016. Since 2008, he has been an Adjunct Professor and Lecturer in Economics at Yale University and, since 2018, a Visiting Professor at Yale NUS in Singapore. From 2001 to 2015, Mr. Schmertzler served as a Managing Director of Aries Advisors, LLC, the sub-advisor to Credit Suisse First Boston Equity Partners, L.P., a private equity fund, and the Chair of the investment committee of Credit Suisse First Boston Equity Partners, L.P. From 1997 to 2001, Mr. Schmertzler was Co-Head of United States and Canadian Private Equity at Credit Suisse First Boston, an investment banking firm.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Prior to 1997, Mr. Schmertzler held various management positions with Morgan Stanley and its affiliates, including President of Morgan Stanley Leveraged Capital Funds and founding Managing Director of Morgan Stanley's biotechnology pharmaceuticals group, and was Managing Director and Chief Financial Officer of Lehman Brothers Kuhn Loeb and Head of International Sales and Trading and Investment Banking at its successor, Lehman Brothers, both investment banking firms. Mr. Schmertzler recently served as a court-appointed director of Lehman Commercial Paper Incorporated, the largest liquidating post-bankruptcy subsidiary of Lehman Brothers Holdings, Incorporated. Mr. Schmertzler also previously served as a member of the board of directors of Cytokinetics, Inc., and Idenix Pharmaceuticals, Inc., both of which were at the time public biopharmaceutical companies. Mr. Schmertzler received a B.A. from Yale College in Molecular Biophysics and Biochemistry, History and City Planning and an M.B.A. from the Harvard Business School. We believe that Mr. Schmertzler is qualified to serve on our Board due to his extensive experience as an investment banking and financial professional, his extensive personal knowledge of our industry and his many years of service as one of our directors.

Glenn D. Steele Jr., M.D., Ph.D. Compensation Committee	77

Dr. Steele has served as a member of our Board since 2015. Dr. Steele has served as the Chairman of xG Health Solutions, a health care redesign and optimization company affiliated with Geisinger Health System, from 2013 to 2018. From 2001 until 2015, Dr. Steele served as President and Chief Executive Officer of Geisinger Health System, an integrated health services organization in central and northeastern Pennsylvania. Dr. Steele previously served as the dean of the Biological Sciences Division and the Pritzker School of Medicine and Vice President for Medical Affairs at the University of Chicago, as well as the Richard T. Crane Professor in the Department of Surgery. Prior to that, he was the William V. McDermott Professor of Surgery at Harvard Medical School, President and Chief Executive Officer of Deaconess Professional Practice Group, Boston, MA, and Chairman of the Department of Surgery at New England Deaconess Hospital (Boston, MA). Dr. Steele has served on the board of directors of several companies including, Wellcare Health Plans Inc., a NYSE-listed managed care company, from 2009 to 2019, CEPHEID, a Nasdaq-listed molecular diagnostics company, from 2011 to 2016 and Weis Markets Inc., a NYSE-listed supermarket chain, from 2009 to 2015. We believe that Dr. Steele is qualified to serve on our Board because of his leadership and business experience, extensive experience in the health care industry, and his service on the boards of directors of other public companies.

Mary Smith Compensation Committee	59

Ms. Smith has served as a member of our Board since 2021. Since February 2018, Ms. Smith has served as Vice Chair at the VENG Group, a non-partisan government relations and public affairs firm, consulting clients on business development, strategy, healthcare

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

and corporate governance. Ms. Smith served as Principal Deputy Director (Chief Executive Officer equivalent) from March 2016 to January 2017 and Deputy Director from October 2015 to March 2016 of Indian Health Service, a division of the U.S. Department of Health and Human Services and system of hospitals providing healthcare to over 2.2 million Native Americans in the United States. From July 2014 to April 2015, Ms. Smith served as Special Counsel & Estate Trust Officer at the Office of Special Deputy Receiver Chicago Illinois, managing and advising on mergers and acquisitions for financially troubled insurance companies. Previously, Ms. Smith served as General Counsel at the Illinois Department of Insurance from June 2012 to July 2014, Counselor at the United States Department of Justice, Civil Division from February 2010 to June 2012 and Partner at Schoeman, Updike, Kaufman & Scharf. Earlier in her career, Ms. Smith served in the White House from 1997 to 2001 as Associate Director of Policy Planning in the Domestic Policy Council and later as Associate Counsel to the U.S. President in the White House Counsel’s Office. Ms. Smith received a B.S. degree in mathematics and computer science from Loyola University Chicago and a J.D. degree from the University of Chicago Law School. Additionally, Ms. Smith, who is Native American and an enrolled member of the Cherokee Nation, started a foundation, the Caroline and Ora Smith Foundation, to train Native American girls in science, technology, engineering and math. We believe that Ms. Smith is qualified to serve on our Board because of her executive leadership experience, personal knowledge of the healthcare industry and corporate governance experience.

PROPOSAL 2: VOTE TO APPROVE THE COMPANY’S AMENDED AND RESTATED 2013 LONG-TERM INCENTIVE PLAN

General

We are asking stockholders to approve an amendment and restatement of our 2013 Long-Term Incentive Plan. In this proposal, we refer to the currently existing version of the 2013 Long-Term Incentive Plan as the Plan, and we refer to the amended and restated version of the 2013 Long-Term Incentive Plan as the Restated Plan. We have maintained the Plan since our initial public offering in 2013. We believe that our success and continued growth depends, in large part, on our ability to maintain a competitive position by attracting, retaining and motivating key employees with experience and ability. As further described under the heading “Reasons Why Stockholders Should Approve the Restated Plan”, we believe that our stock-based compensation programs are central to this objective while also aligning our employee’s interests with that of our stockholders in a manner that promotes sound corporate governance. The Plan expires, in accordance with its terms, in June 2023. Therefore, on April 11, 2022, our Board, upon the recommendation of our Compensation Committee, approved the adoption, subject to stockholder approval, of the Restated Plan.

The Restated Plan includes the following material changes to the Plan:

●	Eliminates the Plan’s Evergreen Feature. The Restated Plan eliminates the evergreen feature that historically provided for an annual increase in the Plan’s share reserve.
●	Increases the Plan’s Share Reserve. The Restated Plan increases the number of shares of our common stock available for issuance under the Plan by 8,475,000 shares, subject to adjustment in the event of stock splits and other similar events.
●	Prohibits Repricing without Stockholder Approval. The Restated Plan newly prohibits the repricing of options and SARs without stockholder approval.
●	Modifies the Plan’s Share Recycling Provisions. The Restated Plan would newly permit the recycling of shares withheld to cover the exercise price or withholding taxes with respect to awards and would deplete the share pool only by shares actually used to settle stock appreciation rights, or SARs.
●	Adds Non-Employee Director Compensation Limitations. Under the Restated Plan, the sum of all cash retainers and the reported value of equity compensation provided to the pool of all incumbent non-employee directors for their Board service in a given year may not exceed an amount equal to one tenth of one percent (0.1%) of the Company’s weighted average market capitalization for the prior three years (measured on an annual basis) times the number of incumbent non-employee directors, or the Director Pool Limit. Notwithstanding the foregoing, during their first year of service on the Board, newly-appointed or elected non-employee directors will not be included in the foregoing calculation in the year of their appointment and may receive a combination of cash retainers and equity compensation in connection with their initial appointment or election to the Board of up to two (2) times the average incumbent director compensation.
●	Clawback. The Restated Plan newly requires recipients of awards from and after the date on which the Restated Plan is approved by our stockholders to agree, upon receipt of an award, to be bound by any clawback policy that we have in effect or may adopt in the future.
●	Requires that Awards to Non-Employee Directors be made by Independent Directors. The Restated Plan newly requires that awards to non-employee directors must be granted and administered by a committee of the Board, all of the members of which are independent directors as defined by Nasdaq Marketplace Rules.

●	Prohibits Reload Options or SARs. The Restated Plan newly prohibits the grant of options and SARs with a provision entitling the award holder to the automatic grant of additional options or SARs in connection with any exercise of the original option or SAR.
●	Prohibits Dividend Equivalents on Options and SARs. The Restated Plan newly prohibits the grant of options or SARs that provide for the payment or accrual of dividend equivalents.
●	Requires that Dividends, Dividend Equivalents on Restricted Stock, Restricted Stock Units and Other-Stock Based Awards Not be Paid Until Award Vests. The Restated Plan newly requires that any dividends or dividend equivalents paid with respect to restricted stock, restricted stock units or other stock-based awards must be subject to the same restrictions on transfer and forfeitability as the award with respect to which it is paid.
●	Extends the Term of the Plan. Currently, the term of the Plan is set to expire on June 3, 2023. The term of the Restated Plan would expire on June 7, 2032, unless extended by stockholder approval in the future.

If our stockholders approve the Restated Plan, including the increase to the share reserve, then, subject to adjustment in the event of stock splits and other similar events, the maximum number of shares authorized for issuance under the Restated Plan will be equal to (1) the number of shares of our common stock (up to 16,724,212 shares) that is equal to the sum of (x) the number of shares issued under the Plan prior to approval of the Restated Plan, (y) the number of shares that remain available for issuance under the Plan immediately prior to approval of the Restated Plan and (z) the number of shares subject to awards granted under the Plan prior to approval of the Restated Plan that are outstanding as of the date of approval of the Restated Plan, plus (2) from and after the date on which the Restated Plan is approved, an additional 8,475,000 shares, which shall be available for the grant of future awards.

As of April 14, 2022, options to purchase an aggregate of 11,812,951 shares of common stock were outstanding under the Plan, the 2009 Equity and Long-Term Incentive Plan, as amended, or the 2009 Plan, the 2013 Stock Incentive Plan, or the 2013 SIP, or as inducement option awards, having a weighted-average remaining term of 6.94 years and a weighted-average exercise price of $43.10 per share, 2,542,803 shares of common stock were subject to outstanding restricted stock units granted under the Plan or as inducement awards, and 5,285 shares of restricted stock were outstanding under the Plan, and an additional 922,694 shares of common stock were reserved for future awards under the Plan and our 2020 Inducement Stock Incentive Plan.

Awards granted under the 2009 Plan and the 2013 SIP prior to our initial public offering remain outstanding under the applicable plan. Any shares of common stock subject to awards under these plans that expire, terminate or are otherwise surrendered, canceled, forfeited or without having been fully exercised or resulting in any common stock being issued will be available for grant under the Plan up to a specified number of shares as set forth in the Plan.

Assuming that aggregate equity awards are granted at levels consistent with recent historical practices, then we generally expect that the share reserve under the Restated Plan should be sufficient to cover our projected stock grants for a period of approximately three years, but the actual timeline may vary based on changes in participation, market practices and our stock price. If the Restated Plan is not approved, we expect to be able to make awards under the Plan for the remainder of the term of the Plan.

Reasons Why Stockholders Should Approve the Restated Plan

Attracts, Retains and Motivates Talent. It is critical to our success that we recruit, retain and motivate the best talent in what is a tremendously competitive labor market. Equity-based compensation has always been and will continue to be a key component in our ability to pay market-competitive compensation to our newly hired employees, but also to preserve our existing employees. Indeed, historically, we have provided equity awards to all of our employees upon commencement of employment and annually in our continuing effort to foster a culture in which every employee is responsible for our successes and is rewarded for our achievements. We believe that our employees and potential employees expect equity awards to be a key ongoing part of their compensation. In fact, approximately 81% of our employee annual equity awards in 2021 were granted to employees other than our named executive officers based upon the grant date fair market value of our annual equity awards. As our employee population continues to grow, our ability to recruit and retain employees could be negatively impacted if we do not have sufficient authorized shares available for future equity awards under the Plan.

Aligns with our Pay-for-Performance Compensation Philosophy. We believe that equity-based compensation is fundamentally performance-based. Most of the equity awards that are granted to our executives are in the form of stock options, pursuant to which our executives will only receive value if our stock price increases following the date of grant. Thus, as the value of our stock appreciates, our executives’ realizable compensation from equity awards increases in alignment with stockholders. Conversely, if the stock price does not appreciate, our executives do not realize as much value from equity compensation. Our commitment to this pay-for-performance compensation philosophy is evidenced by our historic grants to our named executive officers. For example, in 2021, our Chief Executive Officer’s and other named executive officers’ annual equity awards were composed of approximately 80% options and 20% restricted stock units, respectively, based upon the grant date fair value of the awards.

Aligns Employee and Director Interests with Stockholder Interests. Providing a significant portion of our employee compensation and our non-employee director compensation in the form of equity directly aligns the interests of those employees and directors with the interests of our stockholders. If the Restated Plan is approved by stockholders, we will be able to continue granting equity-based incentives that foster this alignment between our employees and our non-employee directors and our stockholders.

Reasonable Burn Rate and Overhang. As described under the heading “Burn Rate and Overhang” our three-year weighted average burn rate for the 2019, 2020 and 2021 fiscal years was 5.5%. We have maintained this burn rate even as our employee workforce has continually grown with 761 employees as of December 31, 2019, 967 employees as of December 31, 2020 and 1,177 employees as of December 31, 2021. In addition, if the Restated Plan is approved, our approximate potential overhang (as a percent of fully diluted shares outstanding) as of that date would increase to 24.98%. However, we expect that figure to decline over time as we expect to grant more restricted stock units relative to options, outstanding restricted stock units vest and options are exercised.

Consistent with Stockholder Interests and Sound Corporate Governance. As described under the heading “Key Features of the Restated Plan” and more thoroughly below, the Restated Plan was purposefully designed to include features that are consistent with stockholder interests and that promote sound corporate governance.

Key Features of the Restated Plan

The Restated Plan includes several features that are consistent with protecting the interests of our stockholders and with sound corporate governance practices. These features are highlighted below and are more fully described in the summary of the Restated Plan further below in this proposal.

●	No Evergreen. The Restated Plan does not include an “evergreen” or other provision that provides for automatic increases in the number of shares available for grant under the Restated Plan.
●	No Repricing of Awards without Stockholder Approval. The Restated Plan prohibits the “repricing” of options and SARs without shareholder approval.
●	Limit on Non-employee Director Compensation. The sum of all cash retainers and the reported value of equity compensation provided to the pool of all incumbent non-employee directors for their Board service in a given year may not exceed the Director Pool Limit. Newly-appointed or elected non-employee directors will not be subject to the Director Pool Limit during their first year of service and may receive a combination of cash retainers and equity compensation in connection with their initial appointment or election to the Board of up to two (2) times the average incumbent director compensation.
●	Clawback. Recipients of awards under the Restated Plan must agree, upon receipt of an award, to be bound by any clawback policy that we have in effect or may adopt in the future.

●	No Discounted Options or SARs. The exercise price for stock options and SARs granted under the Restated Plan must equal or exceed the underlying stock’s fair market value as of the grant date.
●	No Reload Options or SARs. No options or SARs granted under the Restated Plan may contain a provision entitling the award holder to the automatic grant of additional options or SARs in connection with any exercise of the original option or SAR.
●	No Dividend Equivalents on Options or SARs. No options or SARs granted under the Restated Plan may provide for the payment or accrual of dividend equivalents.
●	Prohibition on Paying Dividends or Dividend Equivalents on Unvested Awards. Dividends or dividend equivalents credited or payable in connection with an award of restricted stock, restricted stock units and other stock-based awards under the Restated Plan that are not yet vested will be subject to the same restrictions and risk of forfeiture as the underlying award and will not be paid until the underlying award vests.
●	No Automatic Single Trigger Equity Acceleration. There is no automatic acceleration of equity awards (no “single trigger”) upon a change in control; instead, the Board has discretion to determine the treatment of awards and may provide for a “double trigger” where awards would only vest upon a qualifying termination that follows a change in control.
●	No Change of Control/280G Tax Gross-Ups. The Company does not provide its employees with tax gross-ups on change of control benefits.

Burn Rate and Overhang

In setting and recommending to stockholders the number of additional shares to authorize under the Restated Plan, the Board considered the historical number of equity awards granted under the Plan, as well as the Company’s burn rate. Burn rate provides a measure of the potential dilutive impact of our equity award program which we calculate by dividing the number of shares subject to equity awards granted during the year by the basic weighted average number of shares outstanding. Set forth below is a table that reflects our burn rate for the 2019, 2020 and 2021 fiscal years, as well as an average over those years.

		Full-Value
	Stock Options	Awards Granted		Basic
Fiscal	Granted	(RSUs and RSAs)	Total	Common Shares
Year	(A)	(B)	(A) + (B)	Outstanding at YE	Burn Rate
2021	2,487,234	1,018,228	3,505,462	70,828,226	4.9%
2020	2,777,975	663,045	3,441,020	69,718,096	4.9%
2019	3,977,995	306,549	4,284,544	61,935,870	6.9%
				Weighted Average:	5.5%

An additional metric that we use to measure the cumulative dilutive impact of our equity program is fully diluted overhang (the sum of (1) the number of shares subject to equity awards outstanding, but not exercised or settled and (2) the number of shares available to be granted, divided by the sum of (1) the total common shares outstanding as of April 14, 2022, (2) the number of shares subject to equity awards outstanding but not exercised or settled, and (3) the number of shares available to be granted). As of April 14, 2022, there were 14,361,039 shares underlying all equity awards outstanding, 922,694 shares available for future awards, and 71,360,039 common shares outstanding. Accordingly, our approximate overhang as of April 14, 2022 was 17.64% as a percent of fully-diluted common shares outstanding. If the Restated Plan is approved, our approximate potential overhang (as a percent of fully diluted shares outstanding) as of that date would increase to 24.98% and then will decline over time.

Our fully diluted overhang from outstanding awards only of 16.57% of as of April 14, 2022 is a function of historical factors such as our options-focused grant strategy, limited exercise relief, benchmarking equity compensation sharing rates against smaller-cap peers in the past when we were a smaller company and utilizing non-dilutive financings. For example, we have traditionally utilized stock options within our executive compensation program to encourage the execution of our long-term growth strategy. In 2021, our Chief Executive Officer’s and named executive officers’ annual equity awards were composed of approximately 80% options and 20% restricted stock units, respectively, based upon the grant date fair value of the awards. Approximately 25% of our fully diluted overhang on April 14, 2022 was in vested, in-the-money stock options (approximately 3.81 million options), and our overhang would be 13.85% rather than 17.64% if these options were exercised. To the extent the vested options are out of the money, as some are, they also provide a strong performance incentive that is well-aligned with the interests of our stockholders – and if our performance does not translate to improved share price, the options will expire for no consideration, in accordance with their terms and therefore not dilute our stockholders. Additionally, we have utilized non-dilutive financings, such as our convertible notes issuances in 2015 and 2019, to partially fund our operations and expenses. If we had sold shares of our common stock to raise such capital instead, we would have more fully diluted shares outstanding and a lower overhang.

Request for Stockholder Approval

A majority of the voting power of the shares of common stock cast on this matter is required to approve this proposal. Our Board urges stockholders to vote for this proposal as failure to obtain the required vote may limit the Company’s ability to attract, retain and motivate talented employees.

Our Board Recommends that You Vote "FOR" the Approval of the Company’s Proposed Amended and Restated 2013 Long-Term Incentive Plan.

Description of the Restated Plan

The following is a summary of the key provisions of the Restated Plan, as it would become effective if the stockholders approve this proposal. This summary does not purport to be a complete description of all the provisions of the Restated Plan. A copy of the Restated Plan has been filed with this proxy statement as Exhibit A, and the following description of the Restated Plan is qualified in its entirety by reference to that Exhibit. References to our Board in this summary includes our Compensation Committee or any similar committee appointed by our Board or our officers, to the extent that the Board’s powers or authority under the Restated Plan have been delegated to such committee or officers, in accordance with the Restated Plan.

Types of Awards; Shares Available for Awards; Share Counting Rules

The Restated Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, nonstatutory stock options, SARs, restricted stock, restricted stock units, and other stock-based awards, which we collectively refer to as awards.

Subject to adjustment in the event of stock splits, stock dividends or similar events, awards may be made under the Restated Plan (any or all of which awards may be in the form of incentive stock options) for up to a number of shares of our common stock as is equal to the sum of:

●	a number of shares of our common stock (up to 16,724,212 shares) as is equal to the sum of (x) the number of shares of our common stock issued under the Plan prior to the effective date of the Restated Plan, (y) the number of shares of our common stock that remain available for issuance under the Plan immediately prior to the effective date of the Restated Plan, and (z) the number of shares of our common stock subject to awards granted prior to the effective date of the Restated Plan that are outstanding as of the effective date of the Restated Plan; plus
●	from and after the effective date of the Restated Plan, an additional 8,475,000 shares of our common stock.

Shares of our common stock issued under the Restated Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

The Restated Plan provides that the sum of all cash retainers and the reported value of equity compensation provided to the pool of all incumbent non-employee directors for their Board service in a given year may not exceed the Director Pool Limit. Newly-appointed or elected non-employee directors will not be subject to the Director Pool Limit during their first year of service and may receive a combination of cash retainers and equity compensation in connection with their initial appointment or election to the Board of up to two (2) times the average incumbent director compensation.

For purposes of counting the number of shares available for the grant of awards under the Restated Plan, all shares of common stock covered by SARs will be counted against the number of shares available for the grant of awards. However, SARs that may be settled only in cash will not be so counted. In addition, if we grant a SAR in tandem with an option for the same number of shares of our common stock and provide that only one such award may be exercised, which we refer to as a tandem SAR, only the shares covered by the option, and not the shares covered by the tandem SAR, will be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Restated Plan.

Shares covered by awards under the Restated Plan that expire or are terminated, surrendered, or canceled without having been fully exercised or are forfeited in whole or in part (including as the result of shares subject to such award being repurchased by us at the original issuance price pursuant to a contractual repurchase right) or are settled in cash or that otherwise result in any shares not being issued will again be available for the grant of awards under the Restated Plan. Further, shares of common stock delivered (by actual delivery, attestation, or net exercise) to us by a participant to exercise an award or to satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) will be added to the number of shares available for the grant of awards under the Restated Plan. However, in the case of incentive stock options, the share counting rules described in this paragraph will be subject to any limitations under the Code.

In connection with a merger or consolidation of an entity with us or our acquisition of property or stock of an entity, our Board may grant awards under the Restated Plan in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as our Board determines appropriate in the circumstances, notwithstanding any limitation on awards contained in the Restated Plan. No such substitute awards will count against the overall share limit or sublimit contained in the Restated Plan, except as required by reason of Section 422 and related provisions of the Code.

Descriptions of Awards

Options. Optionees receive the right to purchase a specified number of shares of common stock at a specified exercise price and subject to the other terms and conditions that are specified in connection with the option grant. An option that is not intended to be an “incentive stock option” is a “nonstatutory stock option.” Options may not be granted at an exercise price that is less than 100% of the fair market value of our common stock on the date of grant. If our Board approves the grant of an option with an exercise price to be determined on a future date, the exercise price may not be less than 100% of the fair market value of our common stock on that future date. Under present law, incentive stock options may not be granted at an exercise price less than 110% of the fair market value in the case of stock options granted to optionees holding more than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries. Under the terms of the Restated Plan, options may not be granted for a term in excess of ten years (and, under present law, five years in the case of incentive stock options granted to optionees holding greater than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries). The Restated Plan permits participants to pay the exercise price of options using one or more of the following manners of payment: (i) payment by cash or by check, (ii) except as may otherwise be provided in the applicable option agreement or approved by our Board, in its sole discretion, in connection with a “cashless exercise” through a broker, (iii) to the extent provided in the applicable option agreement or approved by our Board, in its sole discretion, and subject to certain conditions, by delivery to us of shares of our common stock owned by the participant valued at their fair market value, (iv) to the extent provided in an applicable nonstatutory stock option agreement or approved by our Board, in its sole discretion, by delivery of a notice of “net exercise” as a result of which we will retain a number of shares of common stock otherwise issuable pursuant to the stock option equal to the aggregate exercise price for the portion of the option being exercised divided by the fair market value of our common stock on the date of exercise, (v) to the extent permitted by applicable law and provided for in the applicable option agreement or approved by our Board, in its sole discretion, by any other lawful means, or (vi) by any combination of these forms of payment. No option granted under the Restated Plan may contain a provision entitling the participant to the automatic grant of additional options in connection with any exercise of the original option. No options granted under the Restated Plan may provide for the payment or accrual of dividend equivalents.

Stock Appreciation Rights. A SAR is an award entitling the holder, upon exercise, to receive a number of shares of our common stock, or cash (or a combination of shares of our common stock and cash) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of our common stock over the measurement price. The Restated Plan provides that the measurement price of a SAR may not be less than the fair market value of our common stock on the date the SAR is granted (provided, however, that if our Board approves the grant of a SAR effective as of a future date, the measurement price shall not be less than 100% of the fair market value on such future date) and that SARs may not be granted with a term in excess of 10 years. No SARs granted under the Restated Plan may contain a provision entitling the participant to the automatic grant of additional SARs in connection with any exercise of the original SAR. No SARs granted under the Restated Plan may provide for the payment or accrual of dividend equivalents.

Limitation on Repricing of Options or SARs. With respect to options and SARs, unless such action is approved by our stockholders or otherwise permitted under the terms of the Restated Plan in connection with certain changes in capitalization and reorganization events, we may not (1) amend any outstanding option or SAR granted under the Restated Plan to provide an exercise price or measurement price per share that is lower than the then-current exercise price or measurement price per share of such outstanding option or SAR, (2) cancel any outstanding option or SAR (whether or not granted under the Restated Plan) and grant in substitution therefor new awards under the Restated Plan (other than certain substitute awards issued in connection with an acquisition by us, described above) covering the same or a different number of shares of our common stock and having an exercise price or measurement price per share lower than the then-current exercise price or measurement price per share of the canceled option or SAR, (3) cancel in exchange for a cash payment any outstanding option or SAR with an exercise price or measurement price per share above the then-current fair market value of our common stock, or (4) take any other action under the Restated Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market or any other exchange or marketplace on which our stock is listed or traded.

Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of our common stock, subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Any dividends (whether paid in cash, stock or property) declared and paid by us with respect to shares of restricted stock will be paid to the participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. No interest will be paid on such dividends.

Restricted Stock Unit Awards. Restricted stock units, or RSUs, entitle the recipient to receive shares of our common stock, or cash equal to the fair market value of such shares, to be delivered at the time such award vests pursuant to the terms and conditions established by our Board. Our Board may provide that settlement of RSUs will be deferred, on a mandatory basis or at the election of the participant in a manner that complies with Section 409A of the Code. A participant has no voting rights with respect to any RSU. Our Board may provide that a grant of RSUs may provide the participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of our common stock. Any such dividend equivalents may be credited to an account for the participant and may be settled in cash and/or shares of our common stock, in each case to the extent provided in the applicable award agreement. Dividend equivalents with respect to RSUs will be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which such dividend equivalents are awarded. No interest will be paid on any such dividend equivalents.

Other Stock-Based Awards. Under the Restated Plan, our Board may grant other awards of shares of our common stock, and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of our common stock or other property, having such terms and conditions as our Board may determine. We refer to these types of awards as other stock-based awards. Other stock-based awards may be available as a form of payment in settlement of other awards granted under the Restated Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other stock-based awards may be paid in shares of our common stock or in cash, as our Board may determine. The award agreement of an other stock-based award may provide the holder of an other stock-based award with the right to receive dividend equivalents. Dividend equivalents may be credited to an account for the participant and may be settled in cash and/or shares of our common stock, in each case to the extent provided in the applicable award agreement. Dividend equivalents with respect to other stock-based awards will be subject to the same restrictions on transfer and forfeitability as the other stock-based award with respect to which they are awarded. No interest will be paid on any such dividend equivalents.

Eligibility to Receive Awards

All of our employees, officers, and directors, as well as our consultants and advisors, are eligible to receive awards under the Restated Plan. However, incentive stock options may only be granted to our employees, employees of our present or future parent or subsidiary corporations, and employees of any other entities the employees of which are eligible to receive incentive stock options under the Code.

Transferability of Awards

Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. However, our Board may permit or provide in an award for the gratuitous transfer of the award by the participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant and/or an immediate family member thereof if we would be eligible to use a Form S-8 under the Securities Act of 1933, as amended, for the registration of the sale of the common stock subject to such award to the proposed transferee. Further, we are not required to recognize any transfer until such time as the participant and the permitted transferee have, as a condition to the transfer, delivered to us a written instrument in form and substance satisfactory to us confirming that such transferee will be bound by all of the terms and conditions of the award. None of the restrictions described in this paragraph prohibit a transfer from the participant to the Company.

No Rights as a Stockholder; Clawback

No participant will have any rights as a stockholder with respect to any shares of common stock to be distributed with respect to an award granted under the Restated Plan until becoming a record holder of such shares, subject to the terms of an award agreement. In accepting an award granted under the Restated Plan on or after the effective date of the Restated Plan, a participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.

Administration

The Restated Plan will be administered by our Board. Our Board has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Restated Plan that it deems advisable and to construe and interpret the provisions of the Restated Plan and any award agreements entered into under the Restated Plan. Our Board may correct any defect, supply any omission or reconcile any inconsistency in the Restated Plan or any award in the manner and to the extent it deems expedient and will be the sole and final judge of such expediency. All decisions by our Board made under the Restated Plan will be made in our Board’ sole discretion and will be final and binding on all persons having or claiming any interest in the Restated Plan or in any award.

Pursuant to the terms of the Restated Plan, our Board may delegate any or all of its powers under the Restated Plan to one or more committees or subcommittees of our Board. Additionally, subject to any requirements of applicable law, our Board may delegate to one or more of our officers the power to grant awards (subject to any limitations under the Restated Plan) to our employees or officers and to exercise other powers under the Restated Plan as our Board may determine. However, no officer will be authorized to grant awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended, or the Exchange Act) or to any “officer” of the

Company (as defined by Rule 16a-1(f) under the Exchange Act. Our Board has authorized the Compensation Committee to administer certain aspects of the Restated Plan. Awards granted to non-employee directors must be granted and administered by a committee of our Board, all of the members of which are independent directors as defined by Section 5605(a)(2) of the Nasdaq Marketplace Rules.

Subject to any applicable limitations contained in the Restated Plan, our Board, the Compensation Committee, or any other committee or officer to whom our Board delegates authority, as the case may be, selects the recipients of awards and determines (i) the number of shares of common stock, cash or other consideration covered by awards and the terms and conditions of such awards, including the dates upon which such awards become exercisable or otherwise vest, (ii) the exercise or measurement price of awards, if any, and (iii) the duration of awards.

Except as otherwise provided by the Restated Plan, each award under the Restated Plan may be made alone or in addition or in relation to any other award. The terms of each award need not be identical, and our Board need not treat participants uniformly. Our Board will determine the effect on an award of the disability, death, termination or other cessation of employment or other status, authorized leave of absence or other change in the employment or other status of a participant, and the extent to which, and the period during which, the participant (or the participant’s legal representative, conservator, guardian or designated beneficiary) may exercise rights under an award. Our Board may at any time provide that any award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of our common stock, other than an ordinary cash dividend, we are required to make equitable adjustments (or make substituted awards, as applicable), in the manner determined by our Board, to (i) the number and class of securities available under the Restated Plan, (ii) the share counting rules set forth in the Restated Plan, (iii) the number and class of securities and exercise price per share of each outstanding option, (iv) the share- and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding award of restricted stock and RSUs, and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding other stock-based award.

We will indemnify and hold harmless each director, officer, employee or agent to whom any duty or power relating to the administration or interpretation of the Restated Plan has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with our Board’s approval) arising out of any act or omission to act concerning the Restated Plan unless arising out of such person’s own fraud or bad faith.

Amendment of awards. Subject to the provisions of the Restated Plan with respect to repricing outstanding stock options or SARs, our Board may amend, modify or terminate any outstanding award, including but not limited to, substituting therefor another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonstatutory stock option. The award holder’s consent to any such action will be required unless our Board determines that the action, taking into account any related action, does not materially and adversely affect the award holder’s rights under the Restated Plan or the change is otherwise permitted under the terms of the Restated Plan in connection with a change in capitalization or reorganization event.

Reorganization Events

The Restated Plan contains provisions addressing the consequences of any reorganization event. A reorganization event is defined under the Restated Plan as (a) any merger or consolidation of us with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is canceled, (b) any transfer or disposition of all of our common stock for cash, securities or other property pursuant to a share exchange or other transaction or (c) our liquidation or dissolution.

Provisions Applicable to Awards Other than Restricted Stock. Under the Restated Plan, if a reorganization event occurs, our Board may take any one or more of the following actions as to all or any (or any portion of) outstanding awards other than restricted stock on such terms as our Board determines (except to the extent specifically provided otherwise in an applicable award agreement or another agreement between a participant and us): (1) provide that such awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (2) upon written notice to a participant, provide that all of the participant’s unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice, (3) provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part prior to or upon such reorganization event, (4) in the event of a reorganization event under the terms of which holders of our common stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event, which we refer to as the Acquisition Price, make or provide for a cash payment to participants with respect to each award held by a participant equal to (A) the number of shares of our common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award, (5) provide that, in connection with our liquidation or dissolution, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (6) any combination of the foregoing. Our Board is not obligated to treat all awards, all awards held by a participant, or all awards of the same type, identically. Certain restricted stock unit awards that are subject to Section 409A of the Code will be settled in accordance with the terms of the applicable award agreement.

Provisions Applicable to Restricted Stock. Upon the occurrence of a reorganization event other than our liquidation or dissolution, our repurchase and other rights with respect to outstanding restricted stock will inure to the benefit of our successor and will, unless our Board determines otherwise, apply to the cash, securities or other property which our common stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to such restricted stock. However, our Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any restricted stock or any other agreement between a participant and us, either initially or by amendment. Upon the occurrence of a reorganization event involving our liquidation or dissolution, except to the extent specifically provided to the contrary in the instrument evidencing any award of restricted stock or any other agreement between the participant and us, all restrictions and conditions on all restricted stock then outstanding shall automatically be deemed terminated or satisfied.

Provisions for Foreign Participants

Our Board may establish one or more sub-plans under the Restated Plan to satisfy applicable securities, tax or other laws of various jurisdictions. Our Board will establish such sub-plans by adopting supplements to the Restated Plan containing any limitations on our Board’s discretion under the Restated Plan and any additional terms and conditions not otherwise inconsistent with the Restated Plan as the Board deems necessary or desirable. All supplements adopted by our Board will be deemed to be part of the Restated Plan, but each supplement will only apply to participants within the affected jurisdiction.

Amendment or Termination

If we receive stockholder approval of the Restated Plan, no award may be granted under the Restated Plan after June 7, 2032, but awards previously granted may extend beyond that date. Our Board may amend, suspend or terminate the Restated Plan or any portion of the Restated Plan at any time, except that (i) no amendment may be made to the plan to permit an option or SAR to be repriced without stockholder approval and (ii) no amendment that would require stockholder approval under the rules of the national securities exchange on which the Company then maintains its primary listing will be effective unless and until such amendment has been approved by our stockholders. If at any time the approval of our stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to incentive stock options, our Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Restated Plan adopted in accordance with the procedures described above will apply to, and be binding on the holders of, all awards outstanding under the Restated Plan at the time the amendment is adopted, provided that our Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of participants under the Restated Plan. No award will be made that is conditioned on stockholder approval of any amendment to the Restated Plan unless the award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date the award was granted and (ii) it may not be exercised or settled (or otherwise result in the issuance of shares of our common stock) prior to the receipt of such stockholder approval.

If stockholders do not approve the adoption of the Restated Plan, the Restated Plan will not go into effect, and the Company will not grant any awards under the Restated Plan. In this event, awards will continue to be made under the Plan until the expiration of the Plan in accordance with its terms and the Board will consider whether to adopt alternative arrangements based on its assessment of the needs of the Company.

Plan Benefits

As of April 14, 2022, approximately 1,322 persons were eligible to receive awards under the Restated Plan, including the Company’s 1,215 employees (excluding officers), 7 officers (all of whom are also employees), 9 directors (excluding the Chief Executive Officer, who is an officer), and 9 consultants. As of April 14, 2022, the Company had 82 advisors (excluding consultants). The granting of awards under the Restated Plan is discretionary, and the Company cannot now determine the number or type of awards to be granted in the future to any particular person or group.

On April 27, 2022 the last reported sale price of the Company common stock on the Nasdaq Stock Market was $37.15.

New Plan Benefits

Our executive officers and directors have an interest in approval of the Restated Plan because it relates to the issuance of equity awards for which executive officers and directors may be eligible. The benefits that will be awarded or paid under the Restated Plan to executive officers and directors cannot currently be determined. Awards granted under the Restated Plan to executive officers and directors are within the discretion of the Board, and the Board has not determined future awards or who might receive them.

Aggregate Past Grants Under the Plan

The table below shows, as to each Named Executive Officer and the various indicated groups, the aggregate number of shares of our common stock subject to option grants, restricted stock grants and RSU grants under the Plan since the Plan’s inception through April 14, 2022.

Name and Position	Number of Options Granted (#)	Number of Restricted Stock Units and Restricted Shares Granted (#)
Stuart W. Peltz, Ph.D., Chief Executive Officer	1,839,500	126,200
Emily Hill, Chief Financial Officer	278,835	43,981
Neil Almstead, Ph.D., Chief Technical Operations Officer	542,550	40,800
Mark E. Boulding, Executive Vice President and Chief Legal Officer	621,100	43,800
Eric Pauwels, Chief Business Officer	321,821	58,910
All current executive officers, as a group	4,098,256	401,971
All current non-executive directors, as a group	886,168	64,313
All employees, including all current officers who are not executive officers, as a group	9,408,867	3,673,363

U.S. Federal Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the Restated Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or its corporate parent or 50% or majority-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights. A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units. A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an award of RSUs. When an RSU vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards. The tax consequences associated with any other stock-based award granted under the Restated Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to the Company. There will be no tax consequences to the Company except that the Company will be entitled to a deduction when a participant has compensation income, subject to the limitations of Section 162(m) of the Code.

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed the firm of Ernst & Young LLP, an independent registered public accounting firm, to audit our books, records and accounts for the fiscal year ending December 31, 2022. This appointment is being presented to the stockholders for ratification at the Annual Meeting.

Ernst & Young LLP has served as our auditor consecutively since 2010, and has served as our independent registered public accounting firm beginning in connection with our initial public offering in 2013. Ernst & Young LLP has no direct or indirect material financial interest in our Company or our subsidiaries. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement on the firm’s behalf if they so desire. The representatives also will be available to respond to appropriate questions.

Our Audit Committee is solely responsible for selecting our independent registered public accounting firm for 2022. Although we are not required to submit the appointment to a vote of the stockholders, our Board believes that it is appropriate as a matter of good corporate governance to request that the stockholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

If the stockholders do not ratify the appointment, our Audit Committee will investigate the reasons for stockholder rejection and may reconsider its appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022 and may appoint another independent registered public accounting firm. Even if the appointment is ratified, our Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our Company and our stockholders.

A majority of the voting power of the shares of common stock cast on this matter is required to approve this proposal. Unless otherwise instructed in the proxy, all proxies will be voted "FOR" the ratification of Ernst & Young LLP.

Our Board Recommends that You Vote "FOR" the Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2022.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the fees incurred for services performed by Ernst & Young LLP during fiscal years 2021 and 2020:

Nature of Service	2021	2020
Audit Fees(1)	$2,058,725	$2,439,651
Audit Related Fees	$—	$—
Tax Fees(2)	$361,890	$396,803
All Other Fees(3)	$197,000	$2,000
Total:	$2,617,615	$2,838,454

(1)	"Audit Fees" represent fees for the respective fiscal year for professional services for the audit of our annual financial statements, the review of financial statements included in our quarterly financial statements, accounting consultations, and other services that are normally provided by the independent registered public accounting firm in connection with other statutory or regulatory requirements including, services rendered relating to our registration statement filings with the SEC and public offerings of our common stock and services rendered in connection with the audit of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
(2)	"Tax Fees" is primarily for services rendered in connection with international tax matters, including services rendered for tax compliance and tax advice.

(3)	This category consists of fees for any other products or services provided by Ernst & Young LLP not described above. The services for fees in 2021 are related to cybersecurity assessment and licensed accounting research software. The services for fees in 2020 are related to licensed accounting research software.

Our Audit Committee determined that the provision of the non-audit services by Ernst & Young LLP described above is compatible with maintaining Ernst & Young LLP’s independence.

Audit Committee Pre-Approval Policy and Procedures

Our Audit Committee as a whole, or through its Chair, pre-approves all audit and non-audit services (including fees) to be provided by the independent registered public accounting firm. Our Audit Committee has delegated to the Chair of our Audit Committee the authority to pre-approve non-audit services not prohibited by law to be performed by Ernst & Young LLP and associated fees, provided that the Chair of our Audit Committee reports any decisions to pre-approve such services and fees to the full Audit Committee at its next regular meeting. All services provided by Ernst & Young LLP during 2021 and 2020 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed the audited financial statements of PTC Therapeutics, Inc. for the fiscal year ended December 31, 2021 with management.

The Audit Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Public Company Accounting Oversight Board Rule 3526 regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed Ernst & Young LLP’s independence from us with Ernst & Young LLP.

Based on the review and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements as of and for the year ended December 31, 2021 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

By the Audit Committee of the
Board of Directors of PTC Therapeutics, Inc.

Emma Reeve, Chair
David P. Southwell
Dawn Svoronos

EXECUTIVE OFFICERS

The following table and biographical descriptions provide information as of April 14, 2022 relating to each of our executive officers, other than Dr. Peltz, who also serves as a director of the Company. Dr. Peltz’s biographical information is presented above in this proxy statement under the heading "Proposal 1: Election of Directors—Biographical Information."

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Neil Almstead, Ph.D. Chief Technical Operations Officer	55

Dr. Almstead has served as our Chief Technical Operations Officer since December 2018. Dr. Almstead has been employed with PTC since 2000. He served as our Executive Vice President, Research, Pharmaceutical Operations and Technology from January 2015 to December 2018, Senior Vice President, Research and CMC from July 2008 to December 2014 and Senior Vice President, Chemistry and CMC from January 2007 to June 2008. Prior to joining PTC, Dr. Almstead served as Project Manager at Procter & Gamble Company, a publicly traded consumer products company. Dr. Almstead has co-authored more than 75 publications and patents pertaining to the design and synthesis of lead candidate compounds for genetic disorders, oncology and inflammatory diseases. Dr. Almstead received a B.S. from Clarkson University and a Ph.D. in Organic Chemistry from the University of Illinois at Urbana-Champaign.

Mark E. Boulding Executive Vice President and Chief Legal Officer	61

Mr. Boulding has served as our Executive Vice President and Chief Legal Officer since March 2012, and previously served as our Senior Vice President and General Counsel from April 2002 to February 2012 and our Corporate Secretary from 2002 to 2017. He also serves as a director of one and as co-secretary of two subsidiaries of PTC. Prior to joining us, Mr. Boulding served as General Counsel, Executive Vice President and Secretary of MedicaLogic/Medscape, Inc., a provider of digital health records software and healthcare information, from May 2000 to April 2002. From June 1999 to May 2000, Mr. Boulding served as the General Counsel, Vice President and Secretary of Medscape, Inc., a provider of online health information and education. Mr. Boulding previously was a partner in two Washington, D.C.-based law firms. Mr. Boulding received a J.D. from the University of Michigan and a B.A. from Yale College.

Emily Hill Chief Financial Officer	42

Ms. Hill has served as our Chief Financial Officer since June 2019. Ms. Hill joined the Company in November 2013 as Executive Director, Investor Relations, became Vice President Investor Relations in January 2018 and Senior Vice President, Head of Investor Relations in January 2019. She also serves as a director of a subsidiary of PTC. Prior to joining the Company, Ms. Hill was Director of Investor Relations at Warner Chilcott from 2011 to 2012. From 2008 to 2010, Ms. Hill was Senior Manager of Investor Relations at Genzyme Corporation. From 2007 to 2008, Ms. Hill was a Biotech Equity Research Associate at Summer Street Partners. Ms. Hill has a BA from Hamilton College, an MS in pharmacology

		from Tufts University School of Biomedical Research and received her MBA from Fordham University.

Matthew B. Klein Chief Operating Officer	50

Dr. Klein has been our Chief Operating Officer since January 2022. Dr. Klein joined the Company in October 2019 as Global Head Gene and Mitochondrial Therapies and became Global Head Clinical Development in March 2020 and Chief Development Officer in April 2020. Prior to joining the Company, Dr. Klein was Chief Executive Officer of BioElectron from 2018 to 2019, and served as a member of the board of directors of BioElectron from 2018 to 2020. Dr. Klein served as the Chief Medical Officer of BioElectron from 2013 to 2019 and was Senior Vice President, Clinical Science at BioElectron from 2012 to 2013. Dr. Klein has also served as a member of the board of directors of ClearPoint Neuro, Inc., a Nasdaq-listed company, since 2020 as our director designee. Dr. Klein has a BA from the University of Pennsylvania, an MD from Yale University School of Medicine and an MS in epidemiology from the University of Washington School of Public Health.

Eric Pauwels Chief Business Officer	61

Mr. Pauwels has served as our Chief Business Officer since April 2020. Mr. Pauwels has 39 years of healthcare experience in biopharmaceuticals and medical devices. Mr. Pauwels joined the Company in March 2015 as Senior Vice President and General Manager of the Americas. He also serves as a director of one of our subsidiaries. From September 2011 until March 2015, Mr. Pauwels was the Chief Commercial Officer and President of International for NPS Pharmaceuticals, a publicly traded biopharmaceutical company that was acquired by Shire plc. In 2011, Mr. Pauwels was the Chief Marketing Officer of Accuray Inc. From 2005 to 2010 Mr. Pauwels served as the first Chief Commercial Officer for the Shire Rare Disease Business. Mr. Pauwels earned his B.S. from California State Polytechnic University in Pomona, California.

Christine Utter Senior Vice President, Chief Accounting Officer and Head of People Services	44

Ms. Utter has served as our Chief Accounting Officer since June 2019. Ms. Utter joined the Company in 2010 as the Assistant Controller, became Senior Vice President, Finance, in January 2017 and Principal Financial Officer in June 2017 and served in such capacity until June 2019. From 2005 until 2009, Ms. Utter was the Assistant Corporate Controller of Barrier Therapeutics. Prior to 2005, Ms. Utter held positions as a financial analyst at Engelhard Corporation and as an auditor at both Ernst & Young LLP and Arthur Andersen. Ms. Utter holds a B.S. in accounting from The College of New Jersey and is a certified public accountant.

There are no family relationships between or among any of our executive officers or directors. There is no arrangement or understanding between any of our executive officers and any other person or persons pursuant to which he was or is to be selected as an executive officer.

EXECUTIVE COMPENSATION

This section describes the material elements of compensation awarded to, earned by or paid to our named executive officers, who, for fiscal year 2021, are:

●	Stuart W. Peltz, Ph.D., Chief Executive Officer;
●	Emily Hill, Chief Financial Officer;
●	Neil Almstead, Ph.D., Chief Technical Operations Officer;
●	Mark E. Boulding, Executive Vice President and Chief Legal Officer; and
●	Eric Pauwels, Chief Business Officer.

Additionally, this section discusses the principles underlying our decisions with respect to the compensation of our named executive officers and the most important factors relevant to an analysis of these decisions, as well as qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers, and is intended to provide context for the data presented in the tables and narrative that follow.

Compensation Discussion and Analysis

Executive Summary

Our executive compensation program is intended to be competitive with our peers and to motivate our executive team to achieve our short-term and long-term strategy for creating stockholder value. Our executive compensation program consists of three primary elements: base salary, annual cash incentive and annual equity award.

In 2021, we set the base salary for our Chief Executive Officer slightly below the median, and the target total cash compensation opportunity for our Chief Executive Officer, which is the sum of base salary and target bonus, near the median of our 2020 peer group. The total target direct compensation opportunity for our Chief Executive Officer, which is the sum of target cash and the fair value of stock options and restricted stock units awarded in January 2021, was approximately six percent higher than the total target direct compensation opportunity for our Chief Executive Officer in 2020. This was primarily because we awarded fewer annual equity awards to our Chief Executive Officer in January 2021 than in January 2020 given that the price of our common stock was 30% higher than the price of our common stock in January 2020 at the time the annual equity grants were made. This was despite outstanding corporate accomplishments during 2020, particularly in light of the COVID-19 pandemic, including our acquisition of Censa Pharmaceuticals, Inc., or Censa, and the approval of Evrysdi by the U.S. Food and Drug Administration, or the FDA, for the treatment of Spinal Muscular Atrophy, or SMA, in adults and children two months and older. This increase in stock price between when the 2020 and 2021 annual awards were granted coincided with a total shareholder return, or TSR, of 27% during 2020, which was the backdrop for the 2021 compensation decisions made in January 2021. For a discussion of how we determine our peer groups, see "Peer Group Composition" on page 52.

2021 Say on Pay Vote

Pursuant to Section 14A of the Exchange Act, at our 2021 annual meeting of stockholders, our stockholders voted, in an advisory manner, on a proposal to approve our named executive officers’ compensation, which is commonly referred to as the “say-on-pay” vote.

The 2021 non-binding say-on-pay vote was approved by our stockholders with approximately 98.1% of the votes cast in favor of the overall compensation of our named executive officers, including related compensation philosophy, policies and practices. We were pleased with the continued strong support from our stockholders and continue to evaluate our executive compensation program on an ongoing basis.

Executive Compensation Objectives and Philosophy

Our compensation policies and programs are intended to:

●	drive the achievement of key corporate milestones and the execution of our long-term growth strategy by placing a significant portion of named executive officer compensation "at risk",
●	attract and retain well-qualified executive management, and
●	align the interests of our executive officers and long-term stockholders.

"At-risk" compensation drives executive focus on achievement of our short- and long-term goals. Under our executive compensation program, a significant majority (93.0% and 88.5%, respectively) of our Chief Executive Officer’s and other named executive officers’ (for those who were named executive officers for the full year) primary compensation elements in 2021 (comprised of base salary, annual cash incentive at target, and the grant date fair market value of the annual equity award) were variable based on our annual performance against pre-established goals or our stock price, as shown below:

Primary compensation elements in 2021

(base salary, annual cash incentive at target, and annual equity award)

Annual Incentive
7.6%
Base Salary
7.0%
CEO
2021
Annual Equity
Award
85.4%

Annual Incentive
7.0%
Base Salary
11.5%
NEO*
Average
2021
Annual Equity
Award
81.5%

* Average for all named executive officers who were named executive officers for the full year, other than the Chief Executive Officer.

The annual equity award portion of our Chief Executive Officer’s and other named executive officers’ 2021 primary compensation consisted of stock options and restricted stock units. Our Chief Executive Officer’s 2021 annual equity award consisted of 161,000 stock options and 27,600 restricted stock units, each with a grant date fair value of $7,550,900 and $1,835,124, respectively. The stock option values were calculated using the Black-Scholes pricing model, as further described in our Summary Compensation Table below, with an exercise price of $66.49. Our Chief Executive Officer and other named executive officers may only realize value on the stock options they received in connection with their annual equity awards if our stock price increases above the exercise price and such increased value is maintained through the vesting and exercise date. We believe that structuring the primary compensation of our Chief Executive Officer and other named executive officers with a high percentage of variable elements as illustrated above strongly aligns with stockholders. The vast majority of our Chief Executive Officer’s and other named executive officers’ compensation is a direct byproduct of individual and company performance or our stock price.

We believe that our annual cash incentive program contributes to the achievement of key short-term goals that drive the success of our long-term growth strategy. Our Compensation Committee works with management to establish corporate objectives under our annual cash incentive program that highlight the Company’s strategic goals and provide appropriate motivation toward the achievement of significant milestones that we believe directly correlate to the long-term enhancement of stockholder value.

In addition, since becoming a public company in June 2013, our executive compensation program has included an annual equity award that generally vests over a period of four years, traditionally in the form of stock options, restricted stock awards in 2017 and restricted stock units in 2020 and 2021. Equity awards are made at the start of the new year, which is after performance results for the previous year are known and before the results for the new year. The January 2021 equity grant was influenced by our company’s strong performance in 2020 during which our stock price increased by 27% year-over-year and by our 54 % three-year compound annual growth rate return as of the end of 2020.

In 2021, the Compensation Committee split the annual equity awards for our named executive officers at the time of grant between options and restricted stock units consistent with our peers. As further described by our Summary Compensation Table below, our Chief Executive Officer’s and named executive officers’ 2021 annual equity awards were composed of approximately 80% options and 20% restricted stock units, respectively, based upon the grant date fair value of the awards.

We do not maintain an executive perquisite program or any guaranteed or funded retirement plan benefits other than a matching contribution under our 401(k) savings and retirement plan, or our 401(k) plan, that we make available to all employees. In light of travel safety concerns due to the ongoing COVID-19 pandemic, our Compensation Committee determined that Dr. Peltz was required to use private chartered aircraft for all aircraft travel in 2021. Additionally, all of our employees are reimbursed for all business-related aircraft travel, including travel to and from their respective residences, see "Other Elements of Compensation" below.

Attract and retain well-qualified executive management.  We believe the Company’s growth and success can only be achieved through the contributions of our employees, as led by our executive officers. Our Compensation Committee regularly works with an independent compensation consultant to understand the competitive landscape and design a compensation program intended to attract, engage and retain high caliber, talented executives capable of executing on our short- and long-term growth strategy.

For compensation decisions made in January 2021, our Compensation Committee utilized data from the 2020 peer group developed with the assistance of its independent compensation consultant as one tool to assist the Compensation Committee with respect to competitive positioning and internal parity for base salary, bonus target under our annual incentive program, and equity awards. Peer group data are a reference point in making compensation decisions, but the Compensation Committee does not utilize peer data in a formulaic manner. As a result, individual pay levels vary based on individual experience, scope of responsibilities, past performance and expectations with respect to future performance and leadership potential.

Strengthen the alignment of the interests of our executive officers and stockholders.  A stock option only has value if our stock price increases above the option exercise price and such increased value is maintained through the vesting and exercise date. The Compensation Committee believes that this form of equity award is effective at rewarding successful execution of our long-term growth strategy and has used stock options for most of our named executive officers’ equity compensation. Option awards provided to named executive officers in January 2021 have an exercise price of $66.49 and are not providing any in-the-money value as of the date hereof as a result of the current lower stock price.

Peer Group Composition

General.  Our Compensation Committee uses peer group benchmark information developed in coordination with an independent compensation consultant to assist it in understanding the range of base salary, target annual incentive compensation, and equity grant levels offered for comparable roles at peer companies. Our Compensation Committee considers the relevance of its compensation peer group based on factors that include the Company’s stage of development, therapeutics focus, market capitalization, revenue, and headcount.

Analysis of the level and types of compensation our peer group companies offer for positions similar to those of our named executive officers is only one factor taken into account by the Compensation Committee when determining executive compensation. Our Compensation Committee also considers the performance of the Company and each named executive officer’s individual performance over the past year, their contributions to the execution of the Company’s short-term goals and long-term strategy, the Board’s expectations of performance against key strategic, financial and operational objectives in the coming year, the long-term retention of the named executive officer, and demonstration of executive leadership at the Company as well as matters of internal parity.

2020 Peer Group. Our Compensation Committee retained FW Cook as its independent compensation consultant in 2020 and directed FW Cook to assist in the development of a reference peer group, which we refer to as the 2020 peer group, for compensation decisions to be made effective in January 2021, including 2021 base salary adjustments, annual cash incentive targets for 2021, and the annual equity awards granted on January 6, 2021, informed by 2020 performance.

In developing the 2020 peer group, the Compensation Committee, with input from FW Cook, selected companies within what it considered a relevant market cap range, that have at least one commercial product and are headquartered on the east coast or the west coast of the United States to align cost-of-living and labor market. A 2020 review of the 2019 peer group showed PTC was above the 60th percentile of the average market cap and that continuing with 12 companies from the 2019 peer group maintained year-over-year consistency. Momenta Pharmaceuticals, Inc. and Spark Therapeutics, Inc. were removed from the peer group because they were acquired in 2020. Halozyme Therapeutics, Inc. was removed from the peer group because of its shift in focus away from traditional drug development. Four new companies, Agios Pharmaceuticals, Inc., bluebird bio, Inc., Fibrogen, Inc. and Neurocrine Biosciences, Inc., with market caps in a similar range as ours were added, for a total of 16 peer companies. The selected companies had a median market cap of approximately $3.49 billion on average in 2019 when they made the compensation decisions disclosed in their 2020 proxy statements. PTC’s market cap at the time of the 2020 peer group review was $3.28 billion, which was near the median of the 2020 peer group. PTC’s trailing 12 month revenue was slightly below the median of the 2020 peer group. The 2020 peer group consisted of:

ACADIA Pharmaceuticals Inc.	Agios Pharmaceuticals, Inc.*	Amarin Corporation plc
Amicus Therapeutics, Inc.	bluebird bio, Inc.*	Exelixis, Inc.
Fibrogen, Inc.*	Heron Therapeutics, Inc.	Intercept Pharmaceuticals, Inc.
Ionis Pharmaceuticals, Inc.	Ironwood Pharmaceuticals, Inc.	Neurocrine Biosciences, Inc.*
Pacira BioSciences, Inc.	Sarepta Therapeutics, Inc.	Supernus Pharmaceuticals, Inc.
Ultragenyx Pharmaceutical Inc.

*	New peer group member in 2020

2021 Peer Group. Our Compensation Committee retained FW Cook as its independent compensation consultant in 2021 and directed FW Cook to assist in the development of a reference peer group, which we refer to as the 2021 peer group, for compensation decisions to be made effective in January 2022, including 2022 base salary revisions, annual cash incentive targets for 2022, and the annual equity awards granted on January 7, 2022 for 2021 performance.

In developing the 2021 peer group, with input from FW Cook, the Compensation Committee again selected companies within what it considered a relevant market cap range, that have at least one commercial product and are headquartered on the east coast or the west coast of the United States to align cost-of-living and labor market. Intercept Pharmaceuticals, Inc. was removed from the peer group because its market cap was no longer in the intended range. PTC was near the median market cap of the remaining 15 peers. Three new companies, Blueprint Medicines Corp., Global Blood Therapeutics, Inc. and Insmed, Inc., with market caps in a similar range as ours were added, for a total of 18 peer companies. The 18 company peer group had a median market cap of approximately $3.45 billion on average during the 12 months prior to the peer group review. PTC’s market cap at the time was $3.62 billion, which was near the median. PTC’s trailing 12 month revenue was at the median of the 2021 peer group. The 2021 peer group consisted of:

ACADIA Pharmaceuticals Inc.	Agios Pharmaceuticals, Inc.	Amarin Corporation plc
Amicus Therapeutics, Inc.	bluebird bio, Inc.	Blueprint Medicines Corp.*
Exelixis, Inc.	Fibrogen, Inc.	Global Blood Therapeutics, Inc.*
Heron Therapeutics, Inc.	Insmed, Inc.*	Ionis Pharmaceuticals, Inc.
Ironwood Pharmaceuticals, Inc.	Neurocrine Biosciences, Inc.	Pacira BioSciences, Inc.
Sarepta Therapeutics, Inc.	Supernus Pharmaceuticals, Inc.	Ultragenyx Pharmaceutical Inc.

*	New peer group member in 2021

Individual and Company Performance

When making annual compensation determinations, the Compensation Committee considers each named executive officer’s individual performance over the past year, his or her contributions to the execution of the Company’s short-term goals and long-term strategy, the Board’s expectations of performance against key strategic, financial and operational objectives in the coming year, and demonstration of executive leadership at the Company.

Individual performance is used together with other information resources to assist in a holistic evaluation of executive compensation. In connection with the close of each fiscal year, our Compensation Committee considers the Company’s performance against the objectives and metrics established for that fiscal year and assigns a corporate rating value, defined as a percentage against goals, to corporate performance based on their assessment of results. This corporate rating is applied, together with the individual performance modifier described below, to determine the amounts earned by each named executive officer under the annual incentive program for the last closed (or closing) fiscal year. Awards under the 2021 annual cash incentive program were finalized in January 2022 based on the Compensation Committee’s assessment of individual and Company performance during 2021.

While individual performance is considered in connection with all aspects of executive compensation, the individual performance modifier only directly impacts the value of cash incentive compensation paid to our named executive officers under our annual incentive program. Quantitative weight is assigned to individual performance in the form of an individual performance modifier, which, for 2021 compensation, could range from 1.11, for top performers, to 1.0, for employees who consistently deliver on their position requirements and expectations. Performance below these levels can result in the application of an individual performance modifier that is less than 1.0, reducing the annual incentive award below the level determined by corporate performance.

Our Compensation Committee generally considers Dr. Peltz’s assessment of each named executive officer’s performance, other than himself, around the end of the fiscal year at the same time that it considers the Company’s performance against the corporate goals established by the Compensation Committee and Dr. Peltz’s performance for the applicable fiscal year. As our Chief Executive Officer, Dr. Peltz has overall responsibility for our business strategy, operations and corporate vision and our Compensation Committee generally assesses his performance in the context of the execution of our business strategy and the performance of the Company as a whole over the applicable fiscal year.

As a result, our Compensation Committee considers individual and Company performance during the most recent fiscal year as well as expectations for individual and Company performance during the coming year when setting base salary, target annual cash incentive opportunity and annual equity awards that will become effective in January of the coming year. For example, 2021 base salary adjustments and annual option awards were considered in late 2020 and set in January 2021 after considering Company and individual performance during 2020. At the same time, our Compensation Committee considered the demands that would be placed on our executive team in order to execute on our 2021 strategic goals.

For a discussion of the Compensation Committee’s assessment of individual and corporate performance in 2021, which directly impacted annual cash incentive awards for 2021, see "Annual cash incentive program" on page 55. For information concerning individual and corporate performance in 2020, which directly impacted 2021 base salary and equity award, see "Base salary" below.

Elements of Executive Compensation

The material elements of compensation and the periods of time in which our Compensation Committee made determinations with respect to each element for 2021 were as follows:

Element of compensation	2021 compensation determinations finalized in
Base salary	January 2021
Annual cash incentive award	January 2022
Annual equity award	January 2021

In addition, each named executive officer is entitled to severance payments and other benefits if his or her employment is terminated under the circumstances specified in his or her employment agreement and is entitled to participate in the benefit programs made available to all employees, such as health, life and disability insurance, our 401(k) plan, business-related aircraft travel reimbursements and our Employee Stock Purchase Plan, as amended (the “ESPP”).

Base salary.  Base salary is designed to attract, motivate and retain qualified employees by providing a consistent cash flow throughout the year as compensation for performance of day-to-day responsibilities. The responsibilities of the position; background and experience; individual, team, and corporate performance and contribution; market competitive conditions; and other factors described below are taken into account by the Compensation Committee when determining this component of compensation.

Fiscal 2021 base salary determinations. Base salary determinations for 2021 were discussed in December 2020, set in January 2021 and became effective as of March 1, 2021. Our Compensation Committee set 2021 base salaries near the median of our 2020 peer group for the named executive officers overall, subject to relatively modest individual variation based on experience, proficiency, and importance of their role. These base salary adjustments for 2021 reflected 3% to 6% increases over 2020 salaries for most of our named executive officers. These increases were generally similar to the rate of increases observed for comparable roles in the 2020 peer group during the year prior. Our Compensation Committee determined that each of the named executive officers consistently delivered on their position requirements and expectations during 2020.

Tabular presentation of base salary adjustments in 2021.  The table below sets forth our named executive officers salaries, as determined by our Compensation Committee for fiscal year 2021:

	2021	Increase over
	base salary	2020 base salary
Name	($)	(%)
Stuart Peltz	$772,500	3.0%
Emily Hill	$494,000	5.8%
Neil Almstead	$499,000	3.0%
Mark Boulding	$506,400	3.0%
Eric Pauwels	$504,700	3.0%

Annual cash incentive program.  Our annual cash incentive program is intended to motivate and reward our named executive officers to achieve and exceed annual goals and milestones that are expected to advance our long-term growth strategy. Both pre-established corporate goals and individual contributions toward these goals factor into the amount earned under the program. The corporate goals established under the program are tied to the Company’s operating plan for the applicable year and have typically been focused on the achievement of specific research, clinical, regulatory, commercial, financial, compliance or operational milestones developed in collaboration with our Compensation Committee. Our Compensation Committee strives to establish goals that challenge our management team and other employees to be “ever better” in accordance with the PTC Expectations and provide them with targets that are only achievable with exceptional effort. Achievement of these goals is viewed as conducive to the creation of stockholder value because the goals are designed to be consistent with our short-term and long-term strategic priorities.

Mechanics of annual cash incentive program.  Each named executive officer has the potential to realize a pre-established target value tied to a percentage of his or her salary, with the risk of earning no bonus and the ability to earn up to two times target. For 2021, the target for each named executive officer remained the same as the level previously established by the Board, an amount equal to 75% of Dr. Peltz’s base salary and an amount equal to 45% of each of Ms. Hill’s, Dr. Almstead’s, Mr. Boulding’s and Mr. Pauwels’ respective salaries. Pursuant to the terms of each of the named executive officers’ employment agreements, the target bonus level can be raised or lowered in any given year at the discretion of the Board.

In connection with the close of each fiscal year, our Compensation Committee considers the Company’s performance against the objectives and metrics established for that fiscal year in the beginning of that fiscal year and assigns a value to corporate performance based on the Compensation Committee’s assessment of results. The amounts that could be achieved under the corporate performance segment of the annual incentive program are capped at two times target. The program permits the exercise of both negative and positive discretion based on our Compensation Committee’s view of overall corporate performance during the year (subject to the maximum award cap). However, corporate performance ratings for the named executive officers under the annual cash incentive program in the last five years have ranged from a low of 95% to a high of 150%. The corporate rating for the 2021 cash incentive program and Company-wide bonus pool, as determined in January 2022, was 130% for the named executive officers and all other employees of the Company, as further discussed below.

Individual performance is considered in the manner described under "Individual and Company Performance" on page 53, with a maximum quantitative modifier for potential awards based on 2021 performance of up to 1.33. Downward adjustments made to any executive officer’s individual performance modifier may be used to make a corresponding upward adjustment to another executive officer’s individual performance modifier, although no such adjustment effecting a named executive officer was made to 2021 annual incentive awards.

The combination of corporate and individual performance is applied using the following formula:

Base Salary	X	Target Annual Incentive (%)	X	Corporate Rating (%)	X	Individual Performance Modifier	=	Incentive Award

Company goals and results under the 2021 annual incentive program.  The Company exceeded its goals in 2021 and was able to demonstrate a sustained and high level of performance throughout the year amid the ongoing COVID-19 pandemic. The goals and key performance indicators, or KPIs, used to evaluate the goals established by our Compensation Committee for 2021, and our performance under such goals and KPIs, were as follows:

Deliver on financial performance. The purpose of this goal was to manage cash flow to support long-term growth of the Company. The KPIs established to assess achievement of this goal were to have 2021 Duchenne muscular dystrophy, or DMD, franchise revenue between $355 and $375 million and to be between a combined $725 and $755 million for (i) 2021 non-U.S. Generally Accepted Accounting Principles, or GAAP, research and development expenses, or R&D, which excludes non-cash, stock-based compensation expense plus (ii) 2021 non-GAAP selling, general and administrative expenses, or SG&A. This goal was achieved as 2021 DMD franchise revenue was approximately $423 million, which was approximately $48 million more than the top of our KPI range, and 2021 non-GAAP R&D and SG&A were approximately $723 million, which were less than the bottom of our KPI range. Please refer to Exhibit B of this proxy statement for a description and reconciliation of these non-GAAP financial measures relative to reported GAAP financial measures. In addition to the specific KPIs achieved, we furthered the purpose of this goal by earning approximately $115 million of additional revenues stemming from royalty and collaboration revenue and non-DMD franchise product revenue in 2021, which further strengthen our balance sheet.

Accelerate commercial success. The purpose of this goal was to commercially advance and expand our Aromatic L-Amino Acid Decarboxylase, or AADC, program and our Translarna program. For our AADC program, the KPIs were to increase our patient finding to put us in a position to have 300 AADC patients identified should PTC-AADC receive regulatory approval and to have a successful commercial launch of AADC in the European Union, or EU, as measured by internal revenue projections. We were successful in utilizing a large number of new screening programs and were able to screen large numbers of patients in multiple countries, allowing us to be in position to have identified approximately 300 AADC patients. Due to delays related to responsive measures to the COVID-19 pandemic taken in Europe, including travel bans and quarantines, causing the European Medicine Agency’s Committee for Medicinal Products for Human Use, or CHMP, to take additional time to complete its pre-approval inspections and a subsequent request for additional data in support of our manufacturing process, we did not receive regulatory approval in the EU, negating our ability to commercially launch. However, we were able to use the additional time leading up to a potential commercial launch to increase patient finding as well as set up more centers of surgical excellence, both key activities for a commercial launch. For our Translarna program, the KPI was to expand our geographical footprint into four additional countries either as a direct company affiliate or via a distribution partner. This KPI was achieved, as we expanded our presence into new geographical territories and developed our commercial teams within the selected countries. In addition, a New Drug Application, or NDA, was filed in the country where a distribution partner is being utilized. We viewed the overall goal as achieved due to the KPIs we completed as well as other achievements including (i) receiving a label expansion in Brazil for Translarna for the treatment of ambulatory patients aged two years and older (ii) identifying more than expected additional Translarna patients in newer geographies (iii) receiving marketing authorization in Brazil for Waylivra for the treatment of familial chylomicronemia syndrome, or FCS, and (iv) receiving Category 1 pricing in Brazil for Tegesdi for the treatment of hereditary transthyretin amyloidosis, or hATTR amyloidosis.

Advance programs and pipelines. The purpose of this goal was to advance clinical programs in our pipeline, each of which have their own KPIs. For Translarna, the KPI was to submit an NDA for nmDMD to the FDA for accelerated approval. This KPI was not met, as Study 045 did not meet its pre-specified primary endpoint, and we therefore decided not to file the NDA at that time and to wait for the results from the placebo-controlled trial of Study 041. The KPIs for our Bio-E platform consisted of completing enrollment in two registration-directed trials in vatiquinone for mitochondrial disease associated seizures and for our Friedrich ataxia, or FA, study and initiating a Phase 2 clinical trial for PTC857. These KPIs were mostly completed as we completed enrollment in both vatiquinone trials but have not yet initiated the Phase 2 clinical trial for PTC857. For our metabolic platform, the KPI was to initiate the Phase 3 clinical trial in phenylketonuria, or PKU, which was fulfilled. For our splicing platform, the KPIs were to complete the Phase 1 study in PTC518 for Huntington’s disease, or HD, which was fulfilled, and then initiate a Phase 2 trial in PTC518 for HD, which was initiated in first quarter of 2022. The KPI for virology platform was to complete enrollment in our Phase 2/3 clinical trial for emvododstat for COVID-19, which we did achieve. For our gene therapy platform, the KPIs were to receive a positive marketing approval for AADC in the EU and submit a BLA in the US, which were delayed as discussed above, and to initiate a first-in-human trial in FA, which was also delayed. Lastly, the KPI for our oncology platform was to complete enrollment in three clinical trials for our oncology programs, for emvododstat for acute myelogenous leukemia, PTC596 for leiomyosarcoma and PTC596 for diffuse intrinsic pontine glioma. We completed enrollment in all three clinical trials. We viewed the overall goal as achieved, due to the KPIs we did complete.

Progress translational programs. The purpose of this goal was to grow our pipeline through the identification of new chemical entities or new gene therapies that enter pre-clinical safety toxicology studies. Our first KPI was to declare three development candidates. We declared two development candidates, which was the first time in our history that more than one development candidate had been declared in a single year. Our second KPI was to reach proof of concept on five program targets, which we achieved. Our third KPI was to begin safety toxicity studies on one of our pre-clinical candidates, which we did. Lastly, our fourth KPI was to be able to obtain proof of concept in one of our earlier stage programs, which would position this program to receive greater resources. This KPI was also achieved. Overall, we considered this goal achieved due to the KPIs that were successfully achieved.

Continue Technical Operations Excellence. The purpose of this goal was to make sure that our technical operations were ahead of the needs of our programs and to enable early- and late-stage product development, as well as commercial-grade materials. The KPIs of this goal were to provide clinical material on time to support five clinical and pre-clinical studies and to complete validation and Good Manufacturing Practice, or GMP, batches for our gene-therapy programs to continue to advance their progress. These KPIs were achieved. Additionally, we brought our Hopewell facility online, allowing us to both provide material for our pre-clinical gene therapy programs as well as potentially be a manufacturing source for other companies. Accordingly, we considered this goal achieved.

Building the “Enduring PTC Engine” to benefit our patients. The purpose of this goal was to move the organization towards long-term success by continuing to develop the Company’s people, process, systems and environment. This goal was considered satisfied due to multiple achievements affecting the Company’s day-to-day operations, including: building an education program for emerging leaders; establishing monthly training programs for the entire Company; running a company-wide talent review to identify and build short-term and long-term pipelines of program successors; implementing and adding new internal digital functions to support employee impact growth mentioned above; enhancing digital processes for compliance and finance departments; creating leadership development programs including a mentoring program; and successfully hiring and onboarding over 275 employees.

The recommendations of Dr. Peltz, our Chief Executive Officer, who, with input from the other named executive officers, assessed the Company’s performance against corporate goals for 2021, were also considered. As part of the assessment, the Compensation Committee also took into consideration how the achievement of our corporate goals expanded the long-term outlook of the Company and the impact on all of its stakeholders. Additionally, the Compensation Committee considered how the Company continued to operate amid the ongoing COVID-19 pandemic, in particular its continued focus on employee safety, including extending its work-from-home policy to allow employees to work in a safe environment and keeping its research and technical operations employees safe while still being able to go to the laboratories and manufacturing facilities. At the same time, PTC kept a commitment of excellence to stakeholders and continuing to achieve the goals described above. In January 2022, our Compensation Committee finalized its determination that 2021 performance against the overall corporate objectives, goals and metrics, including qualitative assessment of the importance of the achievements to long-term success, warranted a corporate rating of 130% for the named executive officers.

Individual performance in 2021. For individual performance in 2021, our Compensation Committee considered the following key accomplishments and contributions by individual named executive officers during 2021 and Dr. Peltz’s recommendations with respect to performance ratings for all named executive officers, other than himself, and provided each with an individual performance modifier rating:

Name/Rating	Key performance factors in 2021
Stuart Peltz/1.11	• Key contributions: strategy, leadership, vision, execution
• Oversaw all critical aspects of our business and operations, achieving all corporate goals, via active supervision of direct reports

•    Focused the Company on successfully executing its business goals, evidenced by our strong 41.4% total revenue growth from 2020 to 2021 and our long-term TSR through December 31, 2021, which was above the median of our 2021 Peer Group over the preceding two-year and three-year periods

• Continued to lead focus on our culture, which we feel is a strategic advantage for us, in hiring and retaining of our employees, which continues to be critical to our success and continued growth

Name/Rating	Key performance factors in 2021
Emily Hill/1.08	• Key contributions: led growing global finance team with increased complexity in support of all finance-related activities (such as revenue, tax, purchase accounting, debt and cash management)
• Led finance team support of expansion of global geographical footprint
• Managed corporate expenses in 2021, with expenses being lower than Board-approved budget
• Oversaw finance team support of the R&D and CMC Technical Operation teams throughout the year to enable pipeline and product development
• Led finance review of global operational structure, including foreign exchange exposures and other intercompany related costs, to create efficiencies

Neil Almstead/1.01	• Key contributions: supply chain, technical operations, manufacturing
• Ensured all commercial products had sufficient stock to supply all commercial patients

•    Advanced development of PTC518 for HD, PTC923 for PKU and vatiquinone for mitochondrial disease associated seizures and for FA and oversaw production of clinical material to support the clinical trials associated with these programs

• Carefully managed drug stock to minimize any potential for drug interruption due to the continued global pandemic and worldwide supply chain shortages
• Established and initiated manufacturing at the Hopewell facility, including validation of site and initiation of the first GMP manufacturing of gene therapy vectors and plasmids

Mark Boulding/ 1.01	• Key contributions: corporate strategy, legal, compliance, quality assurance, information technology
• Continued to execute corporate global strategy for multiple teams, including legal, compliance, information technology and quality assurance
• Led enhancement of our development pipeline through completion of multiple transactions, including as being lead negotiator for a number of them
• Led quality team’s support of gene therapy manufacturing launch at the Hopewell facility
• Oversaw legal support of successful expansion of geographical footprint into key markets
• Provided strategic support to key programs and platforms through initiative and guidance of the intellectual property team

•    Oversaw enhancements to operation processes and IT systems in support of all Company functions, including extensive cybersecurity measures to protect the Company and its employees as majority of employees continued to work remotely due to the ongoing COVID-19 pandemic

Eric Pauwels/1.01	• Key contributions: business strategy, development and execution of commercial and business development functions
• Delivered 2021 revenue, exceeding initial 2021 DMD franchise guidance while successfully managing operating expenses with a 5% reduction in expenses as compared to initial guidance
• Accelerated commercial successes for Translarna through regional access and reimbursement agreements in key EU markets and geographic expansion
• Oversaw advancement of PTC-AADC launch readiness through screening program in multiple countries and preparation of centers of excellence for future treatments
• Oversaw Latin America commercial team securing Tegsedi Category 1 pricing and Waylivra approval in Brazil

Name/Rating	Key performance factors in 2021

•    Led enhancement of global medical affairs process and tools, including the launch of MEDhub, an educational website for healthcare professionals that provides the latest scientific data and expert insights on the diagnosis and management of a range of rare diseases

• Helped advance investors relations strategy

Amounts earned under 2021 annual incentive program.  Our named executive officers earned the amounts set forth in the table below based on our Compensation Committee’s determinations with respect to the Company’s corporate rating and individual performance modifiers under the 2021 annual cash incentive program:

		2021 corporate rating
	Target	and individual
	incentive	performance	2021 amount
Name	(% of salary)	modifier (%)	awarded ($)
Stuart Peltz	75%	144.2%	$835,300
Emily Hill	45%	140.4%	$312,100
Neil Almstead	45%	131.1%	$294,300
Mark Boulding	45%	131.1%	$298,700
Eric Pauwels	45%	131.1%	$297,700

Annual equity award. A significant portion of our executive compensation program in 2021 and in prior years has been in the form of an annual equity award that vests over a four-year period. 2021 annual equity award decisions were made in January 2021 amidst the backdrop of very high 2020 shareholder return and high internal performance. Our stock price at the time of grant was $66.49.

The “Stock Award” and "Options Awards" columns of our Summary Compensation Table set forth the full grant date fair value of the restricted stock units and stock option awards, respectively, granted to each named executive officer in January 2021, calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification, Topic 718, or FASB ASC Topic 718. These amounts do not represent the actual value realized by the named executive officers in 2021; in fact, no portion of the applicable equity awards vested until January 2022.

A stock option only has value if our stock price increases above the exercise price of the stock option and such value is maintained through the applicable vesting and exercise date. Our Compensation Committee views time-vested stock option awards as an important tool to align the interests of our named executive officers with the interests of our stockholders and believes that this form of equity is most effective at rewarding successful execution of our long-term growth strategy. The options granted to named executive officers during 2021 were approximately 80% of their equity award grant date fair value and these options are all underwater as of the date hereof and not providing any in-the-money value at the current stock price (exercise price is $66.49). Our Compensation Committee views this as a performance-driven outcome that aligns named executive officer rewards with shareholders. The time vesting feature of the annual equity award, for both the stock options and restricted stock units, is also intended to promote employment retention of executives.

In determining the size of the annual equity awards granted to our named executive officers, our Compensation Committee considers the Company’s performance during the year prior to grant, the individual’s key contributions to our execution of our short-term and long-term goals during that year, as well as expectations for the Company’s and the individual’s performance in the new year, including the individual’s potential for enhancing the long-term creation of value for our stockholders. Our Compensation Committee also considers information provided by its independent compensation consultant, including information regarding comparative stock ownership of, and equity awards received by, the executives in our peer group and our industry. Our Compensation Committee also considers matters of internal pay equity as well as individual expectations based on historic Company practices. In addition, Dr. Peltz provides his recommendations to our Compensation Committee for each named executive officer other than himself.

Timing, pricing, material terms, of other matters related to equity awards.  All grants to our named executive officers must be approved by our Compensation Committee. Annual equity awards are generally granted at predetermined meetings of the Compensation Committee, which have historically been in January, including in 2019, 2020 and 2021. The annual equity awards consider the prior year’s performance more than the current year, because the Compensation Committee does not know the results of the coming year at the time of grant. As a result, performance in the previous year is a key factor in determining the grant amount.

Specifically, the equity awards granted in January 2021, which are disclosed in the Summary Compensation Table, were impacted by our Compensation Committee’s assessment of 2020 performance and expectations for 2021. We viewed 2020 as a year with high company performance with the acquisition of Censa, the approval of Evrysdi by the FDA for the treatment of SMA in adults and children two months and older and a TSR of 27% for the year. Our Compensation Committee’s assessment of 2021 performance and expectations for 2022 were factors in determining the equity awards granted in January 2022, which will be discussed in next year’s Summary Compensation Table.

The exercise price for annual stock option awards is set at the closing price of the Company’s common stock on the date of the grant. Annual stock option awards granted to employees, including our named executive officers, since our initial public offering have generally vested over a four-year period, with 25% of the shares underlying such options vesting one year after grant and 6.25% of the shares vesting at the end of each successive three month period thereafter. A portion of the annual stock option awards that our named executive officers received in 2019 vest over four years, with 50% of the shares underlying the options vesting on the third anniversary of the grant, and the remaining 50% of the shares vesting on the fourth anniversary of the grant. The restricted stock units granted to our named executive officers in 2020 and 2021 vest over a four-year period, with 25% of the shares vesting one year after grant, and an additional 25% of the shares vesting annually thereafter.

Fiscal 2021 equity award determinations. In establishing equity awards for 2021 in January 2021, our Compensation Committee, with the assistance of its independent compensation consultant, determined an aggregate share pool to be allocated to equity awards made in 2021 which was determined by reference to the median average equity compensation burn rate in the 2020 peer group for the grant of awards to named executive officers.

In allocating equity awards among the named executive officers, our Compensation Committee considered individual performance in the context of both the Company’s achievements during 2020, as described under "Annual cash incentive program" beginning on page 55 as well as Dr. Peltz’s assessment and recommendations for each of the named executive officers. The Compensation Committee also considered the prevalence of restricted stock unit grants within the 2020 peer group and the usefulness of restricted stock units in managing the Company’s burn rate and dilution overhang.

Based on the factors detailed above, our Compensation Committee granted the stock option awards and restricted stock units described under the "Tabular presentation of annual equity awards in 2021" below to our named executive officers, pursuant to our 2013 Long-Term Incentive Plan, on January 6, 2021.

Tabular presentation of annual equity awards in 2021. The table below sets forth the grant date fair value of the equity awards made to each of our named executive officers who were named executive officers in January 2021, calculated in accordance with the provisions of FASB ASC Topic 718.

	Stock Option	Restricted Stock	2021 grant date
Name	award (#)(1)	Unit award (#)	fair value ($)
Stuart Peltz	161,000	27,600	$9,386,024
Emily Hill	63,000	10,800	$3,672,792
Neil Almstead	59,500	10,200	$3,468,748
Mark Boulding	59,500	10,200	$3,468,748
Eric Pauwels	59,500	10,200	$3,468,748

(1)	Each stock option has an exercise price of $66.49, the closing price of our common stock on January 6, 2021, the date of grant.

Severance Benefits.  Each of our named executive officers has an employment agreement that entitles such executive to certain cash payments and other benefits in the event such officer’s employment is terminated (other than for "cause") or the Company undergoes a change in control. See "Employment Agreements with Named Executive Officers" on page 66 for additional information with respect to the employment agreements in general and "Potential Payments Upon Termination or Change in Control (2021)" on page 72 for addition information concerning specific severance payments and other benefits that our named executive officers may be entitled to receive under their employment agreements.

We believe the benefits under these employment agreements are consistent with market practice. The change in control provisions are intended to help to promote a continuity of management during a corporate transaction, while the severance arrangements are used primarily to attract, retain and motivate well-qualified executive management. Each employment agreement includes restrictive covenants (such as non-compete and non-solicitation provisions) that would apply in the event of the named executive officer’s termination, which our Board believes helps us protect our value.

Our change in control benefits are "double trigger" benefits. A "double trigger" benefit means that a change in control, by itself, would not trigger benefits. Instead, benefits would be paid only if the employment of the named executive officer is terminated during a specified period after the change in control. We believe this structure would help us secure the continued employment and focus of our named executive officers during change in control negotiations in which they believe they may lose their jobs.

Other Elements of Compensation.  Our named executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We maintain broad-based benefits that are provided to eligible employees, including health, dental, life and disability insurance and our 401(k) plan. During 2021, we provided a 100% matching contribution for up to the first 6% of each contributing employee’s eligible compensation under our 401(k) plan. The matching contribution is subject to vesting at the rate of 25% at the end of each year of employment, for an employee’s first four years of employment, following which the matching contribution vests at 100% upon receipt. Our named executive officers are also eligible to participate in our ESPP, which is available on the same basis to other employees. In light of travel safety concerns due to the ongoing COVID-19 pandemic, our Compensation Committee determined that Dr. Peltz was required to use private chartered aircraft for all aircraft travel in 2021. Our Compensation Committee believes that this focus on Dr. Peltz’s health and safety is reasonable and appropriate under the circumstances and in the best interests of our stockholders. Additionally, all of our employees, including our named executive officers, are reimbursed for all business related aircraft travel, including travel to and from their respective residences.

Stock Ownership Guidelines

In December 2016, as part of our Board’s efforts to improve our governance and compensation practices, our Compensation Committee recommended, and our Board adopted, Executive and Director Stock Ownership Guidelines, or Guidelines. The purpose of the Guidelines is to encourage ownership of the Company’s common stock by our executive officers and directors, promote the alignment of the long-term interests of our executive officers and directors with the long-term interests of the Company’s stockholders, and to further promote our commitment to sound corporate governance. The Guidelines are applicable to our executive officers and our non-employee directors.

Under the Guidelines, executive officers and directors must acquire ownership of target common stock ownership levels by the end of the five-year compliance period from the later of (i) adoption of the Guidelines or (ii) the date that the individual became subject to the Guidelines. The target common stock ownership levels are specified as shares of our common stock with a value equal to a multiple of the three-year average cash compensation (sum of base salary plus annual cash incentive program award) in the case of executive officers, and a multiple of the three-year average cash Board retainer, in the case of non-employee directors, as follows:

●	Three times (3x) average cash compensation for the Chief Executive Officer;
●	One time (1x) average cash compensation for each other executive officer; and

●	Three times (3x) average cash Board retainer for non-employee directors.

Individuals covered by the Guidelines are expected to achieve their target ownership level by the fifth anniversary of their becoming subject to the Guidelines, or they will become subject to a requirement to hold their after tax profit shares until compliance is achieved. December 15, 2021 was the first time that ownership levels were measured to determine compliance with the Guidelines. As of December 15, 2021, Mr. Southwell’s, Dr. Steele’s, Dr. Peltz’s and Dr. Zeldis’ common stock ownership levels were each below three times such individual’s three-year average cash compensation or cash Board retainer, as applicable. Each of these individuals retained at least 50% of their after-tax profit shares following stock option exercise or stock vesting, which is required until the target ownership level is met. Each of Mr. Southwell, Dr. Steele, Dr. Peltz and Dr. Zeldis subsequently achieved their respective target common stock ownership levels during 2022. All other named executive officers and non-employee directors were in compliance with the Guidelines or within the grace period for compliance as of December 15, 2021.

Insider Trading, Prohibition Against Pledging, and Anti-Hedging Policies

We have an Insider Trading Policy that has been adopted in light of restrictions under applicable securities laws. This policy prohibits trades in our common stock that would violate these laws, and it also imposes other restrictions such as blackout periods and prior notification and/or clearance requirements intended to protect against inadvertent violations of these laws. This policy also prohibits all employees, executive officers and directors from purchasing Company securities on margin, borrowing against Company securities held in a margin account, or pledging Company securities as collateral for loans as well as prohibits engaging in hedging or similar transactions, engaging in any short sales of our common stock or any purchases or sales of puts or calls for speculative purposes. In addition, this policy prohibits any employees of the Company with a title of “Senior Vice President” or above from trading in the Company’s securities unless the transaction is done through a Rule 10b5-1 plan that (a) is entered into at a time when such person is not aware of material nonpublic information, (b) has a term of at least three months and (c) provides that any trade under such Rule 10b5-1 plan does not occur until at least 30 days after the date of the Rule 10b5-1 plan.

Adjustment or Recovery of Awards—Clawback Provisions

The Dodd-Frank Act requires the SEC to direct the national securities exchanges to prohibit the listing of any security of an issuer that does not develop and implement a clawback policy. At this time, the SEC has not finalized rules related to clawback policies. Once the final rules are in place, we intend to adopt a clawback policy that fully complies with SEC regulations.

Further, under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial results due to material noncompliance with any financial reporting requirements as a result of misconduct, our Chief Executive Officer and Chief Financial Officer could be required to reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the twelve months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during those twelve months.

Tax Considerations

While the Compensation Committee generally considers the financial accounting and tax implications to us of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers in 2021. Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid in any taxable year to each of certain of the company’s current and former executive officers. Historically, compensation that qualified under Section 162(m) as performance-based compensation, was exempt from the deduction limitations. However, the tax reform legislation signed into law in December 2017 eliminated the performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, subject to certain transition rules, all compensation in excess of $1 million paid in any one taxable year to each of the specified officers that is not covered by the transition ruled will not be deductible by us. The Compensation Committee has and will continue to review on a periodic basis the effect of Section 162(m) and may use its judgment to authorize compensation payments that may be in excess of the limit when it believes such payments are appropriate, and in the best interests of our company and our stockholders.

Compensation Committee Report

The Compensation Committee furnishes the following report:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the
Board of Directors of PTC Therapeutics, Inc.

Michael Schmertzler, Chair
Mary Smith
David P. Southwell
Glenn D. Steele, Jr., M.D., Ph.D.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to our named executive officers during the years indicated:

						Non-equity
						incentive
				Stock	Option	plan	All other
		Salary	Bonus	awards	awards	compensation	compensation	Total
Name and principal position	Year	($)(1)	($)(2)	($)(3)	($)(3)(4)	($)(5)	($)(6)	($)
Stuart W. Peltz, Ph.D.(7)	2021	768,750	—	1,835,124	7,550,900	835,300	32,249	11,022,323
Chief Executive Officer	2020	742,000	—	1,688,280	7,163,426	835,300	123,786	10,552,792
	2019	702,000	—	—	6,316,691	723,950	16,800	7,759,441

Emily Hill	2021	489,500	—	718,092	2,954,700	312,100	12,740	4,487,132
Chief Financial Officer	2020	458,333	—	475,788	2,414,167	312,100	12,063	3,672,451
	2019	367,530	—	120,061	1,609,140	228,250	11,667	2,336,648

Neil Almstead, Ph.D.	2021	496,583	—	678,198	2,790,550	294,300	19,938	4,279,569
Chief Technical Operations Officer	2020	481,750	4,563	521,832	2,586,276	294,300	16,800	3,905,521
	2019	468,000	—	—	1,776,569	257,400	16,800	2,518,769

Mark E. Boulding	2021	503,938	—	678,198	2,790,550	298,700	21,456	4,292,842
Executive Vice President and Chief Legal Officer	2020	488,854	—	521,832	2,214,150	298,700	16,800	3,540,336
	2019	475,000	—	—	1,776,569	237,500	20,925	2,509,994

Eric Pauwels	2021	502,250	—	678,198	2,790,550	297,700	10,518	4,279,216
Chief Business Officer	2020	474,381	-	719,956	2,897,338	297,700	7,618	4,396,994

(1)	Base salary determinations for 2021 were set by our Compensation Committee in January 2021 and became effective as of March 1, 2021.

(2)	The amount in the "Bonus" column in 2020 reflects an amount paid to Dr. Almstead in connection with his 20-year employment anniversary, pursuant to a program available to all of our employees.
(3)	These amounts do not represent the actual value realized by the named executive officers during the respective year. The amounts reported in the "Stock awards" and "Option awards" columns reflect the full grant date fair value of share-based compensation awarded during the applicable fiscal year computed in accordance with the provisions of FASB ASC Topic 718.

The stock option values were calculated using the Black-Scholes option pricing model. See Notes 2 and 11 to our audited financial statements for the fiscal year ended December 31, 2021, included in our 2021 Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for information regarding assumptions underlying the valuation of equity awards.

(4)	For Ms. Hill and Mr. Pauwels, a portion of the amount reported in the "Option awards" column reflects payments received through the vesting of Stock Appreciation Rights, or SARs, in January 2020 in the amounts of $23,257 and $60,250, respectively. For Ms. Hill, this amount in January 2019 was $23,257. The SARs were awarded to all non-executive officer employees in 2016 and vested in equal annual installments over four years.
(5)	Represents cash awards earned by our named executive officers under our annual incentive program.
(6)	The amounts reported in the "All other compensation" column in 2021 reflects, for each named executive officer, PTC’s 401(k) plan matching contribution and group term life insurance premiums paid by the Company. In addition, for Dr. Peltz, the figure includes the value of personal use of chartered aircraft by his family members in connection with Dr. Peltz’s business-related aircraft travel.
(7)	Dr. Peltz also serves a member of our Board but does not receive any additional compensation for his service as a director.

Grants of Plan-Based Awards in 2021

The following table sets forth information concerning each grant of an award made in 2021 to the named executive officers under any Company compensation plan.

						All Other
					All other	Option		Grant Date
		Estimated Future Payouts			Stock	Awards:	Exercise or	Fair Value of
		Under Non-Equity Incentive			Number of	Number of	base price	Stock and
		Plan Awards(1)			Shares of	Securities	of Option	Option
	Grant	Threshold	Target	Maximum	Stock units	Underlying	Awards	Awards
Name	Date	($)	($)	($)	(#)(2)	Options (#)(3)	($/Sh)(4)	($)(5)
Stuart Peltz	1/6/2021				—	161,000	$66.49	$7,550,900
	1/6/2021				27,600	—	$66.49	$1,835,124
		—	$579,375	$1,158,750
Emily Hill	1/6/2021				—	63,000	$66.49	$2,954,700
	1/6/2021				10,800	—	$66.49	$718,092
		—	222,300	444,600
Neil Almstead	1/6/2021				—	59,500	$66.49	$2,790,550
	1/6/2021				10,200	—	$66.49	$678,198
		—	224,550	449,100
Mark Boulding	1/6/2021				—	59,500	$66.49	$2,790,550
	1/6/2021				10,200	—	$66.49	$678,198
		—	227,880	455,760
Eric Pauwels	1/6/2021				—	59,500	$66.49	$2,790,550
	1/6/2021				10,200	—	$66.49	$678,198
		—	227,115	454,230

(1)	Amounts represent potential awards under the annual cash incentive program, which equal a specified percentage of the participant’s 2021 base salary. Dr. Peltz can earn, at target, an amount equal to 75% of his base salary and each other named executive officer that is currently employed by the Company can earn, at target, an amount equal to 45% of his or her respective base salary. No definitive threshold value was established by the Compensation Committee in 2021.

The amount reflected under “Maximum” is the largest potential award that was achievable by each named executive officer in 2021, which is two times the target. The maximum award may not be increased above this limitation to reflect the individual performance modifier. Since 2017, individual payouts under the annual cash incentive program have ranged from a low of 95% to a high of 200%, in each case based on the combination of the corporate rating and the individual performance modifier as describe above in “Mechanics of annual cash incentive program” on page 55.

The actual amounts earned by each named executive officer are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For more information on the annual cash incentive program in 2021, please see “Compensation Discussion and Analysis—Annual cash incentive program” on page 55.

(2)	The restricted stock units granted on January 6, 2021 to each of our named executive officers vest in four equal annual installments, commencing on January 6, 2022.
(3)	The options granted on January 6, 2021 to each of our named executive officers at the time of such grant vests over four years, with 25% of the shares underlying such options vesting on January 6, 2022 and 6.25% of the shares vesting at the end of each successive three-month period thereafter beginning on April 6, 2022.

(4)	The exercise price is the closing price of PTC common stock, as traded on the Nasdaq Global Select Market on January 6, 2021. For more information on stock options granted to the named executive officers in 2021, please see "Compensation Discussion and Analysis—Annual equity award" on page 59.
(5)	This column represents the full grant date fair value of stock options and restricted stock units granted to each of the named executive officers in 2021, as calculated in accordance with FASB ASC Topic 718. These amounts do not represent the actual value realized by the named executive officers during 2021.

Employment Agreements with Named Executive Officers

Prior to our initial public offering in June 2013, we negotiated employment agreements with Dr. Peltz, Dr. Almstead and Mr. Boulding. The employment agreements established initial base salaries to be effective following our initial public offering and a minimum annual cash incentive opportunity, calculated as a percentage of each executive’s annual base salary. Actual amounts earned under the annual cash incentive program, and any increases to base salary or annual cash opportunity, are determined by our Compensation Committee.

These agreements provide that employment will continue until either we or the applicable named executive officer provides written notice of termination in accordance with the terms of the agreement. Under the terms of their respective employment agreements, each executive is entitled to receive an annual base salary (subject to annual review and increase, but not decrease) and participate in our annual cash incentive program (subject to the discretion of the Board). Each named executive officer is also entitled to participate in any employee benefit plans that we make available to senior executives (including group life, medical, dental and other insurance, retirement, profit-sharing and similar plans). In addition, we have agreed to indemnify each of our named executive officers in any action or proceeding arising out of his or her service to us, unless he or she initiates such action or proceeding. These indemnification obligations require us, among other things, to indemnify such named executive officer for certain expenses, including attorneys’ fees, that are incurred by him or her, and to advance him or her such expenses upon request.

In addition, each of these agreements prohibits our named executive officers from disclosing confidential information and competing with us during the term of their employment and for a specified time thereafter. Upon execution and effectiveness of a release of claims, each of our named executive officers will be entitled to severance payments and other benefits if his or her employment is terminated under specified circumstances. The terms of the agreements were intended to attract and retain our named executive officers by providing them with a measure of financial security as the Company prepared for its initial public offering, which was balanced against our need to protect our value through the use of restrictive covenants (such as non-compete and non-solicitation provisions) in the event of the officer’s termination.

Emily Hill, our Chief Financial Officer, entered into an employment agreement with us on December 11, 2017, when she was promoted to Vice President, Head of Investor Relations. Ms. Hill’s employment agreement was amended on January 1, 2019, when Ms. Hill was promoted to Senior Vice President, Head of Investor Relations. The terms of Ms. Hill’s employment agreement are materially consistent with the terms of the employment agreements discussed above.

Eric Pauwels, our Chief Business Officer, entered into an employment agreement with us on March 9, 2015, when he joined the Company as Senior Vice President & General Manager - Americas. Mr. Pauwels’ employment agreement was amended on April 16, 2020, when Mr. Pauwels was promoted to Chief Business Officer. The terms of Mr. Pauwels’ employment agreement are materially consistent with the terms of the employment agreements discussed above.

For information concerning severance payments and other benefits that our named executive officers may be entitled to receive under their employment agreements see "Potential Payments Upon Termination or Change in Control (2021)" on page 70.

Outstanding Equity Awards at December 31, 2021

The following table sets forth information regarding outstanding stock options, restricted stock awards and restricted stock units held by our named executive officers as of December 31, 2021:

	Option awards					Stock awards
	Number of	Number of				Number of		Market value
	securities	securities				shares of		of shares of
	underlying	underlying		Option		stock that		stock that
	unexercised	unexercised		exercise	Option	have not		have not
	options	options		price	expiration	vested		vested
Name	exercisable(#)	unexercisable(#)		($/share)	date	(#)		($)
Stuart Peltz	416	—		218.40	1/10/2022
	300,000	—		51.00	1/2/2025
	5,219	—		30.86	1/3/2026
	7,875	—		11.23	1/2/2027
	50,000	12,500	(1)	18.01	1/2/2028
	66,250	82,813	(2)	33.02	1/21/2029
	—	55,000	(3)	33.02	1/21/2029
	84,218	108,282	(4)	51.16	1/28/2030
	—	161,000	(5)	66.49	1/5/2031
						24,750	(6)	$985,793
						27,600	(7)	$1,099,308
Emily Hill	7,000	—		$43.69	9/24/2024
	1,620	—		51.00	1/2/2025
	2,625	875	(1)	18.01	1/2/2028
	5,303	6,629	(2)	33.02	1/21/2029
	31,250	18,750	(8)	40.10	5/30/2029
	28,108	36,142	(4)	51.16	1/28/2030
	—	63,000	(5)	66.49	1/5/2031
						600	(9)	$23,898
						1,818	(10)	$72,411
						6,975	(6)	$277,814
						10,800	(7)	$430,164
Neil Almstead	166	—		218.40	1/10/2022
	69,550	—		51.00	1/2/2025
	55,000	—		30.86	1/3/2026
	13,125	4,375	(1)	18.01	1/2/2028
	49,843	22,657	(2)	33.02	1/21/2029
	—	17,500	(3)	33.02	1/21/2029
	30,406	39,094	(4)	51.16	1/28/2030
	—	59,500	(5)	66.49	1/5/2031
						7,650	(6)	$304,700
						10,200	(7)	$406,266
Mark Boulding	191	—		218.40	1/10/2022
	85,600	—		51.00	1/2/2025
	70,000	—		30.86	1/3/2026
	4,563	—		11.23	1/2/2027
	11,287	4,375	(1)	18.01	1/2/2028
	49,843	22,657	(2)	33.02	1/21/2029
	—	17,500	(3)	33.02	1/21/2029
	26,031	33,469	(4)	51.16	1/28/2030
	—	59,500	(5)	66.49	1/5/2031
						7,650	(6)	$304,700

						10,200	(7)	$406,266
Eric Pauwels	70,000	—		$66.15	4/7/2025
	20,411	—		30.86	1/3/2026
	2,488	—		11.32	2/24/2026
	8,423	—		11.23	1/2/2027
	27,812	2,782	(1)	18.01	1/2/2028
	18,527	8,423	(2)	33.02	1/21/2029
	12,341	15,869	(4)	51.16	1/28/2030
	18,750	31,250	(11)	47.49	4/15/2030
	—	59,500	(5)	66.49	1/5/2031
						2300	(12)	$91,609
						2310	(13)	$92,007
						3593	(6)	$143,109
						7500	(14)	$298,725
						10,200	(7)	$406,266

(1)	This option vests over four years, with 25% of the shares underlying the option vesting on January 3, 2019 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on April 3, 2019.
(2)	This option vests over four years, with 25% of the shares underlying the option vesting on January 22, 2020 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on April 22, 2020.
(3)	This option vests over four years, with 50% of the shares underlying the option vesting on January 22, 2022 and 50% of the shares vesting on January 22, 2023.
(4)	This option vests over four years, with 25% of the shares underlying the option vesting on January 29, 2021 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on April 29, 2021.
(5)	This option vests over four years, with 25% of the shares underlying the option vesting on January 6, 2022 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on April 6, 2022.
(6)	This restricted stock unit vests in four equal annual installments, commencing on January 29, 2021.
(7)	This restricted stock unit vests in four equal annual installments, commencing on January 6, 2022.
(8)	This option vests over four years, with 25% of the shares underlying the option vesting on May 31, 2020 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on August 31, 2020.
(9)	This restricted stock unit vests in four equal annual installments, commencing on January 3, 2019.
(10)	This restricted stock unit vests in four equal annual installments, commencing on January 22, 2020.
(11)	This option vests over four years, with 25% of the shares underlying the option vesting on April 15, 2021 and 6.25% of the shares underlying the option vesting quarterly thereafter beginning on July 15, 2021.
(12)	This restricted stock award vests in four equal annual installments, commencing on January 3, 2019.
(13)	This restricted stock award vests in four equal annual installments, commencing on January 22, 2020.
(14)	This restricted stock unit vests in four equal annual installments, commencing on April 15, 2021.

Option Exercises and Stock Vested in 2021

The following table sets forth information concerning stock options that were exercised and restricted stock, restricted stock units and stock appreciation rights that vested during 2021.

All stock option exercises and sales effected by our named executive officers during 2021 were pursuant to Rule 10b-5 plans adopted in accordance with our Insider Trading Policy. For additional information on our Insider Trading Policy, see "Compensation Discussion and Analysis—Insider Trading, Prohibition Against Pledging and Anti-Hedging Policies" above.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	(#)(2)	Vesting ($)(3)
Stuart W. Peltz	—	$—	13,650	$794,615
Emily Hill	26,033	$1,202,393	4,217	$248,365
Neil Almstead	103,438	$4,115,799	4,050	$235,289
Mark E. Boulding	12,597	$355,337	4,800	$281,061
Eric Pauwels	—	$—	7,977	$451,491

(1)	Values realized upon stock option exercises are calculated based on the difference between the market price of PTC common stock at the time of exercise and the exercise price of the option.
(2)	This column represents the vesting of restricted stock awards and restricted stock units granted in 2017, 2018, 2019, and 2020.
(3)	The value realized for restricted stock was determined by multiplying the number of shares that vested by the market price of PTC common stock on the date of vesting.

Potential Payments upon Termination or Change in Control (2021)

As described below, each of our named executive officers has an employment agreement with us that entitles such executive to certain cash payments or other benefits in the event such officer’s employment is terminated or the Company undergoes a change in control.

Pre-Conditions to Severance and Restrictive Covenants

The receipt of severance benefits by a named executive officer is conditioned upon the execution and non-revocation of a separation and release of claims agreement. These agreements include standard continued assistance and cooperation clauses and require reconfirmation of each executive’s commitment to abide by the non-competition, non-solicitation and confidentiality provisions of their employment agreements.

Pursuant to non-competition provisions in the employment agreements, each named executive officer has agreed that for, in the case of Ms. Hill, 9 months, and in the case of each other named executive officer, 18 months following his or her separation from the Company he or she will not engage in or assume any role involving directly or indirectly our field of interest, including, among other things, the research, development and commercialization of products and strategies relating to therapies for genetic disorders or diseases that include Duchenne muscular dystrophy, other diseases caused in whole or part by nonsense (or stop) codons, and other therapeutic targets, mechanisms of action and/or therapies in which the Company has a research, development or commercialization program.

In addition, non-solicitation provisions in the employment agreements also prohibit each named executive officer for a period of, in the case of Ms. Hill, 9 months, and in the case of each other named executive officer, 18 months following separation from the Company from soliciting, directly or indirectly, any customers, partners, vendors, employees or contractors. Each agreement includes confidentiality provisions and assignment of invention provisions that do not expire following a separation of employment.

Definitions

A named executive officer’s termination by the Company would generally be considered "without cause" unless our Board determined in writing that: there was a willful and continued failure by the named executive officer to substantially perform his or her duties or responsibilities; he or she engaged in willful misconduct or gross negligence with detrimental effect to the Company; he or she was convicted of a felony; he or she materially breached a fiduciary duty to the Company; or he or she materially breached the terms of his or her employment agreement.

Unless the named executive officer has consented to any of the following, his or her decision to terminate his or her employment with the Company would generally be considered "for good reason" (following a failure of the Company to cure the condition) if: he or she was required to relocate more than 50 miles (or to New York City); there was a material adverse change in his or her responsibilities or a material reduction in his or her base compensation; the Company materially breached his or her employment agreement (and such breach was not promptly cured); or the Company failed to obtain the assumption of his or her employment agreement by any successor to the Company. In addition, the failure of the Board to appoint Dr. Peltz as our Chief Executive Officer or re-nominate him as a Board member would generally qualify as "good reason" for Dr. Peltz to terminate his employment with us.

A "change in control" would generally be deemed to have occurred if: as a result of a merger or other reorganization, the Company was not the surviving entity; there was a sale of, or agreement to sell, substantially all of the Company’s assets; any person or group acquires or gains control of more than 50% of the Company’s common stock; or, as a result of or in connection with a contested election of directors, the Company’s current Board members (or their approved nominees) ceased to comprise a majority of the Board.

Overview of Payments—Dr. Peltz

If we terminate Dr. Peltz’s employment without cause or if he terminates his employment with us for good reason, we are obligated to: pay Dr. Peltz a lump sum amount equal to his base salary for 18 months; extend the exercise period of certain of his option awards, subject to specified limitations; and, to the extent allowed by applicable law and the applicable plan documents, continue to provide him and certain of his dependents with group health insurance for a period of up to 18 months.

If we terminate Dr. Peltz’s employment without cause or if he terminates his employment with us for good reason, in each case within six months prior to or 18 months following a change in control, we are obligated to: pay Dr. Peltz a lump sum amount equal to his base salary for 24 months; accelerate in full the vesting of all of his outstanding equity awards; extend the exercise period of certain of his option awards, subject to specified limitations; pay Dr. Peltz his annual cash incentive award at target for the year in which he is terminated; and, to the extent allowed by applicable law and the applicable plan documents, continue to provide him and certain of his dependents with group health insurance for a period of up to 24 months.

All stock option awards granted since our initial public offering are "double-trigger" awards that require both a change in control and a termination of employment before vesting is accelerated.

In order to transition Dr. Peltz’s responsibilities as our Chief Executive Officer to any successor, his employment agreement provides that we will retain his services as a consultant for up to 24 months, at his per-diem base salary rate immediately before termination of his employment, if under any circumstances we terminate Dr. Peltz’s employment without cause or if Dr. Peltz terminates his employment with us for good reason. In addition, subject to specified limitations, Dr. Peltz will be permitted to continue to purchase coverage under our group health insurance plan following the expiration of any benefits continuation provided by us as described above until such time as he is eligible for Medicare.

Overview of Payments—Other Named Executive Officers

For our named executive officers, other than Dr. Peltz, if we terminate the named executive officer’s employment without cause or if such executive terminates his or her employment with us for good reason, we are obligated to: pay such named executive officer’s base salary for a period of 12 months and, to the extent allowed by applicable law and the applicable plan documents, continue to provide to such executive and certain of his or her dependents with group health insurance for a period of up to 12 months.

If we terminate any named executive officer’s employment without cause or if such named executive officer terminates his or her employment with us for good reason, in each case within three months prior to or 12 months following a change in control, we are obligated to: pay the named executive officer a lump sum amount equal to his or her base salary for 12 months; to the extent allowed by applicable law and the applicable plan documents, continue to provide to such named executive officer and certain of his or her dependents with group health insurance for a period of up to 12 months; accelerate in full the vesting of all outstanding equity awards held by such named executive officer; and pay each such named executive officer his or her annual cash incentive award at target for the year in which he or she is terminated.

Taxation

To the extent that any severance or other compensation payment to any of our named executive officers pursuant to an employment agreement or any other agreement constitutes an "excess parachute payment" within the meaning of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, or the Code, then such named executive officer will receive the full amount of such severance and other payments, or a reduced amount intended to avoid the application of Sections 280G and 4999 of the Code, whichever provides the executive with the highest amount on an after-tax basis.

Potential Payments upon Termination or Change in Control Table (2021)

The following table summarizes the potential payments to each named executive officer under various termination events, assuming a hypothetical termination on December 31, 2021.

	Termination by PTC	Termination in
	without "Cause" or	connection with a
	by Executive with	"Change in
Name	"Good Reason"	Control"
Stuart W. Peltz
Cash Severance	$1,158,750	$2,124,375
Continued Health Coverage(1)	$31,242	$41,656
Stock Option Acceleration(2)	$—	$1,211,257
Restricted Stock Acceleration(3)	$—	$2,085,101
Total	$1,189,992	$5,462,389
Emily Hill
Cash Severance	$494,000	$716,300
Continued Health Coverage(1)	$28,429	$28,429
Stock Option Acceleration(2)	$—	$64,236
Restricted Stock Acceleration(3)	$—	$804,287
Total	$522,429	$1,613,252
Neil Almstead
Cash Severance	$499,000	$723,550
Continued Health Coverage(1)	$22,832	$22,832
Stock Option Acceleration(2)	$—	$368,932
Restricted Stock Acceleration(3)	$—	$710,966
Total	$521,832	$1,826,280
Mark E. Boulding
Cash Severance	$506,400	$734,280
Continued Health Coverage(1)	$28,801	$28,801
Stock Option Acceleration(2)	$—	$368,932
Restricted Stock Acceleration(3)	$—	$710,966
Total	$535,201	$1,842,979
Eric Pauwels
Cash Severance	$504,700	$731,815
Continued Health Coverage(1)	$29,717	$29,717
Stock Option Acceleration(2)	$—	$118,064
Restricted Stock Acceleration(3)	$—	$1,031,716
Total	$534,417	$1,911,312

(1)	Represents the COBRA premium for continued health care coverage for each named executive officer and their dependents that would be paid by the Company based on rates in effect January 1, 2022.
(2)	Represents the aggregate value of the accelerated vesting of stock option awards, calculated by multiplying the difference between the closing price of PTC common stock on December 31, 2021 ($39.83) and the stock option exercise price by the number of stock options subject to accelerated vesting. All unvested stock option awards are "double-trigger" awards that require both a change in control and a termination of employment before vesting is accelerated.
(3)	Represents the aggregate value of the accelerated vesting of restricted stock awards, calculated by multiplying the closing price of PTC common stock on December 31, 2021 ($39.83) by the number of shares subject to accelerated vesting.

Pay Ratio Disclosure

As required by the Dodd-Frank Act and SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Dr. Peltz, our Chief Executive Officer:

For our fiscal year ended December 31, 2021:

●	The median of the 2021 annual total compensation of all employees (other than our Chief Executive Officer) was $243,357; and
●	The 2021 annual total compensation of our Chief Executive Officer, as reported in the 2021 Summary Compensation Table included elsewhere in this proxy statement, was $11,022,323.

Based on this information the pay ratio of the annual total compensation of Dr. Peltz to the median of the annual total compensation of our employees was approximately 45.3:1.

We believe the above pay ratio is appropriately viewed as a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. To identify the median of the annual compensation of our employees, we reviewed the base salary, on an annualized basis, in U.S. dollars, for all of our employees as of December 31, 2021, for the period from January 1, 2021 through December 31, 2021. As of December 31, 2021, we had 1,177 employees worldwide. No cost-of-living adjustment or other adjustments were made and exclusions for non-U.S. employees were not utilized in determining our median employee with the exception of converting base salaries into U.S. dollars with respect to our international employees. Once we identified our "median employee," using the methodology described above, we determined that employee's annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for purposes of calculating the required pay ratio.

EQUITY COMPENSATION PLAN INFORMATION

Since the closing of our initial public offering in June 2013, we have granted awards to eligible participants under our 2013 Long-Term Incentive Plan. In addition, from time to time, the Compensation Committee grants inducement equity awards to individuals as an inducement material to the individual’s entry into employment with us within the meaning of Nasdaq Listing Rules, which, since January 2020, have been granted pursuant to our 2020 Inducement Stock Incentive Plan, as amended.

Prior to the closing of our initial public offering in June 2013, we granted awards to eligible participants under the 1998 employee, director and consultant stock option plan, as amended and restated, or the 1998 plan, the 2009 equity and long-term incentive plan, as amended, or the 2009 plan, and the 2013 stock incentive plan. Awards granted under the 2009 plan and the 2013 stock incentive plan prior to our initial public offering remain outstanding under the applicable plan. Any shares of common stock subject to awards under these plans that expire, terminate or are otherwise surrendered, canceled, forfeited or without having been fully exercised or resulting in any common stock being issued will be available for grant under the 2013 Long-Term Incentive Plan up to a specified number of shares. Following stockholder approval at our 2016 annual meeting, we adopted the ESPP, and following stockholder approval at our 2021 annual meeting, the ESPP was amended to increase the number of shares available for issuance thereunder to 2,000,000 shares our common stock.

The following table sets forth information as of December 31, 2021 with respect to compensation plans under which shares of our common stock are authorized for issuance:

			Number of shares
			remaining available
			for future issuance
	Number of shares		under equity
	to be issued		compensation plans
	upon exercise	Weighted-average	(excluding shares
	of outstanding	exercise price of	reflected in the first
Plan Category	options	outstanding options (1)	column)
Equity compensation plans approved by security holders	7,562,151	$31.43	995,368	(2)
Equity compensation plans not approved by security holders	3,210,431	$12.23	n/a	(3)
Total	10,772,582	$43.66	995,368

(1)	Restricted stock units granted under our compensation plans do not require payment by the recipient at the time of vesting. As such, the weighted-average exercise price does not take these awards into account.
(2)	Reflects, as of December 31, 2021, the total number of shares of our common stock available for issuance under the 2013 Long-Term Incentive Plan (995,368 shares) and ESPP (1,192,566 shares). Immediately prior to our initial public offering, all shares remaining available for future issuance under the 2009 plan and the 2013 stock incentive plan became available for future issuance under the 2013 Long-Term Incentive Plan. In August 2008, the 1998 plan expired and since then no further grants of stock options have been made under this plan. All shares available to grant under the 1998 plan automatically transferred to the 2009 plan at that time. Our 2013 Long-Term Incentive Plan contains an "evergreen" provision, which allows for an annual increase in the number of shares of our common stock available for issuance under the plan on the first day of each fiscal year. The annual increase in the number of shares is equal to the lowest of: (i) 2,500,000 shares of our common stock; (ii) 4% of the number of shares of our common stock outstanding on the first day of the fiscal year; and (iii) an amount determined by our Board. On January 1, 2022, 2,500,000 shares of our common stock were added to the 2013 Long-Term Incentive Plan pursuant to this provision.
(3)	Represents option awards or restricted stock units granted to individuals as an inducement material to the individual’s entry into employment with us. Each such grant was approved by our Compensation Committee and disclosed in a press release. Under applicable Nasdaq Listing Rules, inducement grants are not subject to security holder approval. Since January 2020, inducement grants have been granted pursuant to our 2020 Inducement Stock Incentive Plan, as amended.

The terms of each inducement grant option award are materially consistent with the terms of awards made under our 2013 Long-Term Incentive Plan. Inducement grant stock options vest over four years, with 25% of the shares underlying the option vesting on the one-year anniversary of the new hire’s employment date and an additional 6.25% of the original number of shares underlying the option vesting at the end of each successive three-month period thereafter. Inducement option awards have an exercise price equal to the closing price of PTC’s common stock on the date of the grant. Inducement grant restricted stock units vest over four years, with 25% of the shares underlying the restricted stock unit vesting on the each anniversary of the new hire’s employment date. The date of grant is the later of the date our Compensation Committee approves the awards or the applicable employee’s pre-scheduled new hire start date.

2021 DIRECTOR COMPENSATION

The following table sets forth information regarding compensation awarded to, earned by or paid to our directors, other than Dr. Peltz, during 2021:

	Fees earned or	Option	Stock	All other
	paid in cash	awards	awards	compensation		Total
Name	($)	($)(1)	($)(1)	($)		($)
Michael Schmertzler	$83,000	$938,000	$219,417	$—		$1,240,417
Allan Jacobson, Ph.D.	50,000	469,000	109,709	92,500	(2)	721,209
Stephanie S. Okey, M.S.	55,000	469,000	109,709	—		633,709
Emma Reeve	75,000	469,000	109,709	—		653,709
David Southwell	72,000	469,000	109,709	—		650,709
Glenn D. Steele, Jr., M.D., Ph.D.	60,000	469,000	109,709	—		638,709
Dawn Svoronos	62,000	469,000	109,709	—		640,709
Jerome Zeldis, M.D., Ph.D.	55,000	469,000	109,709	—		633,709
Mary Smith*	30,659	471,853	112,228	—		614,740

* Ms. Smith commenced her service on the Board of Directors on June 8, 2021.

(1)	These amounts do not represent the actual value realized by the directors during the respective year. The amounts reported in the "Option awards" and “Stock awards” column reflect the full grant date fair value of stock options and restricted stock units awarded during 2021 computed in accordance with the provisions of FASB ASC Topic 718.

The stock option values were calculated using the Black-Scholes option pricing model. See Notes 2 and 11 to our audited financial statements for the fiscal year ended December 31, 2021, included in our 2021 Form 10-K for the fiscal year ended December 31, 2021 for information regarding assumptions underlying the valuation of equity awards.

At December 31, 2021, the aggregate number of shares of our common stock subject to each non-employee director’s outstanding option awards were as follows: Mr. Schmertzler—188,276; Dr. Jacobson—117,083; Ms. Okey—49,167; Ms. Reeve—46,167; Ms. Smith—15,834; Mr. Southwell—82,110; Dr. Steele—92,000; Ms. Svoronos—80,000 and Dr. Zeldis—104,000.

At December 31, 2021, the aggregate number of each non-employee director’s unvested restricted stock units were as follows: Mr. Schmertzler—1,925; Dr. Jacobson—963; Ms. Okey—963; Ms. Reeve—963; Ms. Smith—2,613; Mr. Southwell—963; Dr. Steele—963; Ms. Svoronos—963 and Dr. Zeldis—963.

(2)	Represents fees received by Dr. Jacobson in connection with his service as chair of our scientific advisory board during the fiscal year ended December 31, 2021.

Narrative to 2021 Director Compensation Table

During 2021, our non-employee directors were compensated for their service as directors, including as members of the various committees of our Board, as follows:

●	an annual retainer for board service of $50,000;
●	an annual option grant to purchase 10,000 shares of our common stock, which vests over one year in twelve equal monthly installments, commencing on February 6, 2021;

●	a grant of 1,650 restricted stock units that vest over one year, with five-twelfths (5/12) of the shares underlying the restricted stock units vesting on June 8, 2021 and the remaining seven-twelfths (7/12) of the shares vesting on January 6, 2022;
●	for our Chair of the Board, an additional annual option grant to purchase 10,000 shares of our common stock, which vests over one year in twelve equal monthly installments, commencing on February 6, 2021 and an additional grant of 1,650 restricted stock units that vest over one year, with five-twelfths (5/12) of the shares underlying the restricted stock units vesting on June 8, 2021 and the remaining seven-twelfths (7/12) of the shares vesting on January 6, 2022;
●	for members of our Audit Committee, an additional annual retainer of $12,000 ($25,000 for the Chair);
●	for members of our Compensation Committee, an additional annual retainer of $10,000 ($20,000 for the Chair);
●	for members of our Nominating and Corporate Governance Committee, an additional annual retainer of $5,000 ($13,000 for the Chair); and
●	for members of any ad hoc committee established by the Board, an additional retainer of $7,500 ($11,250 for the Chair); in 2021, no fees were paid for an ad hoc committee.

In connection with her election to the Board on June 8, 2021, Ms. Smith was granted (i) an “initial director option grant” of 10,000 options to purchase shares of our common stock, which vests over three years in 36 approximately equal monthly installments, commencing on July 8, 2021, (ii) an “initial director restricted stock unit grant” of 1,650 restricted stock units that vests over three years, in three approximately equal annual installments, commencing on June 8, 2022, (iii) an "annual director option grant", pro-rated for the remainder of 2021, of 5,834 stock options to purchase shares of our common stock, which vested over seven months in seven approximately equal monthly installments, commencing on July 6, 2021 and (iv) an “annual director restricted stock unit grant”, pro-rated from the remainder of 2021, of 963 restricted stock units, which vested on January 6, 2022.

Our Compensation Committee periodically reviews the compensation we pay our non-employee directors, with input from our independent compensation consultant. Our Compensation Committee compares our board compensation to compensation paid to non-employee directors of our peer group companies to ensure that our board compensation is reasonable and competitive. Our Compensation Committee also considers the responsibilities we ask of our Board members and those that hold Board leadership roles, along with the amount of time required to perform those responsibilities. During 2020, our Compensation Committee, with the assistance of FW Cook, performed a review of director compensation. Following this review, in December 2020, the Compensation Committee recommended, and our Board determined, to keep the director compensation program the same for 2021 as in 2020, with the exception of a $5,000 increase in the Scientific Advisory Board Chair retainer determined in June 2021 (from $90,000 to $95,000). Our higher stock price at the time of the 2021 annual grant compared to the 2020 annual grant makes the grant values appear higher for 2021 compared to 2020, despite no increases to the number of shares granted. Option awards provided to our non-employee directors in January 2021 had an exercise price of $66.49 and are not providing any in-the-money value as of the date hereof as a result of the current lower stock price. Additionally, our Chair of the Board’s equity compensation grant value for 2022 is 29% less than such compensation in 2021.

The stock options granted to our non-employee directors have an exercise price equal to the closing price of PTC’s common stock on the date of grant and expire ten years after the date of grant. Vesting of the option and restricted stock unit grants are subject to the director’s continued service to us.

Each member of our Board is also entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee on which he or she serves.

PROPOSAL 4: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Our Compensation Discussion and Analysis, which appears earlier in this proxy statement on page 49, describes our executive compensation program and the compensation decisions that our Compensation Committee made with respect to the 2021 compensation of our named executive officers (listed in the Summary Compensation Table). As required pursuant to Section 14A of the Exchange Act, our Board of Directors is asking that stockholders cast a non-binding, advisory vote FOR the following resolution:

"RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program. As an advisory vote, this proposal is not binding. The outcome of this advisory vote will neither overrule any decision nor create or imply any change to the fiduciary duties of the Company or the Board (or any committee thereof). However, our Board and our Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Our Board has adopted a policy to hold a "say-on-pay" advisory vote on an annual basis subject to the outcome of the advisory vote on the frequency of the advisory vote to approve named executive officer compensation described in Proposal 5. As a result, we expect that the next "say-on-pay" advisory vote will be held at our 2023 annual meeting of stockholders.

As described in the Compensation Discussion and Analysis, our executive compensation programs are designed to reward executives based on the achievement of Company objectives and individual performance which, as a whole, are intended to drive value creation for stockholders. A significant portion of compensation paid to our named executive officers is allocated to annual cash and long-term equity incentives which are directly linked to Company and/or stock price performance. In 2021, 93.0% and 88.5%, respectively, of our Chief Executive Officer’s and other named executive officers’ primary compensation elements (base salary, annual cash incentive at target, and annual equity award) were variable based on our performance and/or our stock price. For these reasons, our Board is asking that stockholders support this proposal.

Our Board Recommends that You Vote "FOR" the Advisory Vote to Approve Named Executive Officer Compensation.

PROPOSAL 5: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required pursuant to Section 14A of the Exchange Act, our Board of Directors is asking that stockholders cast a non-binding, advisory vote on how frequently we should have say-on-pay votes, such as Proposal 4 above, in the future. You can vote to hold say-on-pay votes every one, two or three years, or you can abstain from voting.

After careful consideration, our Board believes that a say-on-pay vote should be held every year and, therefore, our Board recommends that you vote for a frequency of every ONE YEAR for future say-on-pay votes. Our Board believes that say-on-pay votes should be held annually to give stockholders the opportunity to provide regular input on our executive compensation programs. An annual say-on-pay vote is consistent with our policy of reviewing our compensation program annually, as well as our being accountable to our stockholders on corporate governance and executive compensation matters. This vote, like the say-on-pay vote itself, is non-binding. The outcome of this advisory vote will neither overrule any decision nor create or imply any change to the fiduciary duties of the Company or the Board (or any committee thereof). However, our Board and our Compensation Committee will review and consider the voting results when making future decisions in determining how frequently we will present stockholders with a say-on-pay vote.

Our Board Recommends that You Vote for the "ONE YEAR" Option as the Frequency of the Advisory Vote to Approve Named Executive Officer Compensation.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

Director Nominations for Inclusion in Proxy Materials (Proxy Access)

On April 21, 2017, our Board amended our bylaws to implement proxy access. As amended, our bylaws permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to 25% of the Board, provided that the stockholder(s) and the director nominee(s) satisfy the requirements specified in the bylaws.

Eligible stockholders who wish to have a director nominee included in our proxy statement relating to the annual meeting of stockholders to be held in 2023 must deliver a written notice, containing the information specified in our bylaws regarding the stockholder(s) and the proposed nominee(s), to us by March 10, 2023, but not before February 8, 2023, which is not less than 90 days nor more than 120 days prior to the first anniversary of the date of the 2022 Annual Meeting.

However, in the event that the date of the 2023 annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2022 Annual Meeting, we must receive written notice of stockholder proposals no earlier than the 120th day prior to the 2023 annual meeting and not later than the close of business on the later of (A) the 90th day prior to the 2023 annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of the 2023 annual meeting was made, whichever first occurs.

The requirements for a stockholder nomination are more fully set forth in Section 1.12 of our bylaws, and the following summary is qualified by reference to the applicable sections of our bylaws.

Other Stockholder Proposals to be Included in the 2023 Proxy Statement

To be considered for inclusion in the proxy statement relating to the annual meeting of stockholders to be held in 2023, we must receive stockholder proposals no later than December 29, 2022, which is a date no less than 120 calendar days before the anniversary of the date on which our proxy statement is to be released to stockholders in connection with the 2022 Annual Meeting. If the date of the 2023 annual meeting is changed by more than 30 days from the anniversary date of the 2022 Annual Meeting on June 8, 2022, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with the rules and regulations governing the solicitation of proxies.

Stockholder Proposals to be Brought Before the 2023 Annual Meeting (Not Included in the Proxy Statement)

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice of the stockholder’s intention to bring such business before the meeting in proper form.

We must receive written notice of stockholder proposals (including director nominations) intended to be presented at the 2023 annual meeting of stockholders but that will not be included in the proxy statement by March 10, 2023, but not before February 8, 2023, which is not less than 90 days nor more than 120 days prior to the first anniversary of the 2022 Annual Meeting. However, in the event that the date of the 2023 annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2022 Annual Meeting, we must receive written notice of stockholder proposals no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

Any proposals we do not receive in accordance with the above standards will not be voted on at the 2023 annual meeting. The foregoing time limits also apply to determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These rules are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. In addition, stockholders are required to comply with any applicable requirements of the Exchange Act and the rules and regulations thereunder.

The requirements for a stockholder notice are more fully set forth in Sections 1.10 and 1.11 of our bylaws, and the following summary is qualified by reference to the applicable sections of our bylaws.

HOUSEHOLDING OF PROXIES

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, (1) you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials in the future or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our proxy materials, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Associate Director, Investor Relations, PTC Therapeutics, Inc., 100 Corporate Court, South Plainfield, New Jersey 07080 or via e-mail at irpr@ptcbio.com or phone at 908-912-9769.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken during the Annual Meeting. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our Company and our stockholders.

Your vote is important. Please vote your proxy promptly so your shares are represented, even if you plan to virtually attend the Annual Meeting. You may vote by Internet prior to the Annual Meeting, by telephone, by requesting, prior to May 25, 2022, a printed or emailed copy of the proxy materials and using the enclosed proxy card or by voting during the Annual Meeting via the Annual Meeting Website. Your cooperation in giving this your immediate attention will be appreciated.

You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC, except exhibits, without charge upon written request to Vice President, Corporate Communications, PTC Therapeutics, Inc., 100 Corporate Court, South Plainfield, New Jersey 07080.

The Board of Directors of PTC Therapeutics, Inc.

South Plainfield, New Jersey
April 28, 2022

EXHIBIT A

PTC Therapeutics, Inc.

Amended and Restated 2013 Long-Term Incentive Plan

1.Purpose

The purpose of this Amended and Restated 2013 Long-Term Incentive Plan (the “Plan”) of PTC Therapeutics, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” “Award” means Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), Restricted Stock Units (as defined in Section 7) and Other Stock-Based Awards (as defined in Section 8).

3.Administration and Delegation

(a)Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b)Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c)Delegation to Officers. Subject to any requirements of applicable law (including as applicable Sections 152 and 157(c) of the General Corporation Law of the State of Delaware), the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of Awards to be granted by such officers, the maximum number of shares subject to Awards that the officers may grant, and the time period in which such Awards may be granted; and provided further, that no officer shall be authorized to grant such Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act).

(d)Awards to Non-Employee Directors. Awards to non-employee directors will be granted and administered by a Committee, all of the members of which are independent directors as defined by Section 5605(a)(2) of the Nasdaq Marketplace Rules.

4.Stock Available for Awards

(a)Number of Shares; Share Counting.

(1)Authorized Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan (any or all of which Awards may be in the form of Incentive Stock Options, as defined in Section 5(b)) for up to such number of shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) as is equal to the sum of (A) a number of shares of Common Stock (up to 16,724,212 shares) as is equal to the sum of (x) the number of shares of Common Stock issued under the Plan prior to the Restatement Effective Date, (y) the number of shares of Common Stock that remain available for issuance under the Plan immediately prior to the Restatement Effective Date, and (z) the number of shares of Common Stock subject to Awards granted prior to the Restatement Effective Date that are outstanding as of the Restatement Effective Date plus, (B) from and after the Restatement Effective Date, an additional 8,475,000 shares of Common Stock. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2)Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan:

(A)all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan; provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

(B)if any Award expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), is settled in cash or otherwise results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Further, shares of Common Stock delivered (either by actual delivery, attestation or net exercise) to the Company by a Participant to exercise an Award or to satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall be added to the number of shares of Common Stock available for the grant of Awards under the Plan. However, in the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code.

(b)Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards (“Substitute Awards”) in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimit contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

(c)Limit on Awards to Non-Employee Directors. The sum of all cash retainers and the reported value of equity compensation provided to the pool of all incumbent non-employee directors for their Board service in a given year shall not exceed an amount equal to one tenth of one percent (0.1%) of the Company’s weighted average market capitalization for the prior three years (measured on an annual basis) times the number of incumbent non-employee directors.

Notwithstanding the foregoing provision, during their first year of service on the Board, newly-appointed or elected non-employee directors will not be included in the foregoing calculation in the year of their appointment and may receive a combination of cash retainers and equity compensation in connection with their initial appointment or election to the Board of up to two (2) times the average incumbent director compensation.

5.Stock Options

(a)General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(b)Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of PTC Therapeutics, Inc., any of PTC Therapeutics, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c)Exercise Price. The Board shall establish the exercise price of each Option or the formula by which such exercise price will be determined. The exercise price shall be specified in the applicable Option agreement. The exercise price shall be not less than 100% of the Grant Date Fair Market Value (as defined below) of the Common Stock on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Grant Date Fair Market Value on such future date. “Grant Date Fair Market Value” of a share of Common Stock for purposes of the Plan will be determined as follows:

(1)if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or

(2)if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices on the date of grant as reported by an over-the-counter marketplace designated by the Board; or

(3)if the Common Stock is not publicly traded, the Board will determine the Grant Date Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Section 409A of the Code or any successor provision thereto, and the regulations thereunder, except as the Board may expressly determine otherwise.

For any date that is not a trading day, the Grant Date Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, use weighted averages either on a daily basis or such longer period, in each case to the extent permitted by Section 409A of the Code.

The Board shall determine the Grant Date Fair Market Value for purposes of the Plan, and all Awards are conditioned on the Participant’s agreement that the Board’s determination is conclusive and binding even though others might make a different determination.

(d)Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e)Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f)Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)in cash or by check, payable to the order of the Company;

(2)except as may otherwise be provided in the applicable Option agreement or approved by the Board, in its sole discretion, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)to the extent provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value (valued in the manner determined or approved by the Board), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the fair market value of the Common Stock (valued in the manner determined or approved by the Board) on the date of exercise;

(5)to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

(6)by any combination of the above permitted forms of payment.

(g)Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option; (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(b)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current exercise price per share of the canceled option; (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current fair market value of the Common Stock (valued in the manner determined or approved by the Board); or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market or any other exchange or marketplace on which the Company’s stock is listed or traded (the “Exchange”).

(h)No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.

(i)No Dividend Equivalents. No Option shall provide for the payment or accrual of dividend equivalents.

6.Stock Appreciation Rights

(a)General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock (valued in the manner determined or approved by the Board) over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.

(b)Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Grant Date Fair Market Value of the Common Stock on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Grant Date Fair Market Value on such future date.

(c)Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d)Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

(e)Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR; (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(b)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current measurement price per share of the canceled SAR; (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current fair market value of the Common Stock (valued in the manner determined or approved by the Board); or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the Exchange.

(f)No Reload SARs. No SAR granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional SARs in connection with any exercise of the original SAR.

(g)No Dividend Equivalents. No SAR shall provide for the payment or accrual of dividend equivalents.

7.Restricted Stock; Restricted Stock Units

(a)General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b)Terms and Conditions for All Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c)Additional Provisions Relating to Restricted Stock.

(1)Dividends. Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Accrued Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock. No interest will be paid on Accrued Dividends.

(2)Stock Certificates/Issuance. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee) or, alternatively, that such shares be issued in book entry only, in the name of the Participant with appropriate transfer and forfeiture restrictions. At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions (or, to the extent the Restricted Stock was issued in book entry, remove the restrictions) to the Participant or if the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(d)Additional Provisions Relating to Restricted Stock Units.

(1)Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company the number of shares of Common Stock set forth in the applicable Award agreement or (if so provided in the applicable Award agreement) an amount of cash equal to the fair market value (valued in the manner determined or approved by the Board) of one of such number of shares of Common Stock. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant in a manner that complies with Section 409A of the Code.

(2)Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3)Dividend Equivalents. The Award agreement for Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be credited to an account for the Participant and may be settled in cash and/or shares of Common Stock, in each case to the extent provided in the applicable Award agreement. Dividend Equivalents with respect to Restricted Stock Units will be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid. No interest will be paid on Dividend Equivalents.

8.Other Stock-Based Awards

(a)General. Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine.

(b)Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

(c)Dividend Equivalents. The Award agreement for an Other Stock-Based Award may provide Participants with the right to receive Dividend Equivalents. Dividend Equivalents may be credited to an account for the Participant and may be settled in cash and/or shares of Common Stock, in each case to the extent provided in the applicable Award agreement. Dividend Equivalents with respect to Other Stock-Based Awards will be subject to the same restrictions on transfer and forfeitability as the Other Stock-Based Award with respect to which paid. No interest will be paid on Dividend Equivalents.

9.Adjustments for Changes in Common Stock and Certain Other Events

(a)Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules set forth in Section 4(a), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b)Reorganization Events.

(1)Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2)Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(A)In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (i) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that all of the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b)(2), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(B)Notwithstanding the terms of Section 9(b)(2)(A), in the case of outstanding Restricted Stock Units that are subject to Section 409A of the Code: (i) if the applicable Restricted Stock Unit agreement provides that the Restricted Stock Units shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 9(b)(2)(A)(i) and the Restricted Stock Units shall instead be settled in accordance with the terms of the applicable Restricted Stock Unit agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 9(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the Restricted Stock Units pursuant to clause (i) of Section 9(b)(2)(A), then the unvested Restricted Stock Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(C)For purposes of Section 9(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3)Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the

Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

10.General Provisions Applicable to Awards

(a)Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) shall be deemed to restrict a transfer to the Company.

(b)Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d)Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e)Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their fair market value (valued in the manner determined or approved by the Company); provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a fair market value (determined or approved by the Company) that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax (determined or approved by, the Company)) as the Company shall determine to be necessary to satisfy the tax liability associated with any Award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f)Amendment of Award. Subject to Sections 5(g) and 6(e), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 9.

(g)Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h)Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

11.Miscellaneous

(a)No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)No Rights As Stockholder; Clawback. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. In accepting an Award under the Plan granted on or after the Restatement Effective Date, the Participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.

(c)Effective Date and Term of Plan. The Plan originally became effective on June 25, 2013. This amendment and restatement of the Plan shall become effective on the date the Plan is approved by the Company’s stockholders at the 2022 Annual Meeting of Stockholders (the “Restatement Effective Date”). No Awards shall be granted under the Plan after the expiration of 10 years from the Restatement Effective Date, but Awards previously granted may extend beyond that date.

(d)Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) neither Section 5(g) nor Section 6(e) requiring stockholder approval of an Option or SAR repricing may be amended without stockholder approval and (ii) no amendment that would require stockholder approval under the rules of the national securities exchange on which the Company then maintains its primary listing will be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (ii) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

(e)Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f)Compliance with Section 409A of the Code. If and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees to be bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

(g)Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(h)Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

EXHIBIT B

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures:

In this proxy statement, certain non-GAAP financial measures are used. In particular, non-GAAP research and development and non-GAAP selling, general and administrative expenses each exclude non-cash, stock-based compensation expense. These non-GAAP financial measures are provided as a complement to financial measures reported in GAAP because management uses these non-GAAP financial measures when assessing and identifying operational trends. In management's opinion, these non-GAAP financial measures are useful to investors and other users of the Company’s financial statements by providing greater transparency into the historical and projected operating performance of the Company and the Company's future outlook. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. Quantitative reconciliations of the non-GAAP financial measures to their respective closest equivalent GAAP financial measures are included in the table below.

(In thousands)
Twelve Months Ended December 31, 2021
Research and development reconciliation
GAAP research and development	$540,684
Less: Share-based compensation expense	53,632
Non-GAAP research and development	$487,052

Selling, general and administrative reconciliation
GAAP selling, general and administrative	$285,773
Less: Share-based compensation expense	49,881
Non-GAAP selling, general and administrative	$235,892

B-1

VOTE BY INTERNET

Before the 2022 Annual Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 P.M. ET on June 7, 2022 for shares held directly and by 11:59 P.M. ET on June 5, 2022 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your proxy materials and to create an electronic voting instruction form.

During the 2022 Annual Meeting - Go to www.virtualshareholdermeeting.com/PTCT2022

You may attend the meeting via the Internet and vote during the meeting. Have the vote control number printed on your Notice (or your proxy card or voting instruction card) available and follow the Instructions.

PTC THERAPEUTICS, INC. 100 CORPORATE COURT SOUTH PLAINFIELD, NJ 07080-2449

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 7, 2022 for shares held directly and by 11:59 P.M. ET on June 5, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.						DETACH AND RETURN THIS PORTION ONLY
PTC THERAPEUTICS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR each of the following nominees		☐	☐	☐
1.	Election of Four Class III Directors
Nominees:
01) Allan Jacobson, Ph.D. 02) David Southwell 03) Dawn Svoronos 04) Alethia Young

The Board of Directors recommends you vote FOR proposal 2,3 and 4:		For	Against	Abstain
2.	Vote to approve the Company’s Amended and Restated 2013 Long-Term Incentive Plan	☐	☐	☐

3.	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐

4.	Approval on a non-binding, advisory basis, of the Company’s named executive officer compensation as described in the proxy statement.	☐	☐	☐

The Board of Directors recommends you vote “1 YEAR” on proposal 5:		1 Year	2 Years	3 Years	Abstain
5.	Advisory vote on the frequency of the advisory vote to approve named executive officer compensation.	☐	☐	☐	☐

NOTE: To transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.

		Yes	No
Please indicate if you plan to virtually attend this meeting		☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting: The Notice and Proxy Statement and 2021 Annual Report are available at www.proxyvote.com.

PTC THERAPEUTICS, INC. 2022 Annual Meeting of Stockholders June 8, 2022 9:00 a.m., Eastern Time Proxy Solicited by the Board of Directors

The undersigned hereby appoints Stuart W. Peltz and Mark E. Boulding, and each of them, proxies for the undersigned, with full power of substitution, and hereby authorizes them to represent and vote all shares of common stock of PTC Therapeutics, Inc. (the “Company”), that the undersigned may be entitled to vote at the 2022 Annual Meeting of Stockholders of the Company to be held on June 8, 2022 at 9:00 a.m., Eastern Time via live webcast at www.virtualshareholdermeeting.com/PTCT2022 or at any adjournment or postponement thereof, upon the matters set forth on the reverse side and described in the accompanying proxy statement and any other matter that may properly come before the 2022 Annual Meeting of Stockholders of the Company.

This proxy, when properly executed, will be voted as specified herein. If no specification is made, this proxy will be voted FOR the election of each of the director nominees listed under proposal 1 and FOR proposals 2, 3 and 4 and “1 YEAR” on proposal 5 .

If any other matters are voted on at the meeting, this proxy will be voted by the proxies on such matters in their sole discretion.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
Continued and to be signed on reverse side